Exhibit 10.1

EXECUTION COPY

PURCHASE AND SALE AGREEMENT

BY AND AMONG

ANDREW CORPORATION,

ANDREW CANADA INC.,

ANDREW LIMITED,

ANDREW HOLDINGS (GERMANY) GMBH

AND

ASC SIGNAL CORPORATION

DATED AS OF NOVEMBER 5, 2007

SALE OF

ANDREW SATELLITE

COMMUNICATIONS GROUP

i

v

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT is made as of the 5th day of November, 2007, by and among ASC Signal Corporation, a corporation incorporated under the laws of Delaware (the “Purchaser”), Andrew Corporation, a Delaware corporation (“Andrew”), Andrew Canada Inc., Andrew Limited, Andrew Holdings (Germany) GmbH, (each a “Seller”, and collectively with Andrew, the “Sellers”).  Certain capitalized terms used herein are defined in Article I.

W I T N E S S E T H:

WHEREAS, the Purchaser desires to purchase from the Sellers, and the Sellers desire to sell to the Purchaser, all of the capital stock of or other ownership interests in Skyware (as defined below) and certain assets used in the conduct of the Business (as defined below) by the Sellers, and the Purchaser desires to assume from the Sellers, and the Sellers desire to assign to the Purchaser, certain obligations and liabilities relating to the Business, all upon the terms and subject to the conditions contained herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, the Purchaser and the Sellers hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1           Definitions.  The following terms shall have the following meanings for the purposes of this Agreement:

“Accounting Firm” shall have the meaning set forth in Section 3.2(c).

“Accounts Payable” shall mean obligations and liabilities with respect to accounts payable of the Business as of the Closing.

“Accounts Receivable” shall mean all trade receivables (excluding any receivables relating to any Benefit Plan that are assumed by the Purchaser under Article XI) owned by the Sellers to the extent arising out of or from the operation of the Business.

“Accrued Vacation Payment” shall have the meaning set forth in Section 11.8.

“Affiliate” shall mean, with respect to any specified Person, any other Person which, directly or indirectly, controls, is under common control with, or is controlled by, such specified Person.  The term “control” as used in the preceding sentence means, with respect to a corporation, the right to exercise, directly or indirectly, more than twenty-five percent (25%) of the voting rights attributable to the shares of such corporation, or with respect to any Person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person; provided, however, that PCT International, Inc. shall not be considered an

“Affiliate” of either Andrew or the Sellers.

“Agreement” shall mean this Purchase and Sale Agreement, including all Exhibits and Schedules hereto, as it may be amended, modified or supplemented from time to time in accordance with its terms.

“Allocation Schedule” shall have the meaning set forth in Section 3.3.

“Andrew” shall have the meaning set forth in the Preamble.

“Andrew DC Plan” shall have the meaning set forth in Section 11.10(b).

“Andrew DPSP” shall have the meaning set forth in Section 11.10(b).

“Andrew 401(k) Plan” shall have the meaning set forth in Section 11.10(a).

“Andrew Guarantee” shall mean any guarantee, indemnity, performance bond, letter of credit, deposit or other security or contingent obligation in the nature of a financial obligation, including letters of comfort or support, entered into or granted by the Sellers or any Affiliate of the Sellers in relation to or arising out of any obligations or liabilities of the Sellers in connection with the Business.

“Andrew Name” shall mean the business name, brand name, trade name, trademark, service mark, and domain name “Andrew,” any business name, brand name, trade name, trademark, service mark and domain name that includes the word “Andrew,” any portion thereof, any and all other derivatives thereof and the Andrew logo.

“Appraisal Report” shall have the meaning set forth in Section 6.11(c)(ii).

“Appraised Value” means the fair market value of a Minor Competing Business as finally determined in accordance with the provisions of Section 6.11(c)(ii).  The fair market value shall be determined on the basis of the entire enterprise value of such Minor Competing Business, in a sale conducted by a nationally recognized investment banking firm.

“Appraiser” means either the First Appraiser or Second Appraiser; provided that, in each case, the Appraiser shall be an individual or qualified representative of a firm that is independent of the Purchaser, Andrew and the Sellers and their respective Affiliates, and that regularly engages, as a primary occupation, in the professional appraisal of businesses or business interests.

“Assets” shall mean the assets described in Section 2.1, the Transferable Permits, the Purchased Contracts and the Deferred Transaction Assets (to be delivered on the Deferred Transaction Date), but excluding the Excluded Assets.

“Assignment and Assumption Agreement” shall mean the assignment and assumption agreement substantially in the form set forth in Exhibit A.

“Assumed Obligations” shall have the meaning set forth in Section 2.6.

“Balance Sheet Date” shall have the meaning set forth in Section 4.4(a).

“Benefit and Environmental Warranty” shall mean a representation or warranty in Section 4.14 or 4.17.

“Benefit Plans” shall have the meaning set forth in Section 4.14(a).

“Bill of Sale” shall mean the bill of sale substantially in the form set forth in Exhibit B.

“Brownsville Spin Lathe” shall have the meaning set forth in Section 6.17.

“Bulk Sales Laws” shall have the meaning set forth in Section 13.15.

“Business” shall mean the business as conducted by the Sellers or Skyware prior to the date hereof of designing, developing, manufacturing, marketing and selling terrestrial satellite antennas and related active electronic subsystems.

“Business Confidential Information” shall mean any proprietary, non-public information that is related to the Business or the Assets including information contained in the Transferred Intellectual Property and the Skyware IP, subject to the following exceptions:  (i) information that is or becomes generally available to the public through no action by Sellers or their respective representatives; (ii) information that is required by applicable Law to be disclosed or is disclosed in response to a valid Order, but only to the extent required by, and for the purposes of, such Law or Order; and (iii) information that is independently developed by or on behalf of the Sellers or their Affiliates without relying on or use of any proprietary, non-public information related to the Business or the Assets.

“Business Day” shall mean any day of the year other than (a) any Saturday or Sunday or (b) any other day on which banks located in Chicago, Illinois are authorized or required to be closed for business.

“Business Material Adverse Effect” shall mean an effect on the business, operations, results of operations or financial condition of the Business as a whole which is, or would reasonably be expected to be, material and adverse, excluding effects directly or indirectly resulting from or related to (a) matters generally affecting the economy of the United States of America and/or any country in which the Business sells products or services, including changes in interest rates or financial markets, to the extent not affecting the Business in a materially disproportionate way compared to other businesses in the telecommunications equipment industry, (b) general industry developments, including any prospective change arising out of any proposed or adopted legislation, or any other proposal or enactment by any Governmental Authority, to the extent not affecting the Business in a materially disproportionate way compared to other businesses operating in the telecommunications equipment industry, (c) conditions or effects resulting from the announcement of this Agreement (including any loss, diminution or disruption, whether actual or threatened, of existing or prospective customer, distributor, supplier or employment relationships resulting from such announcement), (d) acts of war, military action or any act of terrorism, including any escalation thereof, or (e) changes in generally accepted accounting principles or requirements.

“Business Portion” shall have the meaning set forth in Section 2.4(c).

“Business Reference Financials” shall have the meaning set forth in Section 4.4(a).

“Calculation Principles” shall mean the accounting principles set forth on Schedule 1.1A, as applied on a consistent basis by the Sellers.

“Canadian Vacation Policy” shall have the meaning set forth in Section 11.8.

“Cap” shall have the meaning set forth in Section 12.4(b).

“Cash Payment” shall have the meaning set forth in Section 3.1(a)(i).

“Closing” shall mean the consummation of the transactions contemplated herein in accordance with Article IX.

“Closing Date” shall mean the date on which the Closing occurs or is to occur.

“Closing Statement” shall have the meaning set forth in Section 3.2(a).

“Closing Warranty Accruals Statement” shall mean a statement delivered by Andrew to Purchaser two Business Days prior to the Closing setting forth Andrew’s good faith estimate of the warranty accruals of the Business as of the Closing Date.

“COBRA” shall mean all continuation group health coverage in accordance with the provisions of Section 4980B or Part 6 of Subtitle B of Title 1 of ERISA.

“Code” shall mean the United States Internal Revenue Code of 1986 and any successor statute, as amended from time to time, in effect as of the date hereof.

“Commitment Letter” shall have the meaning set forth in Section 6.18.

“Confidentiality Agreement” shall mean the confidentiality agreement dated as of March 7, 2007, between Andrew and the Purchaser.

“Confidential Information” shall mean any proprietary, non-public information that is related to the Other Andrew Businesses including information contained in Intellectual Property of the Other Andrew Businesses, subject to the following exceptions:  (i) information that is or becomes generally available to the public through no action by Purchaser or its representatives; (ii) information that is required by applicable Law to be disclosed or is disclosed in response to a valid Order, but only to the extent required by, and for the purposes of, such Law or Order; and (iii) information that is independently developed by or on behalf of the Purchaser or its Affiliates without relying on or use of any proprietary, non-public information related to any Other Andrew Business.

“Consent” shall mean a consent, authorization or approval of a Person, a filing or registration with, or notice to a Person.

“Contract” shall mean a contract, lease, license, sales order, purchase order, agreement, indenture, mortgage, note, bond, warrant, instrument or other agreement, arrangement, understanding or commitment that is binding on a Person or its property.

“Cumulative EBITDA” shall have the meaning set forth in Section 3.4(a)(i).

“Current Employee” shall mean any Person who is employed by any Seller or any Affiliate of any Seller (other than Skyware) immediately prior to the Closing Date primarily in connection with the Business, including any such Person on leave of absence, maternity, pregnancy, parental, or paternity leave, family medical leave, vacation, sick leave, short term or long term disability, workers compensation (or workplace safety and insurance), military leave, jury duty or bereavement leave.

“Current Canadian Employees” shall mean a Current Employee employed at a location of the Sellers in Canada.

“Current Other Employee” shall mean a Current Employee who is not a Current Canadian Employee, Current UK Employee, Current US Employee or Skyware Employee.

“Current UK Employees” shall mean a Current Employee employed at a location of the Sellers in the United Kingdom, other than the UK Skyware Employees.

“Current US Employee” shall mean a Current Employee employed at a location of the Sellers in the United States.

“Deferred Transaction Assets” shall mean (i) the equipment, machinery, furniture, tools, spare parts, computer hardware, molds, dies, cranes, fixtures, compressors, vehicles, supplies and other items of tangible personal property which are owned by any  Seller and held for use in, primarily used in, or related primarily to, the conduct of the Business in the Reynosa, Mexico facility, in each case, as of the Closing Date and as set forth on the Schedule of Deferred Equipment, and (ii) an amount of supplies, materials and other inventories of raw materials, works-in-progress and finished goods to be used in the Business equal to the book value (in each case, calculated in accordance with the Calculation Principles) of the Inventory located at the Reynosa, Mexico facility as of the Closing Date.

“Deferred Transaction Date” shall have the meaning set forth in Section 6.14.

“Dollars” or numbers preceded by the symbol “$” shall mean amounts in United States Dollars.

“Early Termination Notice” shall have the meaning set forth in Section 6.19(b).

“Earnout Dispute Notice” shall have the meaning set forth in Section 3.4(b)(ii).

“Earnout Payment” shall have the meaning set forth in Section 3.4(c).

“Earnout Period” shall have the meaning set forth in Section 3.4(a)(i).

“Earnout Statement” shall have the meaning set forth in Section 3.4(a)(i).

“Earnout Update” shall have the meaning set forth in Section 3.4(a)(ii).

“EBITDA” means the Purchaser’s and Skyware’s combined net income (determined in accordance with GAAP consistent with the Purchaser’s standard accounting practices as applied on a consistent basis), excluding any extraordinary gains or losses, and increased by the amounts (determined in accordance with GAAP consistent with the Purchaser’s standard accounting practices as applied on a consistent basis) incurred for interest, income Taxes, depreciation, amortization of any intangible assets, amortization of financing or related fees, management or other fees paid to Resilience Management Inc. or its Affiliates, management and professional fees and expenses incurred in connection with acquisitions or attempted acquisitions by the Purchaser or Skyware after the Closing Date, but only to the extent that such items were deducted in computing the Purchaser’s and Skyware’s combined net income.

“EBITDA Target Amount” shall have the meaning set forth in Section 3.4(c).

“Employees” shall mean, collectively, Current Employees, Former Employees and Skyware Employees.

“Employee Liability Information” has the meaning set out in Regulation 11 of the TUPE Regulations.

“Enforceability Limitations” shall mean limitations on enforcement and other remedies imposed by or arising under or in connection with applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws affecting creditors’ rights generally from time to time in effect or general principles of equity (including concepts of materiality, reasonableness, good faith and fair dealing with respect to those jurisdictions that recognize such concepts).

“Environment” shall mean soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata, ambient air, indoor air or indoor air quality.

“Environmental Law” shall mean any Law that imposes liability or standards of conduct concerning, or is designed to regulate the condition of or protect the Environment or human health and safety including Laws relating to the generation, treatment, storage, disposal, cleanup, transport, distribution, use or handling of any Hazardous Substance.

“Environmental Liability” shall mean any Loss, Proceeding, responsibility or other liability (a) arising out of any Environmental Law and resulting from (i) any condition of the Assets to the extent existing or occurring prior to the Closing Date, or (ii) the ownership or operation of the Business (including by any former owner or operator thereof) or the Assets prior to the Closing Date (or any assets previously owned or operated in connection with the Business), (b) arising out of any (i) personal injury or property damage related to an exposure to Hazardous Substances that occurred prior to the Closing Date and that resulted from any Release existing or occurring during the ownership or operation of the Business or the Assets prior to the

Closing Date or (ii) investigation, remediation, natural resources damages or other response actions arising from any Release existing or occurring during the ownership or operation of the Business or the Assets prior to the Closing Date (or any assets previously owned or operated in connection with the Business) or (c) arising out of any Release of Hazardous Substances, from, at or to any off-site location that occurred prior to the Closing Date and that resulted from the ownership or operation of the Business or the Assets prior to the Closing Date (or any assets previously owned or operated in connection with the Business) or arising out of any Seller’s arrangement for disposal of Hazardous Substances at any off-site location prior the Closing Date.

“Environmental Permit” shall mean any Permit required by or pursuant to any applicable Environmental Law.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, with respect to any Person, any corporation, trade or business which, together with such Person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of section 414 of the Code.

“ETA” shall have the meaning set forth in Section 6.10(h).

“Excluded Assets” shall have the meaning set forth in Section 2.5.

“Executory Contract” shall mean a Contract related to the Business that has any material obligation on the part of the Sellers or Skyware remaining unperformed thereunder, excluding any Contract having as its sole remaining obligations warranty and/or confidentiality obligations entered into in the ordinary course of business that have not expired.

“Existing Products” shall have the meaning set forth in Section 3.4(a)(iii).

“Final Deferred Assets Value” shall have the meaning set forth in Section 3.1(e).

“Financial Statements” shall have the meaning set forth in Section 4.4(a).

“First Appraiser” shall have the meaning set forth in Section 6.11(c)(ii).

“First Seller Promissory Note” shall mean the promissory note to be issued by the Purchaser to Andrew on the Closing Date in an amount equal to $2.5 million, in the form attached as Exhibit I-1.

“Former Employee” shall mean any Person who is not employed by any Seller or any Affiliate of any Seller immediately prior to the Closing Date and who was formerly, but is not as of the Closing Date, an employee of any Seller or any Affiliate of any Seller primarily in connection with the Business.

“GAAP” shall mean the United States generally accepted accounting principles.

“Garner Lease” shall mean the Lease Agreement dated August 19, 2005, between Greenfield North Two, LLC, as landlord, and Andrew, as tenant, as amended by that First Amendment to Lease Agreement dated August 31, 2005 and further amended by that Second Amendment to Lease Agreement dated January 24, 2006.

“Garner Property” shall mean the building and property located at 600 North Greenfield Parkway, Garner, NC 27529, which is subject to the terms and obligations under the Garner Lease.

“German Skyware Employees” shall mean those Skyware Employees employed in Germany.

“Governmental Authority” shall mean any Federal, state, provincial, local or foreign government or subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any Federal, state, provincial, local or foreign government.

“Governmental Consent” shall mean the Consents of Governmental Authorities set forth on Schedule 4.3(a).

“GST” shall have the meaning set forth in Section 6.10(h).

“Hazardous Substance” shall mean any waste, material or substance, that is defined or listed as hazardous or toxic or as a pollutant or contaminant (or a word of similar import), or otherwise regulated, controlled or which could give rise to Liability under any applicable Environmental Law, including any petroleum product or byproduct, asbestos or asbestos-containing materials, radiation and radioactive materials, leaded paints, toxic mold and other harmful biological agents and polychlorinated biphenyls.

“Indebtedness” of any Person means:  either (a) any liability of any Person (i) for borrowed money (including the current portion thereof), or (ii) under any reimbursement obligation relating to a letter of credit, bankers’ acceptance or note purchase facility, or (iii) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation), or (iv) for the payment of money relating to a lease that is required to be classified as a capitalized lease obligation in accordance with GAAP, other than the Transferred Personal Property Leases, or (v) for all or any part of the deferred purchase price of property or services (other than trade payables), including any “earnout” or similar payments or noncompete payments or (vi) under interest rate swap, hedging or similar agreements, or (b) any liability of others described in the preceding clause (a) that such Person has guaranteed, that is recourse to such Person or any of its assets or that is otherwise its legal liability or that is secured in whole or in part by the assets of such Person.  For purposes of this Agreement, Indebtedness includes (A) any and all accrued interest, success fees, prepayment premiums, make whole premiums or penalties, and fees or expenses actually incurred (including attorneys’ fees) associated with the prepayment of any Indebtedness and (B) any and all amounts owed by the Sellers to any Affiliate of the Sellers.

“Indemnified Person” shall mean the Person or Persons entitled to, or claiming a right to, indemnification under Article XII.

“Indemnifying Person” shall mean the Person or Persons claimed by the Indemnified Person to be obligated to provide indemnification under Article XII.

“Information and Records” shall have the meaning set forth in Section 2.1(d).

“Initial Deferred Assets Value” shall have the meaning set forth in Section 3.1(e).

“Intellectual Property” shall mean intellectual property rights, whether protected, created or arising under the Laws of the United States or any other jurisdiction anywhere in the world, including:

(a)           patent registrations and applications, including any continuations, continuations-in-part, divisionals, reexaminations, or reissues or any equivalent or counterpart thereof;

(b)           registrations of and applications for trade names, trademarks, service names and service marks, including any renewals or extensions or any equivalent or counterpart thereof; and

(c)           Technology (which includes, inter alia, copyright registrations and applications and domain names).

“Inventory” shall mean all supplies, materials and other inventories of raw materials, works-in-progress and finished goods owned by any Seller or its Affiliate (wherever located) to the extent held for use in, or exclusively related to, the Business, including any inventories on consignment with contract manufacturers or customers in connection with the Business.

“Inventory Adjustment Amount” shall mean the amount (which may be a positive or negative number) equal to (a) the Net Inventory Amount minus (b) $28,000,000.

“Inventory Hurdle Amount” shall have the meaning set forth in Section 3.2(f).

“IRS” shall mean the Internal Revenue Service.

“Law” shall mean any law, statute, regulation, ordinance, rule, Order, decree or governmental requirement enacted, promulgated or imposed by any Governmental Authority, including the federal or any state constitution and common law.

“LIBOR Rate” shall have the meaning set forth in Section 3.2(f).

“License Agreements” shall mean the Technology License Agreement substantially in the form set forth in Exhibit C-1 pursuant to which the Purchaser grants a license to Andrew and their Affiliates and the Technology License Agreement substantially in the form set forth in Exhibit C-2 pursuant to which Andrew, on behalf of itself and the other Sellers, grants a license to the Purchaser and its Affiliates.

“Lien” shall mean any lien, mortgage, pledge, hypothecation, right of first refusal, claim, encumbrance, title defect, security interest or similar restriction or limitation.

“Loss” or “Losses” shall mean any and all losses, liabilities, claims, damages, penalties, fines, judgments, awards, settlements, Taxes, reasonable costs and reasonable expenses (including reasonable fees and expenses of counsel) and disbursements.

“Major Competing Business” shall have the meaning set forth in Section 6.11(c)(i).

“Material Customers” shall have the meaning set forth in Section 4.9.

“Material Suppliers” shall have the meaning set forth in Section 4.9.

“Minor Competing Business” shall have the meaning set forth in Section 6.11(c)(ii).

“Net Inventory Amount” shall mean the aggregate value of the Inventory as of the Closing Date, net of reserves, in each case as determined in accordance with the Calculation Principles.

“Net Tax Reduction” shall have the meaning set forth in Section 12.9(a).

“Non-Business Portion” shall have the meaning set forth in Section 2.4(c).

“Non-US and Canadian Severance Estimates” shall have the meaning set forth in Section 4.14(c).

“Notice of Acceptance” shall have the meaning set forth in Section 3.2(b)(i).

“Notice of Disagreement” shall have the meaning set forth in Section 3.2(b)(ii).

“Order” shall mean any order, judgment, injunction, award, decree, ruling, charge or writ of any Governmental Authority.

“Other Andrew Business” shall mean any business of the Sellers or any of their Affiliates other than the Business.

“Other Employees’ Transfer Date” shall have the meaning set forth in Section 11.1(c).

“Parent” shall mean ASC Signal Holdings Corporation, a Delaware corporation.

“Parent Shares” shall mean such number of shares of common stock of Parent equal to 19.9% of the fully diluted equity of Parent held by Andrew, The Resilience Fund II, L.P., and any other equity holder that is not an Employee Investor (as such term is defined in the Stockholders Agreement), as of the Closing Date.

“Patent Assignment” shall mean the patent assignment by the Sellers in favor of the Purchaser substantially in the form of Exhibit D.

“Permit” shall mean any permit, license, approval or other authorization required or granted by any Governmental Authority.

“Permitted Liens” shall mean:  (a) Liens for Taxes that are not yet delinquent; (b) workers’, mechanics’, materialmen’s, repairmen’s, suppliers’, carriers’ or similar Liens arising in the ordinary course of business with respect to obligations that are not yet delinquent; (c) covenants, zoning restrictions, easements, licenses, or other restrictions on the use of real property or other irregularities in title (including leasehold title) thereto that do not materially impair the use of such real property, leases or leasehold estates; (d) Liens, other than Liens securing indebtedness, that would not reasonably be expected to materially impair the value of the property subject to such Lien or the use of such property in the conduct of the Business; (e) Liens that secure obligations that are reflected as liabilities on or that otherwise are disclosed in the Financial Statements (including supplementary information thereto) as set forth on Schedule 4.4; (f) public filings evidencing leases of personal property; and (g) any matters which would be revealed by a current, accurate survey of the applicable real property that would not reasonably be expected to materially impair the value of the applicable real property or the use of such real property in the conduct of the Business; and (h) those Liens set forth on Schedule 4.6.

“Person” shall mean any individual, corporation, proprietorship, firm, partnership, limited partnership, limited liability company, trust, association or other entity.

“Personal Property Taxes” shall have the meaning set forth in Section 6.10(c).

“Post-Closing Straddle Period” shall have the meaning set forth in Section 6.10(e).

“Pre-Closing Straddle Period” shall have the meaning set forth in Section 6.10(e).

“Pre-Closing Tax Period” shall have the meaning set forth in Section 6.10(d).

“Proceeding” shall mean an action, suit, claim, complaint, arbitration, proceeding or other litigation.

“Proposed Adjustments” shall have the meaning set forth in Section 3.2(b)(ii).

“PTO” shall have the meaning set forth in Section 11.7.

“PTO Policy” shall have the meaning set forth in Section 11.7.

“Purchase Price” shall mean the aggregate of the Assumed Obligations, the Parent Shares, the Cash Payment and the Seller Promissory Notes.

“Purchased Contracts” shall mean the Contracts or contractual rights described in Section 2.3.

“Purchaser” shall have the meaning set forth in the Preamble.

“Purchaser Benefit Plans” shall have the meaning set forth in Section 11.2.

“Purchaser Canadian Plans” shall have the meaning set forth in Section 11.10(b).

“Purchaser 401(k) Plan” shall have the meaning set forth in Section 11.10(a).

“Purchaser Indemnified Party” shall have the meaning set forth in Section 12.2.

“Purchaser’s Knowledge,” or any similar expression with regard to the knowledge or awareness of or receipt of notice by the Purchaser, shall mean the actual, direct and personal knowledge of any of the Persons listed on Schedule 1.1B.

“Real Property” means all land, together with all buildings, structures, improvements and fixtures thereon and all easements and other rights and interests appurtenant thereto.

“Real Property Taxes” shall have the meaning set forth in Section 6.10(c).

“Real Property Title Warranty” shall mean a representation or warranty in Section 4.7(c).

“Related Agreement” shall mean any Contract that is to be entered into at the Closing or otherwise pursuant to this Agreement on or prior to the Closing Date, including the Assignment and Assumption Agreement, the Bill of Sale, the License Agreements, the Patent Assignment, the Special Warranty Deeds, the Trademark Assignment, the Trademark License Agreement, the Seller Promissory Notes and the Transition Services Agreement.  The Related Agreements executed by a specified Person shall be referred to as “such Person’s Related Agreements,” “its Related Agreements” or other similar expression.

“Release” shall mean any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping or disposing of a Hazardous Substance into the Environment (including, without limitation, the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Substances).

“Requisite Deliveries” shall have the meaning set forth in Section 6.16.

“Restricted Actions” shall have the meaning set forth in Section 6.2.

“Retained IT Assets” shall mean the information technology assets, systems, networks and Contracts of the Sellers or any of their Affiliates (other than Skyware) that are used to administer payroll, employee benefits, financial accounting, tax and other administrative functions other than those set forth on Schedule 1.1C.

“Retained Obligations” shall have the meaning set forth in Section 2.7.

“Reynosa Spin Lathe” shall have the meaning set forth in Section 6.17.

“Second Appraiser” shall have the meaning set forth in Section 6.11(c)(ii).

“Second Seller Promissory Note” shall mean the promissory note to be issued by the Purchaser to Andrew on the Deferred Transaction Date in an amount equal to $2.5 million, in the form attached as Exhibit I-2.

“Seller” or “Sellers” shall have the meaning set forth in the Preamble.

“Seller Benefit Plans” shall have the meaning set forth in Section 4.14(a).

“Seller Indemnified Party” shall have the meaning set forth in Section 12.3.

“Seller Material Adverse Effect” shall mean a material and adverse effect (a) on the ability of the Sellers to perform their obligations under this Agreement and their Related Agreements or (b) on the ability of the Sellers to consummate the transactions required to be effected by them as contemplated hereby and thereby.

“Seller Promissory Notes” shall mean the First Seller Promissory Note and the Second Seller Promissory Note.

“Sellers’ Knowledge,” or any similar expression with regard to the knowledge or awareness of or receipt of notice by any Seller, shall mean the actual, direct and personal knowledge of any of the Persons listed on Schedule 1.1D.

“Severance Estimates” shall have the meaning set forth in Section 4.14(c).

“Shared Contract” shall mean any Contract under which (a) the Business and (b) at least one other business unit of any Seller or any Affiliates of any Seller purchase or sell goods or services on a joint basis or otherwise have rights or obligations, including those Contracts set forth on Schedule 1.1E.

“Skyware” shall mean Skyware Radio Systems GmbH, a German limited liability company.

“Skyware Assets” shall have the meaning set forth in Section 4.6(a).

“Skyware Benefit Plan” shall have the meaning set forth in Section 4.14(a).

“Skyware D&O Insurance Policy” shall mean the insurance policy titled “Executive Protection Portfolio Policy” with Federal Insurance Company (Chubb) as lead carrier, which is maintained by Andrew for the benefit of the directors and officers of Andrew and certain of its Affiliates, including Skyware.

“Skyware Employees” shall mean any Person who is employed by Skyware immediately prior to the Closing Date, including any such Person on leave of absence, maternity, pregnancy, parental,  or paternity leave, family medical leave, vacation, sick leave, short term or long term disability, workers compensation (or workplace safety and insurance), military leave, jury duty or bereavement leave.

“Skyware IP” shall mean any Intellectual Property owned by Skyware.

“Skyware Reference Financial Statements” shall have the meaning set forth in Section 4.4(a).

“Smithfield Lease” shall mean the real property lease, dated June 27, 2006, between Smithfield Business Park, LLC and Andrew.

“Special Warranty Deeds” shall mean the special warranty deeds, limited warranty deeds or transfers/deeds of land to be delivered by the applicable Seller for each Transferred Owned Real Property owned by the applicable Seller, which special warranty deed for the Transferred Owned Real Property located in Texas being in the form set forth in Exhibit E, and the transfers/deeds for the Transferred Owned Real Property located in the Province of Ontario, Canada, with any warranties of title contained therein (whether statutory, implied or otherwise) to be limited to the applicable Seller warranting title against anyone claiming by, through or under such Seller, but not otherwise.

“Straddle Period” shall have the meaning set forth in Section 6.10(e).

“Straddle Period Tax Matter” shall have the meaning set forth in Section 6.10(f).

“Stockholders Agreement” shall mean that certain Stockholders Agreement by and among Parent, Andrew and the other equity owners of Parent, in the form set forth as Exhibit J.

“Subsidiary” of a Person shall mean any Person controlled by such Person.  The term “control” as used in the preceding sentence means, with respect to a corporation, the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the shares of such corporation, or with respect to any Person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person.

“Tax Return” shall mean any report, return, declaration or other information (including any related schedules or statements) required to be filed or supplied to a Governmental Authority in connection with any Taxes.

“Tax Warranty” shall mean a representation or warranty in Section 4.16.

“Taxes” shall mean (i) all taxes, charges, fees, duties, levies or other assessments (including income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, goods and services, value added, stamp, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, severance, payroll, employer health, unemployment and Social Security taxes) which are imposed by any Law or Governmental Authority, and such term shall include any interest, penalties or additions to tax attributable thereto (or to the nonpayment thereof), (ii) any liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group (or any similar group under foreign Law), and (iii) any liability to indemnify or otherwise assume or succeed to the liability of any other Person for any of the foregoing items listed in immediately preceding clause (i).

“Technology” shall mean copyrights, copyrightable works, registrations for copyrights, domain names, trade secrets, proprietary information, inventions, designs, patterns, drawings, mask works, customer lists, slogans, logos, blueprints, discoveries, know-how, formulae, practices, processes, procedures, ideas, methods, moral and economic rights of authors and inventors, specifications, engineering data, software, firmware, programs, source codes, databases and data collections, other intellectual or industrial property rights and foreign equivalent or counterpart rights.

“Title and Authorization Warranty” shall mean a representation or warranty in Section 4.1, 4.2, 4.3, 4.6(a), 4.11(c)(iv), 5.1, 5.2 or 5.6.

“Title Commitments” shall have the meaning set forth in Section 7.8.

“Title Policy” shall have the meaning set forth in Section 7.8.

“Trademark Assignment” shall mean the Trademark Assignment by the Sellers in favor of the Purchaser substantially in the form of Exhibit F.

“Trademark License Agreement” shall mean the Trademark License Agreement substantially in the form set forth in Exhibit G.

“Transfer Taxes” shall have the meaning set forth in Section 6.10(b).

“Transferable Permits” shall have the meaning provided in Section 2.3.

“Transferred Canadian Employee” shall have the meaning set forth in Section 11.1(b).

“Transferred Employee” shall mean any Transferred US Employee, Transferred Canadian Employee, Transferred UK Employee or Transferred Other Employee, and “Transferred Employees” shall mean, collectively, the Transferred US Employees, the Transferred Canadian Employees, the Transferred UK Employees and the Transferred Other Employees.

“Transferred Intellectual Property” shall mean, collectively, the Transferred Trademarks, the Transferred Technology and the Transferred Patents.

“Transferred IT Assets” shall mean the information technology assets, systems and networks of any Seller that are set forth on Schedule 1.1C.

“Transferred IT Contracts” shall mean (a) all Contracts of any Seller for the provision of software, systems, networks and services that are set forth on Schedule 1.1F and (b) those certain rights under each Shared Contract set forth on Schedule 1.1E under the heading “Shared IT Contracts” to the extent pertaining to the conduct of the Business.

“Transferred Other Employee” shall have the meaning set forth in Section 11.1(c).

“Transferred Owned Real Property” shall mean the real properties set forth on Schedule 1.1G.

“Transferred Patents” shall mean the patents and patent applications, including any continuations, continuations-in-part, divisionals, reexaminations, or reissues or any equivalent or counterpart thereof (a) that are set forth on Schedule 1.1H or (b) that claimed inventions used or held for use by any Seller exclusively in the Business.

“Transferred Personal Property Leases” shall mean (a) the personal property leases set forth on Schedule 1.1I and (b) those other leases of personal property that are held for use in,

primarily used in, or related primarily to, the Business and involve aggregate remaining payments or other liabilities and obligations of less than $50,000.

“Transferred Real Property” shall mean (a) the Transferred Owned Real Property and (b) the real property that is subject to the Transferred Real Property Leases.

“Transferred Real Property Leases” shall mean the real property leases set forth on Schedule 1.1J.

“Transferred Shares” shall have the meaning set forth in Section 2.2.

“Transferred Technology” shall mean all Technology owned by any Seller that (a) is described on Schedule 1.1K or (b) is currently used or held for use by any Seller exclusively in the Business.

“Transferred Trademarks” shall mean all registered or unregistered trade names, trademarks, service names and service marks (and applications for registration of the same), including any renewals or extensions and any equivalents or counterparts thereof that (a) are set forth on Schedule 1.1K, or (b) are currently used by any Seller exclusively in the Business.

“Transferred UK Employees” shall have the meaning set forth in Section 11.15(a).

“Transferred US Employee” shall have the meaning set forth in Section 11.1(a).

“Transition Services Agreement” shall mean the transition services agreement between Andrew and the Purchaser substantially in the form set forth in Exhibit H.

“TTM EBITDA” shall have the meaning set forth in Section 3.4(a)(iii).

“TUPE Regulations” shall mean The Transfer of Undertakings (Protection of Employment) Regulations 2006.

“US and Canadian Severance Estimates” shall have the meaning set forth in Section 4.14(c).

“UK Employees” shall mean the Transferred UK Employees and the UK Skyware Employees.

“UK Skyware Employees” shall mean shall mean those Skyware Employees employed in the United Kingdom.

“Unresolved Adjustments” shall have the meaning set forth in Section 3.2(c).

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar Law.

“Welfare Plan” shall mean a Seller Benefit Plan that is an “employee welfare benefit plan” as such term is defined in Section 3(1) of ERISA (whether or not such plan is subject to ERISA).

“WildBlue Agreement” shall mean the Purchase Agreement, dated February 28, 2006, between Andrew Corporation and WildBlue Communications, Inc.

“Year End Skyware Statements” shall have the meaning set forth in Section 4.4(a).

1.2           Interpretation.  The headings preceding the text of Articles and Sections included in this Agreement and the headings to Schedules attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement.  The use of the masculine, feminine or neuter gender or the singular or plural form of words herein shall not limit any provision of this Agreement.  The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively.  Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement.  Reference to a Person in a particular capacity excludes such Person in any other capacity or individually.  Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof.  Underscored references to Articles, Sections, paragraphs, clauses, Exhibits or Schedules shall refer to those portions of this Agreement.  The use of the terms “hereunder,” “hereof,” “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section, paragraph or clause of, or Exhibit or Schedule to, this Agreement.

ARTICLE II

PURCHASE AND SALE; ASSUMPTION OF ASSUMED OBLIGATIONS

2.1           Purchase and Sale of Assets.  Except as provided in Sections 2.4 and 2.5 and subject to the other terms and conditions of this Agreement, at the Closing, each Seller shall, and shall cause its Affiliates, as applicable, to, sell, assign, convey, transfer and deliver to the Purchaser, and the Purchaser shall purchase and acquire from such Seller or such Affiliate, and take assignment and delivery from such Seller or such Affiliate of, all of such Seller’s or such Affiliate’s right, title and interest in and to all assets, rights and properties of every nature, kind and description, whether tangible or intangible, owned, leased or licensed, real, personal or mixed, held for use in, primarily used in, or related primarily to, the conduct of the Business, free and clear of any and all Liens (other than Permitted Liens), including the following:

(a)           Transferred Owned Real Property.  The Transferred Owned Real Property;

(b)           Equipment.  All equipment, machinery, furniture, tools, spare parts, computer hardware, molds, dies, cranes, fixtures, compressors, vehicles, supplies and other items of tangible personal property which are owned by such Seller and held for use in, primarily used in, or related primarily to, the conduct of the Business (other than such items included in the Deferred Transaction Assets);

(c)           Inventory.  The Inventory (other than the Inventory included in the Deferred Transaction Assets);

(d)           Information and Records.  All customer lists, supplier lists, price lists, sales records, personnel records (to the extent allowed by applicable Law), referral sources, business and accounting records and other information and records of any kind and in whatever form that are owned by such Seller and held for use in, primarily used in, or have arisen from or are related primarily to the conduct of the Business (collectively, the “Information and Records”); provided, that each Seller shall be entitled to retain copies of the Information and Records, and in the event where originals of such Information and Records must be retained by such Seller under applicable Law, such Seller shall provide the Purchaser a copy of the same;

(e)           Trademarks.  The Transferred Trademarks;

(f)            Technology.  The Transferred Technology;

(g)           Patents.  The Transferred Patents;

(h)           Goodwill.  All of the customer relationships and related goodwill of the Sellers to the extent resulting from the conduct of the Business by the Sellers (it being understood, for the avoidance of doubt, that such goodwill shall not include any goodwill associated with the Andrew Name or with any Other Andrew Business);

(i)            Transferred IT Assets.  The Transferred IT Assets;

(j)            Deposits.  All deposits made with any Seller by any customer or other business relation of any Seller relating to the Business to the extent that cash has actually been received by such Seller and such deposits have not been converted into Inventory, in each case excluding any deposits held by any Seller pursuant to the WildBlue Agreement;

(k)           Communication Rights.  All rights to receive and retain mail and other communications related primarily to the Business;

(l)            Signage and Materials.  All signs and advertising marketing and promotional materials and all other printed or written materials (subject in each case to any restrictions on the use of any Intellectual Property embodied in such materials, including restrictions contained in the Related Agreements) and all telephone numbers held for use or exclusively used in the conduct of the Business;

(m)          Other Assets.  All other properties, assets, rights and interests held for use in, primarily used in, or related primarily to, the Business (other than the properties, assets, rights and interests of the types referred to in subsections (e), (f), (g) and (i) of this Section 2.1) and not referred to in subsections (a) through (l) above or in Section 2.3, except for any Excluded Assets;

(n)           Benefit Plans.  All assets held with respect to the Benefit Plans that are assumed by the Purchaser under Article XI; and

(o)           Other Specified Assets.  Those assets set forth on Schedule 2.1(o).

2.2           Purchase and Sale of Transferred Shares.  Subject to the other terms and conditions of this Agreement, at the Closing, Andrew shall sell, assign, convey, transfer and deliver to the Purchaser, and the Purchaser shall purchase and acquire from Andrew, and take assignment and delivery from Andrew of, all of the issued and outstanding capital stock or other equity interests of Skyware (the “Transferred Shares”).

2.3           Assignment of Permits and Contracts.  Except as provided in Sections 2.4 and 2.5 and subject to the other terms and conditions of this Agreement, at the Closing, each Seller shall, and shall cause its Affiliates, as applicable, to, assign and transfer to the Purchaser, and the Purchaser shall take assignment of, all of such Seller’s or such Affiliate’s right, title and interest in and to (x) all Permits used, held for use in, or related primarily to, the conduct of the Business, to the extent such Permits are transferable (collectively, the “Transferable Permits”), and (y) in and to the following Contracts or contractual rights of such Seller or such Affiliate:

(a)           Transferred Real Property Leases.  The Transferred Real Property Leases;

(b)           Personal Property Leases.  The Transferred Personal Property Leases;

(c)           Customer Contracts.  (i) All sale orders and other Contracts for the provision of goods or services to customers arising exclusively from the conduct of the Business by such Seller and (ii) the portion of each Shared Contract set forth on Schedule 1.1E under the heading “Shared Customer Contracts” to the extent pertaining to the operation of the Business by Purchaser after the Closing;

(d)           Vendor Contracts.  (i) All purchase orders and other Contracts for the purchase of goods or services related exclusively to the conduct of the Business by such Seller and (ii) the portion of each Shared Contract set forth on Schedule 1.1E under the heading “Shared Vendor Contracts” to the extent pertaining to the operation of the Business by Purchaser after the Closing;

(e)           Distributor Contracts.  (i) All Contracts with sales representatives, manufacturer’s representatives, distributors, dealers, brokers, sales agencies, advertising agencies or other Persons engaged in sales, distribution or promotional activities for or on behalf of such Seller exclusively in connection with the Business and that are terminable by such Seller (or its assignee) upon 60 days notice without penalty to such Seller (or its assignee) or any Contract pursuant to which such Seller acts in one of the foregoing specified capacities on behalf of any Person exclusively in connection with the Business and that is terminable by such Seller (or its assignee) upon 60 days notice without penalty to such Seller (or its assignee), or any Contract set forth on Schedule 2.3(e),  and (ii) the portion of each Shared Contract set forth on Schedule 1.1E under the heading “Shared Distributor Contracts” to the extent pertaining to the operation of the Business by Purchaser after the Closing;

(f)            Intellectual Property Licenses.  Other than the Transferred IT Contracts, (i) all Contracts involving the licensing, sharing, assignment or transfer to any Seller of Intellectual Property that is held for use in, primarily used in, or related primarily to, the conduct of the Business and (ii) those certain rights under each Shared Contract set forth on Schedule 1.1E under the heading “Shared Intellectual Property Licenses” to the extent pertaining to the operation of the Business by Purchaser after the Closing;

(g)           Non-Disclosure Obligations.  All non-disclosure, confidentiality and similar obligations owed to such Seller to the extent related to the Business;

(h)           Transferred IT Contracts.  The Transferred IT Contracts;

(i)            Claims.  All warranties, indemnities, claims, refunds, prepaid expenses, deposits, causes of action against or with third parties, in each case to the extent arising under or related to the Purchased Contracts, the Assumed Obligations, the Assets or the Transferred Shares;

(j)            Other Contracts.  (i) All other Contracts set forth on Schedule 2.3(j), (ii) those certain rights under each Shared Contract set forth on Schedule 1.1E under the heading “Other Shared Contracts” to the extent pertaining to the operation of the Business by Purchaser after the Closing, (iii) such other Shared Contracts entered into between the date hereof and the Closing Date in the ordinary course of business to the extent pertaining to the operation of the Business by Purchaser after the Closing, and (iv) such other Contracts entered into between the date hereof and the Closing Date in the ordinary course of, which relate exclusively to, the conduct of the Business by such Seller, and in the case of clauses (iii) and (iv), not entered into in violation of Section 6.2;

(k)           Employee Non-Compete Obligations.  All rights with respect to any obligation of any Employee owed to such Seller to refrain from competing with the Business; and

(l)            Skyware Share Purchase Agreement.  The Share Purchase Agreement dated 10 and 11 November 2005 regarding the sale and purchase of the entire stated capital of Skyware.

2.4           Certain Provisions Regarding Assignments.

(a)           Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign or transfer any Contract or any claim, right, benefit or obligation thereunder or resulting therefrom if (i) an assignment or transfer thereof, without the Consent of a third party thereto, would constitute a breach or violation thereof or impose any obligation or liability on any Seller and (ii) such Consent is not obtained at or prior to the Closing; provided, that Sellers shall use their reasonable best efforts to obtain such Consents after the Closing.

(b)           If the parties are not successful in obtaining a Consent at or prior to the Closing, then each Seller, as necessary, shall use reasonable best efforts to (A) provide to the Purchaser the benefits of the Contract in question accruing after the Closing Date; (B) cooperate in any reasonable and lawful arrangement designed to provide such benefits to the Purchaser and (C) enforce, at the request and expense of the Purchaser and for the account of the Purchaser, any rights of a Seller arising from any such Contract; and each Seller, as necessary, will promptly pay to the Purchaser when received all monies received by such Seller under such Contract.  So long as the Purchaser is provided the benefit of any such Contract pursuant to its terms, the Purchaser will perform or discharge, on behalf of such Seller, Seller’s obligations and liabilities under each such Contract in accordance with the provisions thereof except for any obligations and liabilities under any such Contract that constitute a Retained Obligation.  This Section 2.4(b) will not be construed to require any Seller or the Purchaser to assume any additional liability hereunder or to perform under or assume any obligations with respect to such Contracts in excess of those currently required by such Contracts.  Once a necessary Consent is obtained, the applicable Contract will be deemed to have been automatically transferred to the Purchaser on the terms set forth in this Agreement with respect to the other Contracts transferred and assumed at the Closing, and consistent with the foregoing, the obligations pursuant to the applicable Contract will be deemed to be Assumed Obligations, and the rights pursuant to the applicable Contract will be deemed to be Assets.  The terms of this Section 2.4(b) shall not apply with respect to Shared Contracts, it being understood that the treatment of Shared Contracts is addressed in Section 2.4(c).

(c)                                  Prior to the Closing, each Seller and the Purchaser shall use their reasonable best efforts to work together (and, if necessary and desirable, to work with the third parties to the Shared Contracts) in an effort to (i) divide, modify and/or replicate (in whole or in part) the respective rights and obligations under and in respect of the Shared Contracts and (ii) if possible, novate the respective rights and obligations under and in respect of the Shared Contracts, such that, effective as of the Closing, (y) the Purchaser is the beneficiary of the rights and is responsible for the obligations related to that portion of the Shared Contract included in the Purchased Contracts (the “Business Portion”) (so that, subsequent to the Closing, the applicable Seller shall have no rights or obligations with respect to the Business Portion of the Shared Contract) and (z) the applicable Seller is the beneficiary of the rights and is responsible for the obligations related to the Shared Contract other than the Business Portion (the “Non-Business Portion”) (so that, subsequent to the Closing, the Purchaser shall have no rights or obligations with respect to the Non-Business Portion of the Shared Contract).  If the parties are not able to enter into an arrangement to formally divide, modify and/or replicate one or more Shared Contracts prior to the Closing as contemplated by the previous sentence, then each Seller, as necessary, shall use reasonable best efforts to (A) provide to the Purchaser the benefits of the Business Portion of each such Shared Contract accruing after the Closing Date; (B) cooperate in any reasonable and lawful arrangement designed to provide such benefits to the Purchaser and (C) enforce, at the request and expense of the Purchaser and for the account of the Purchaser, any rights of a Seller arising from the Business Portion of any such Shared Contract; and each Seller, as necessary, will promptly pay to the Purchaser when received all monies received by such Seller under the Business Portion of such Shared Contract.  So long as the Purchaser is provided the benefit of the Business Portion of any such Shared Contract, pursuant to its terms the Purchaser will perform or discharge, on behalf of such Seller, Seller’s obligations and liabilities under the Business Portion of each such Shared Contract in accordance with the provisions thereof except for any obligations and liabilities under the Non-Business Portion of any such Shared Contract.  This Section 2.4(c) will not be construed to require any Seller or the Purchaser to assume any additional liability hereunder or to perform under or assume any obligations with respect to such Shared Contracts in excess of those currently required by the Business Portion of such Shared Contracts.  Once a necessary Consent is obtained, the Business Portion of the applicable Shared Contract will be deemed to have been automatically transferred to the Purchaser on the terms set forth in this Agreement with respect to the Business Portion of the applicable Shared Contracts transferred and assumed at the Closing, and consistent with the foregoing, the obligations pursuant to the Business Portion of applicable Shared Contract will be deemed to be Assumed Obligations, and the rights pursuant to the Business Portion of applicable Shared Contract will be deemed to be Assets.

2.5                                 Excluded Assets.  Notwithstanding the provisions of Sections 2.1 and 2.3, except with respect to the assets of Skyware, all of which shall remain with Skyware, no Seller shall sell, assign, convey, transfer or deliver to the Purchaser, and the Purchaser shall not purchase, acquire or take assignment or delivery of, any of the following assets or Contracts, or any right, title or interest therein (collectively, the “Excluded Assets”):

(a)                                  Cash.  Except as specifically set forth in Section 2.1(j), all cash, certificates of deposit, bank deposits, negotiable instruments, marketable securities and other cash equivalents, together with all accrued but unpaid interest thereon;

(b)                                 Current Assets.  Except as specifically set forth in Section 2.1(j) or Section 2.3(i), all Accounts Receivable, notes receivable, prepaid expenses and other current assets (other than Inventory).

(c)                                  Andrew Name.  The Andrew Name and all goodwill associated therewith, except as provided in the Trademark License Agreement;

(d)                                 Tax Refunds; Tax Returns.  All claims for and rights to receive refunds, rebates, or similar payments of Taxes to the extent such Taxes were paid by or on behalf of any Seller or any Affiliates of any Seller (except to the extent such refunds, rebates or similar payments are attributable to amounts paid by Purchaser hereunder, in which case such refunds, rebates or similar payments shall be the property of Purchaser), all Tax Returns, and all notes, worksheets, files or documents relating thereto;

(e)                                  Corporate Records.  All minute books and corporate records of the Sellers or any of their Affiliates;

(f)                                    Employee Records.  All personnel, employee compensation, medical and benefits and labor relations records relating to employees or past employees of the Sellers or any of their Affiliates who do not become Transferred Employees pursuant to Article XI;

(g)                                 Sale Documents.  All books and records prepared or received in connection with the proposed sale of the Business, including offers received from prospective purchasers, and the right, title and interest of the Sellers under this Agreement;

(h)                                 Shared Contracts.  All Shared Contracts other than the respective Business Portions of the Shared Contracts;

(i)                                     Disposed Assets.  All assets sold or otherwise disposed of, and rights expiring or terminated, in the ordinary course of business and not in violation of Section 6.2 during the period from the date of this Agreement until the Closing Date;

(j)                                     Insurance.  Any insurance policies or insurance coverage relating to the Assets or the Business;

(k)                                  Intercompany Agreements.  All Contracts between the Sellers or any Seller (on the one hand) and any Affiliate of any Seller, including Skyware (on the other hand);

(l)                                     Intercompany Accounts Receivable.  All accounts receivable from or accounts payable to,  any Affiliate of any Seller;

(m)                               Intellectual Property.  All right, title and interest in or to any Intellectual Property or other intangible property or rights owned by, or leased or licensed to, any Seller or any Affiliate of any Seller, other than the Transferred Intellectual Property;

(n)                                 Non-Disclosure Obligations.  All non-disclosure, confidentiality and similar rights or obligations to the extent related to any Other Andrew Business;

(o)                                 Employee Non-Compete Obligations.  All rights with respect to any obligation of any Employee to refrain from competing with any Other Andrew Business;

(p)                                 Retained IT Assets.  The Retained IT Assets;

(q)                                 Benefit Plans.  All assets held with respect to the Benefit Plans that are not assumed by the Purchaser under Article XI;

(r)                                    Other Inventory.  All inventory of any Seller other than the Inventory; and

(s)                                  Other Excluded Assets.  Those assets listed on Schedule 2.5(s).

None of the Excluded Assets shall be included in the term “Assets,” “Purchased Contracts,” “Transferable Permits” or any other term defined in Sections 2.1 or 2.3.

2.6                                 Assumed Obligations.  At the Closing, subject to the provisions of Section 2.7, the Purchaser shall assume, and shall agree to pay, perform and discharge when due, all liabilities of the Sellers and their Affiliates arising out of or with respect to the Assets or the

Business, except to the extent such obligations and liabilities constitute obligations and liabilities of Skyware, all of which shall remain with Skyware (the “Assumed Obligations”), including:

(a)                                  Purchased Contracts.  All obligations and liabilities arising under the Purchased Contracts, including the Business Portion of the Shared Contracts, other than any obligations and liabilities arising out of any breach or violation by Sellers or any of their Affiliates of such Purchased Contracts prior to the Closing;

(b)                                 Product Claims.  All obligations and liabilities arising with respect to the products or services of the Business, whether sold or provided prior to or after the Closing, and whether arising under warranty, contract, equity, tort, strict liability, product liability, statute or otherwise, including all obligations and liabilities arising with respect to any pending recalls of products that have been sold by the Business;

(c)                                  Employee and Benefit Obligations.  Those obligations and liabilities to or with respect to the German Skyware Employees and the UK Skyware Employees and the obligations and liabilities under or with respect to the Skyware Benefit Plans that are assumed by the Purchaser in Article XI;

(d)                                 Permits.  All obligations and liabilities with respect to the Transferable Permits other than any obligations or liabilities arising out of any breach or violation by Sellers or any of their Affiliates of any such Transferable Permit prior to the Closing;

(e)                                  Assumed Proceedings.  The obligations and liabilities arising from or associated with the matters specifically set forth on Schedule 2.6(e); and

(f)                                    Other Assumed Obligations.  All other obligations and liabilities specifically set forth on Schedule 2.6(f).

2.7                                 Retained Obligations.  Notwithstanding any other provisions of this Agreement, the Purchaser shall not assume or otherwise be liable in respect of any of the obligations and liabilities of the Sellers other than to the extent set forth in Section 2.6.  All other obligations and liabilities of the Sellers (the “Retained Obligations”) shall be retained by the Sellers.  The Retained Obligations shall include the following:

(a)                                  Current liabilities.  Accounts Payable, accrued expenses, and other current liabilities arising out of or with respect to the Business, excluding warranty accruals and deferred revenues to the extent included in the Assumed Obligations;

(b)                                 Taxes.  Any liabilities for (i) Transfer Taxes for which the Seller is liable under Section 6.10, (ii) Taxes of any Seller, and (iii) Taxes that relate to the Assets or the Assumed Obligations for taxable periods (or portions thereof) ending on or before the Closing Date, including, without limitation, Taxes allocable to the Seller pursuant to Section 6.10(c);

(c)                                  Indebtedness.  Indebtedness of any Seller or their Affiliates (including, without limitation, Skyware);

(d)                                 Benefit Plans.  All obligations and liabilities of the Sellers under the Benefit Plans, other than those obligations and liabilities to or with respect to the Employees or the Benefit Plans that are assumed by the Purchaser in Article XI, and all obligations and liabilities of the Sellers or any ERISA Affiliate of the Sellers with respect to employee benefit plans other than the Benefit Plans; and

(e)                                  Other Retained Obligations.  All obligations and liabilities related to Echostar Technologies Corp. v. Andrew Corporation (In re Channel Master Holdings), B.R. DE, Adversary No.: 06-50925 (Chapter 7 Case No. 03-13004).

2.8                                 Prorations.  Except as otherwise provided in Section 6.10(c), each Seller and the Purchaser agree that all of the items listed below relating to the Business or the Assets will be prorated as of the Closing Date, with the applicable Seller liable to the extent such items relate to any time period up to and including the Closing Date and the Purchaser liable to the extent such items relate to periods subsequent to the Closing Date:

(a)                                  the amount of any fees and charges which in any case are payable periodically by the applicable Seller with respect to any of the Purchased Contracts;

(b)                                 the amount of any fees or charges which in any case are payable periodically by the applicable Seller with respect to any of the Transferable Permits; and

(c)                                  with respect to the Transferred Owned Real Property, the amount of any fees and charges which in any case are payable periodically by the applicable Seller with respect to any utilities, water and sewer charges based upon meter readings as of the effective time of the Closing and at the prevailing rates, if available; otherwise, such charges will be apportioned based upon the number of operating days occurring before and after the effective time of the Closing during the billing period for each charge.

The Sellers agree to furnish the Purchaser with such documents and other records as the Purchaser reasonably requests in order to confirm all adjustment and proration calculations made pursuant to this Section 2.8.  Final payments with respect to prorations contemplated by this Section 2.8 that are not ascertainable on or before the Closing Date shall be settled between the parties as soon as practicable after such prorations are ascertainable.

ARTICLE III

PURCHASE PRICE; ADJUSTMENT; ALLOCATION

3.1                                 Payment of Purchase Price.

(a)                                  In addition to the issuance of the Parent Shares as set forth in Section 3.1(b) and the assumption by the Purchaser of the Assumed Obligations, the Purchaser shall pay, in the manner set forth in Section 3.1(c), and in consideration for the Assets and the Transferred Shares, an amount equal to $14,000,000, or such greater or lesser amount determined as a result of an adjustment, if any, pursuant to Sections 3.2 and 3.4 payable as follows:

(i)                                     at the Closing, the Purchaser will (A) pay to Sellers an amount in cash equal to $9,000,000 (the “Cash Payment”) and (B) issue to Andrew the First Seller Promissory Note; and

(ii)                                  on the Deferred Transaction Date, the Purchaser will issue to Andrew the Second Seller Promissory Note in accordance with Section 3.1(e).

(b)                                 At the Closing, the Purchaser will issue to Andrew the Parent Shares.

(c)                                  All payments made hereunder shall be made in accordance with Section 13.4 and to such account or accounts as the receiving party shall designate in writing to the paying party not less than one Business Day prior to the applicable payment date.  The Purchase Price shall be allocated among the Sellers at or prior to Closing.

(d)                                 Notwithstanding anything herein to the contrary, the Purchaser shall be entitled to withhold any and all amounts from the Purchase Price equal to any withholding Tax owed to any Governmental Authority as a result of the transactions contemplated by this Agreement to the extent required under applicable Law.

(e)                                  On the Deferred Transaction Date, the Purchaser shall issue to Andrew the Second Seller Promissory Note in exchange for the Deferred Transaction Assets, which such assets shall be usable in the ordinary course; provided, however, that (i) if the value of the Inventory that is part of the Deferred Transaction Assets transferred to Purchaser on the Deferred Transaction Date, as calculated consistent with the Calculation Principles (the “Final Deferred Assets Value”), is less than the value of the Inventory located at the Reynosa, Mexico facility as reflected in the Closing Statement as finally determined in accordance with Section 3.2 (the “Initial Deferred Assets Value”), then Andrew shall pay Purchaser an amount in cash equal to such deficiency; and (ii) if the Final Deferred Assets Value is greater than the Initial Deferred Assets Value, then, in addition to the Second Seller Promissory Note, the Purchaser shall pay Andrew an amount in cash equal to the value of the Inventory attributable to such excess as such value is determined in accordance with the terms of the Transition Services Agreement; provided,  however, that Andrew shall use its reasonable best efforts to cause the Final Deferred Assets Value not to exceed the Initial Deferred Assets Value, except to the extent such excess is a result of performing its obligations in the ordinary course or instructions made by or received from the Purchaser pursuant to the Transition Services Agreement.  Between the Closing Date and the Deferred Transaction Date, Andrew shall keep the Purchaser apprised of the value of the Deferred Transaction Assets (estimated in a manner consistent with the Calculation Principles) as often as reasonably practicable, but in no event less than on a monthly basis.  To the extent that there is a dispute with the calculation of the Final Deferred Assets Value, then the parties shall follow the procedures outlined in Section 3.2(c).

3.2                                 Purchase Price Adjustment.

(a)                                  The Purchaser shall, as soon as practicable, and in any event no later than ninety (90) days after the Closing Date, (i) prepare the initial draft of a statement (the “Closing Statement”) setting forth, as of 12:01 a.m. (central standard time) on the Closing Date, the Net Inventory Amount and the Inventory Adjustment Amount and (ii) deliver the same to Andrew.  In connection with the preparation of the initial draft of the Closing Statement, on the Closing Date, Andrew shall cause to be prepared and delivered to the Purchaser a statement of Inventory by location as of the Closing Date.  Such statement shall be prepared in a manner consistent with the Calculation Principles and the Purchaser shall have the right to review all work papers and procedures used to prepare the calculation of the amount of Inventory as of the Closing Date and shall have the right to perform any other reasonable procedures necessary to verify the accuracy thereof.

(b)                                 Andrew shall review the initial draft of the Closing Statement during the thirty (30) day period commencing on the date that Andrew receives the initial draft of the Closing Statement.  At or prior to the end of such thirty (30) day period, Andrew shall either:

(i)                                     deliver a notice to the Purchaser confirming that no adjustments are proposed by the Sellers to the initial draft of the Closing Statement or the Purchaser’s calculation of the Inventory Adjustment Amount (a “Notice of Acceptance”); or

(ii)                                  deliver a notice to the Purchaser to the effect that Andrew disagrees with the initial draft of the Closing Statement and/or the Purchaser’s calculation of the Inventory Adjustment Amount (a “Notice of Disagreement”), specifying the nature of such disagreement and the adjustments that the Sellers seek to the initial draft of the Closing Statement and/or the calculation of the Inventory Adjustment Amount (collectively, the “Proposed Adjustments”).

(c)                                  To the extent that there are any Proposed Adjustments, the Purchaser will, no later than fifteen (15) days after their receipt of the Proposed Adjustments, notify Andrew which of the Proposed Adjustments it accepts (if any) and which of the Proposed Adjustments it rejects (if any).  Andrew and the Purchaser shall seek in good faith to resolve any differences that remain in relation to the Proposed Adjustments and to reach agreement in writing on any Proposed Adjustments not accepted by the Purchaser.  If any of the Proposed Adjustments are not so resolved (the “Unresolved Adjustments”) within thirty (30) days after Andrew’s receipt of the Purchaser’s notice relating to the Proposed Adjustments, the Unresolved Adjustments shall be submitted at the request of either Andrew or the Purchaser to a mutually acceptable internationally recognized independent public accounting firm as shall be agreed upon by the parties hereto in writing (the “Accounting Firm”) for arbitration.  The scope of the review by the Accounting Firm shall be limited to a determination of (i) whether the portions of the initial draft of the Closing Statement and the calculation of the Inventory Adjustment Amount related to the Unresolved Adjustments were prepared in accordance with Section 3.2(g) and (ii) based on its determinations of the matters described in clause (i), a final calculation of the Inventory Adjustment Amount.  The Accounting Firm is not to make or be asked to make any determination other than as set forth in the previous sentence.  Further, the Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by the Purchaser or Sellers or less than the smallest value for such item claimed by the Purchaser or Sellers, or review the calculation of the Inventory Adjustment Amount using a methodology which deviates from that set forth in the Calculation Principles.  Andrew and the Purchaser shall use reasonable best efforts to cause the Accounting Firm to render its written decision resolving the matters submitted to it as promptly as practicable and, if at all possible, within thirty (30) days after such submission of the Unresolved Adjustments.  Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced.  The Purchaser shall bear and pay a percentage of the fees and disbursements of the Accounting Firm that is equal to the percentage of the total amount of changes proposed to the Closing Statement by Andrew that are successful, and Andrew shall bear and pay a percentage of the fees and disbursements of the Accounting Firm that is equal to the percentage of the total amount of changes proposed to the Closing Statement by the Sellers that are not successful, in each case as determined by the Accounting Firm.  The fees and disbursements (if any) of the Purchaser’s outside experts incurred in connection with the preparation and certification of the initial draft of the Closing Statement and their review of any Proposed Adjustments or Unresolved Adjustments shall be borne by the Purchaser, and the fees and disbursements (if any) of Andrew’s outside experts incurred in connection with their review of the draft Closing Statement and any Proposed Adjustments or Unresolved Adjustments shall be borne by the Sellers.

(d)                                 The Closing Statement shall become final and binding on all parties, and shall have the effect of an arbitral award, upon the earliest of (i) the date that a Notice of Acceptance is delivered by Andrew pursuant to Section 3.2(b)(i) (in which case the final Inventory Adjustment Amount shall be as set forth in the Closing Statement delivered pursuant to Section 3.2(a)), (ii) the date that is one (1) day after the thirty (30) day review period specified in Section 3.2(b) has ended if no Notice of Disagreement has been delivered by Andrew pursuant to Section 3.2(b)(ii) during such thirty (30) day period (in which case the final Inventory Adjustment Amount shall be as set forth in the Closing Statement delivered pursuant to Section 3.2(a)), (iii) the date of an agreement in writing by Andrew and the Purchaser that the Closing Statement, together with any modifications thereto agreed by Andrew and the Purchaser, are final and binding (in which case the final Inventory Adjustment Amount shall be as so agreed upon by the parties) and (iv) the date on which the Accounting Firm finally resolves in writing any disputed matters (in which case the final Inventory Adjustment Amount shall be as determined by the Accounting Firm pursuant to Section 3.2(c)).

(e)                                  Andrew, on the one hand, and the Purchaser, on the other hand, shall provide the other (and such other’s independent auditors) with reasonable access to any books, records, working papers and employees as the other may reasonably request in connection with the preparation and review of the Closing Statement pursuant to this Section 3.2.

(f)                                    In the event that the absolute value of the final Inventory Adjustment Amount is greater than $2,800,000 (the “Inventory Hurdle Amount”), the Purchase Price shall be increased by the absolute value of the final Inventory Adjustment Amount less the Inventory Hurdle Amount if the final Inventory Adjustment Amount is positive and decreased by the absolute value of the final Inventory Adjustment Amount less the Inventory Hurdle Amount if the final Inventory Adjustment Amount is negative.  If the final Inventory Adjustment Amount is a negative number, the Sellers shall, within two (2) Business Days after the Closing Statement becomes final and binding on the parties (as provided in Section 3.2(d)), make payment by wire transfer in immediately available funds to one or more accounts designated by the Purchaser of the absolute value of such amount together with a sum equivalent to interest thereon at a rate equal to the LIBOR Rate, accrued from the Closing Date to and including the date of payment and calculated on the basis of the actual number of days elapsed divided by 360.  If the final Inventory Adjustment Amount is a positive number, the Purchaser shall, within two (2) Business Days after the Closing Statement becomes final and binding on the parties (as provided in Section 3.2(d)), make payment by wire transfer in immediately available funds to an account designated by the Sellers of the absolute value of such amount together with a sum equivalent to interest thereon at a rate equal to the LIBOR Rate, accrued from the Closing Date to and including the date of payment and calculated on the basis of the actual number of days elapsed divided by 360.  “LIBOR Rate” shall mean the closing rate of interest announced publicly by the British Bankers Association as its three (3) month LIBOR rate for U.S. Dollars on the Business Day immediately following the day the Closing Statement becomes final and binding on the parties (as provided in Section 3.2(d)).  The parties agree that any amounts paid pursuant to this Section 3.2(f) shall be allocated in a manner that is consistent with the allocation of the Purchase Price as set forth on the Allocation Schedule.

(g)                                 The Closing Statement shall be prepared in accordance with the Calculation Principles consistent with historical practices of the Business.

3.3                                 Allocation of Consideration for Assets and Transferred Shares.  Within ninety (90) days after the final determination of the Purchase Price as adjusted pursuant to Section 3.2, (or sooner with respect to certain specified Assets, as mutually identified by Andrew and the Purchaser in good faith, including the Transferred Owned Real Property), the Purchaser shall deliver to Andrew a schedule allocating, among the Purchaser or its designees, the Purchase Price (including Assumed Obligations) among the Assets, the Transferred Shares and the covenant contained in Section 6.11 in accordance with Section 1060 of the Code and the regulations thereunder (and any other Tax Laws applicable to the Assets) (the “Allocation Schedule”).  If within thirty (30) days of receipt of the Allocation Schedule, Andrew notifies the Purchaser in writing that Andrew objects to one or more items reflected on the Allocation Schedule, Andrew and the Purchaser shall negotiate in good faith to resolve such dispute.  If Andrew and the Purchaser fail to resolve any such dispute within thirty (30) days of the Andrew’s receipt of the Purchaser’s notice, the parties shall submit the dispute for resolution to the Accounting Firm for resolution of the dispute which resolution shall be final and binding on both parties.  The Purchaser and Andrew and their respective Affiliates shall file all necessary Tax Returns and other forms (including Internal Revenue Service Form 8594) to report the transactions contemplated herein for U.S. federal, state, local and non-United States income Tax purposes in accordance with such allocation, and shall not take any position inconsistent with such allocation.  Any adjustment to the Purchase Price for the Assets or the Transferred Shares shall be allocated as provided in Treasury Regulation Section 1.1060-1, and, in the event of such adjustment, the Purchaser and the Sellers agree to revise and amend the Allocation Schedule and Form 8594 within thirty (30) days of such adjustment.

3.4                                 Earnout Payment.

(a)                                  (i)                             Not later than 120 days after the three (3) year anniversary of the Closing Date (such three-year period, the “Earnout Period”), the Purchaser shall prepare and deliver to Andrew a statement of the cumulative EBITDA for the Earnout Period (“Cumulative EBITDA”), together with appropriate supporting documentation (the “Earnout Statement”).

(ii)                                  Not later than 120 days after each anniversary of the Closing Date (but excluding the three year anniversary), the Purchaser shall prepare and deliver to Andrew a statement of the Cumulative EBITDA for the one-year periods commencing on the Closing Date and the first and second anniversaries of such date, as applicable, together with appropriate supporting documentation (the “Earnout Update”).

(iii)                               For the purposes of calculating Cumulative EBITDA, the Parties hereby agree that EBITDA shall:

(A)                              not include the appropriate financial items for any Person or business unit of a Person (including product lines), that has been directly or indirectly acquired by the Purchaser or Skyware during such relevant period; provided however, if such Person or business unit of a Person (including product lines), so acquired manufactures or sells products that would be reasonably expected to result in a material reduction of Cumulative EBITDA to be derived from the manufacture and sale of products manufactured and sold by the Business as it is conducted by the Sellers and Skyware immediately prior to Closing (the “Existing Products”) that would not have occurred but for such acquisition, and the aggregate amount of the trailing twelve month EBITDA (the “TTM EBITDA”) derived from the manufacture and sale of the applicable Existing Products was an amount greater than zero, the EBITDA Target Amount shall be (1) decreased by an amount equal to:  (x) the aggregate amount of the TTM EBITDA derived from such applicable Existing Products multiplied by (y) a fraction, the numerator of which is the number of months that remain in the Earnout Period at the time of such acquisition and the denominator of which is twelve (12), and (2) increased by an amount equal to the lesser of (x) the amount by which the EBITDA Target Amount was decreased in accordance with Section 3.4(a)(iii)(A)(1) above or (y) the amount of actual EBITDA derived from the manufacture and sale of the applicable Existing Product after such acquisition; and

(B)                                not include the appropriate financial items for any Person or business unit of a Person (including product lines), that Purchaser or Skyware has ceased to operate, or that has been directly or indirectly disposed of by Purchaser or Skyware, in each case for the period beginning on the date of such cessation or disposition and ending at the end of the Earnout Period; provided however, if the Person or business unit of a Person (including product lines), so ceased or disposed of had a positive impact on EBITDA as determined by review of its TTM EBITDA prior to such cessation or disposition, the EBITDA Target Amount shall be decreased by an amount equal to:  (x) the aggregate amount of the TTM EBITDA derived from such Person or business unit of a Person (including product lines), multiplied by (y) a fraction, the numerator of which is the number of months that remain in the Earnout Period at the time of the cessation or disposition and the denominator of which is twelve (12).

(b)                                 Audit Rights and Dispute Resolution.

(i)                                     The Purchaser shall provide Andrew (and its independent auditors) with reasonable access to any books, records, working papers and employees as it may reasonably request in connection with the preparation and review of the Earnout Statement or Earnout Update pursuant to this Section 3.4.

(ii)                                  Within 120 days following receipt by Andrew of the Earnout Statement, Andrew shall deliver written notice (an “Earnout Dispute Notice”) to the Purchaser of any dispute the Sellers have with respect to the preparation or content of the Earnout Statement.  The Earnout Dispute Notice must describe in reasonable detail the items contained in the Earnout Statement that the Sellers dispute and the basis for any such disputes.  Any items included in the Earnout Statement and not disputed in the Earnout Dispute Notice will be deemed to have been accepted by the Sellers.  If Andrew does not deliver an Earnout Dispute Notice within such 120-day period, the Earnout Statement will be final, conclusive and binding on the parties.  If an Earnout Dispute Notice is delivered to the Purchaser, the Purchaser and Andrew shall negotiate in good faith to resolve such dispute.  If the Purchaser and Andrew, notwithstanding such good faith effort, fail to resolve such dispute within 120 days after Andrew delivers an Earnout Dispute Notice, then the Purchaser and Andrew jointly shall engage the Accounting Firm to resolve such dispute in accordance with the standards set forth in this Section 3.4(b).  The scope of the review by the Accounting Firm shall be limited to a determination of whether the disputed portions of the initial draft of the Earnout Statement were prepared in accordance with this Section 3.4.  Based on its determinations of the matters described in the preceding sentence, the Accounting Firm shall make a final determination of Cumulative EBITDA.  The Accounting Firm is not to make or be asked to make any determination other than as set forth above.  Further, the Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by the Purchaser or Sellers or less than the smallest value for such item claimed by the Purchaser or Sellers, or review the Earnout Statement using a methodology which deviates from that set forth in this Section 3.4.  Andrew and the Purchaser shall use reasonable best efforts to cause the Accounting Firm to render its written decision resolving the matters submitted to it as promptly as practicable and, if at all possible, within thirty (30) days after such submission of the Earnout Dispute Notice.  Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced.  The Purchaser shall bear and pay a percentage of the fees and disbursements of the Accounting Firm that is equal to the percentage of the total amount of changes proposed to Cumulative EBITDA by Andrew that are successful, and Andrew shall bear and pay a percentage of the fees and disbursements of the Accounting Firm that is equal to the percentage of the total amount of changes proposed to Cumulative EBITDA by the Sellers that are not successful, in each case as determined by the Accounting Firm.  The fees and disbursements (if any) of the Purchaser’s outside experts incurred in connection with the preparation and certification of the initial draft of the Earnout Statement and their review related to any Earnout Dispute Notice shall be borne by the Purchaser, and the fees and disbursements (if any) of Andrew’s outside experts incurred in connection with their review of the draft Earnout Statement and any Earnout Dispute Notice shall be borne by the Sellers.

(c)                                  Earnout Payments.  If Cumulative EBITDA (as finally determined pursuant to Section 3.4(b)(ii)) is equal to or greater than $30,000,000 (as such amount may be adjusted pursuant to Section 3.4(a)(iii), the “EBITDA Target Amount”), the Purchaser shall pay to Sellers an amount equal to the sum of (i) $10,000,000 plus (ii) the product of (x) $1.50 multiplied by (y) an amount equal to Cumulative EBITDA minus the EBITDA Target Amount (the “Earnout Payment”); provided, however, that in no event shall the Earnout Payment exceed $25,000,000.  For avoidance of doubt, if the Earnout Statement (as finally determined pursuant to Section 3.4(b)) reflects Cumulative EBITDA of less than the EBITDA Target Amount, no Earnout Payment shall be due.

(d)                                 Post-Closing Conduct of the Business.  Following the Closing Date and until the expiration of the Earnout Period, the Purchaser will not take any actions that are intended to decrease the Earnout Payment or the Cumulative EBITDA.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers jointly and severally represent and warrant to the Purchaser that, except as otherwise set forth on a Schedule hereto the relationship of such matter to such other Schedule is reasonably apparent in its face:

4.1                                 Due Organization; Capitalization of Skyware.

(a)                                  Each Seller and Skyware (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has the requisite power and authority to own, operate and lease its properties and to conduct its business as presently conducted, and (iii) is duly qualified to do business and is in good standing (or equivalent status) as a foreign entity in each jurisdiction that recognizes the concept of good standing (or equivalent status) and in which its ownership of Assets and its historic conduct of the Business makes such qualification necessary.

(b)                                 All Transferred Shares are owned beneficially and of record by the applicable Seller, are duly authorized, validly issued, fully paid and nonassessable, have neither been issued in violation of nor are subject to any preemptive rights and are free and clear of any Liens.  Except for this Agreement, there are no outstanding (i) agreements, arrangements, warrants, options, puts, calls, rights, subscriptions, preemptive rights or other commitments to which Skyware or the applicable Seller is a party relating to the sale, issuance or voting of any of any shares of capital stock of Skyware or to which the Transferred Shares are subject or (ii) securities or other instruments convertible into, exchangeable for or evidencing the right to purchase any shares of capital stock of Skyware.  Such Sellers have good and marketable title to its respective Transferred Shares.  Upon the consummation of the transactions contemplated by this Agreement, the Purchaser will acquire good and valid title to the Transferred Shares, free and clear of all Liens (other than Permitted Liens).

4.2                                 No Conflict; Due Authorization.  Each Seller and Skyware has full corporate power and authority to execute, deliver and perform this Agreement and its Related Agreements and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by such Seller of this Agreement and its Related Agreements and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action, including, if required, the approval of the board of directors or other governing body of such Seller.  Each Seller has duly and validly executed and delivered this Agreement and, at, prior to or after the Closing, as applicable, such Seller will have duly and validly executed and delivered each of its Related Agreements.  Assuming the due authorization, execution and delivery of this Agreement and its Related Agreements by the Purchaser, this Agreement constitutes, and each Related Agreement will after the Closing constitute, the legal, valid and binding obligations of each Seller (or its Affiliate who is a party thereto), enforceable against it in accordance with its respective terms, subject to the Enforceability Limitations.

4.3                                 Consents and Approvals; Authority Relative to this Agreement.

(a)                                  Except as set forth on Schedule 4.3(a), no Consent of or with any Governmental Authority is necessary in connection with (y) the execution, delivery or performance of this Agreement by any Seller or of any of the applicable Related Agreements by such Seller or (z) the consummation of any of the transactions contemplated hereby or thereby by any Seller.

(b)                                 Except as set forth on Schedule 4.3(b), the execution, delivery and performance of this Agreement and of the applicable Related Agreements by any Seller, and the consummation of the transactions contemplated hereby and thereby by any Seller, do not and will not:  (w) violate, conflict with or result in a breach of any Law applicable to or binding on any Seller or any material Assets or any of the material assets or properties of Skyware; (x) constitute a breach or default of, or permit cancellation of, or result in the creation of any Lien upon any of the material assets of, or result in or constitute a circumstance which, with or without notice or lapse of time or both, would constitute any of the foregoing under, any material Contract to which any Seller or Skyware is a party or by which any Seller or Skyware or any of its respective assets is bound; (y) permit the (i) acceleration of the maturity of any Indebtedness of any Seller, Skyware or any of their respective Affiliates or Indebtedness secured by any of their respective assets, or (ii) the acceleration or creation in any Person of any right to declare a default, termination or to otherwise modify or cancel any Purchased Contract; or (z) violate or conflict with any provision of the certificate of incorporation or by-laws (or similar organizational documents) of any Seller or Skyware.

4.4                                 Financial Statements.

(a)                                  Schedule 4.4 sets forth (a) the combined balance sheet and statement of operations and cash flows of Skyware as of and for the years ended September 30, 2006 and 2005, respectively (referred to collectively as the “Year End Skyware Statements”), (b) the unaudited balance sheet of Skyware as of August 31, 2007 (the “Balance Sheet Date”) and the statement of operations and cash flow for the eleven (11) month period ended on the Balance Sheet Date (the “Skyware Reference Financial Statements,” and (c) except as with respect to Skyware, the combined fixed asset register, Inventory register, and deferred revenue statement of the Business as of the Balance Sheet Date and other Business financial information (the “Business Reference Financials,” and together with the Year End Skyware Statements and the Skyware Reference Financial Statements, the “Financial Statements”).  The Financial Statements were prepared from the books and records of the Sellers, Skyware and in accordance with the Calculation Principles consistent with historical practices of the Business.  The Financial Statements present fairly in all material respects the matters set forth in such Financial Statements as of the respective dates and for the respective periods indicated, except as otherwise set forth in such Financial Statements.

(b)                                 Skyware does not have, and the Business does not have any material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, regardless of when asserted) except (i) liabilities reflected in the Skyware Reference Financial Statements (ii) liabilities reflected on the Business Reference Financials, (iii) liabilities arising after the Balance Sheet Date in the ordinary course of business, (iv) liabilities arising under Purchased Contracts (none of which relates to breach of contract), (v) liabilities relating to the Retained Obligations, (vi) liabilities with respect to environmental matters (these liabilities are addressed by Section 4.17 and the corresponding Schedules), (vii) liabilities with respect to pending, threatened or potential Proceedings (these liabilities are addressed by Section 4.10 and the corresponding Schedules) or (viii) as specifically set forth in the Schedules hereto.

4.5                                 No Adverse Effects or Changes.  Except (a) with respect to the Excluded Assets and the Retained Obligations, (b) as set forth on Schedule 4.5 or any other Schedule to this Agreement and (c) as otherwise contemplated by this Agreement, from March 31, 2007 until the date of this Agreement, (i) the Business has not suffered any event which has had a Business Material Adverse Effect, and (ii) the Business has been conducted in the ordinary course and in substantially the same manner as previously conducted.  No Seller or Skyware has taken any Restricted Actions since the Balance Sheet Date.

4.6                                 Title to Assets and Transferred Shares.

(a)                                  Except as set forth on Schedule 4.6, (i) one or more of the Sellers or Affiliates of such Sellers, as applicable, has title to, and is the lawful owner of, the Transferred Shares and each of the Assets free and clear of any Lien other than Permitted Liens and (ii) Skyware has title to, and is the lawful owner of, its properties, assets and rights free and clear of any Liens other than Permitted Liens (the “Skyware Assets”).  Except as set forth on Schedule 4.6 and subject to obtaining and making all applicable Consents, each Seller or Affiliate (as applicable) has the right to sell, convey, transfer, assign and deliver the Transferred Shares and the Assets owned by it to the Purchaser and at the Closing, such Seller or such Affiliate shall convey to the Purchaser good title to such Transferred Shares and Assets, in each case free and clear of any Lien (other than Permitted Liens).  This Section 4.6 does not apply to Transferred Owned Real Property, it being agreed that the sole and exclusive representations and warranties regarding Transferred Owned Real Property are set forth in Section 4.7.

(b)                                 The Sellers have not intentionally avoided the assignment to Purchaser hereunder of any properties, assets or rights which, together with the rights and services to be provided by the Sellers to the Purchaser under the Transition Services Agreement and the License Agreements are to Sellers’ Knowledge necessary to operate the Business in all material respects as it is currently conducted by the Sellers and Skyware.

4.7                                 Owned Real Property and Leased Real Property.

(a)                                  Except as set forth on Schedule 4.7(a), the Transferred Real Property and the Real Property owned or leased by Skyware is the only Real Property currently used by the Sellers or Skyware in connection with the Business.

(b)                                 Subject to the Permitted Liens, except as set forth on Schedule 4.7(b), neither the Sellers nor Skyware have assigned, subleased or otherwise encumbered their rights in any Transferred Real Property Lease or any lease for Real Property leased by Skyware, as the case may be.  The Sellers have provided the Purchasers with complete and correct copies of all Transferred Real Property Leases and all leases of Real Property leased by Skyware.  No Transferred Real Property Lease and no lease for Real Property leased by Skyware has been modified, changed, altered or amended in any material way from the copy of the Transferred Real Property Lease, or the lease of the

Real Property leased by Skyware, as the case may be, delivered to the Purchaser pursuant to this Agreement, nor has any Seller or Skyware received any written notice, or to the Sellers’ Knowledge oral notice, of termination with respect to any material Transferred Real Property Lease or any material lease of Real Property leased by Skyware.  To the Sellers’ Knowledge, except as set forth on Schedule 4.7(b), the Transferred Real Property Leases and the leases of Real Property leased by Skyware are in full force and effect.  None of the Sellers or Skyware (as applicable) is in default under any material term of the Transferred Real Property Leases, or any lease of Real Property leased by Skyware, as the case may be, nor to the Sellers’ Knowledge, has any event occurred which, with notice or the passage of time, or both, would give rise to such a default by a Seller or Skyware (as applicable).  To the Sellers’ Knowledge, no other party to any Transferred Real Property Lease or any lease of Real Property leased by Skyware is in default thereunder.

(c)                                  Subject to the Permitted Liens, a Seller has the right to sell, convey, transfer, assign and deliver the Transferred Owned Real Property to the Purchaser, and at the Closing such Seller shall convey to the Purchaser good and marketable fee simple title to the Transferred Owned Real Property, free and clear of all Liens (other than Permitted Liens).

(d)                                 Except as set forth on Schedule 4.7(d), neither the Sellers nor Skyware have received any written, or, to Seller’s Knowledge, oral notices from any Governmental Authority stating or alleging that any improvements or facilities owned by the Sellers or Skyware and located on the Transferred Real Property or the Real Property owned or leased by Skyware, have not been constructed in compliance with applicable Law or are being operated in violation of applicable Law.

(e)                                  Except as set forth on Schedule 4.7(e), all facilities located on the Transferred Real Property and the Real Property owned or leased by Skyware are currently supplied with utilities and other services necessary for the current normal operation of said facilities.

(f)                                    Neither the Sellers nor Skyware have received any written, or, to the Seller’s Knowledge, oral notice from any Governmental Authority of any pending, threatened or contemplated condemnation proceeding affecting the Transferred Real Property or the Real Property owned or leased by Skyware, or any part thereof.

(g)                                 Each of the Sellers and Skyware (as applicable) has maintained all material buildings, structures or other improvements located on the Transferred Real Property and the Real Property owned or leased by Skyware (as applicable), or any portion thereof, in accordance with each Seller’s or Skyware’s (as applicable) customary practices and maintenance of such items had not been deferred beyond a reasonable time period.

(h)                                 The Transferred Owned Real Property shall be conveyed to the Purchaser, and the Real Property owned or leased by Skyware shall be accepted by Purchaser, in “as is”, “where is” condition and, except as otherwise set forth in this

Section 4.7 or in this Agreement or any Related Agreements, without representation or warranty of any kind.

4.8                                 Equipment; Leased Personal Property.  Schedule 4.8 includes a true and complete list (including the location thereof) as of the Balance Sheet Date of all of the material equipment owned by a Seller (and held for use in, primarily used in, or related primarily to, the Business) or held by Skyware having an individual book value in excess of $50,000.  Schedule 4.8 also sets forth an accurate and complete list of each lease to which any Seller or Skyware is a party with respect to personal property used exclusively in the conduct of the Business having aggregate remaining lease payments in excess of $50,000.  The Sellers have made available to the Purchaser true and complete copies of all the personal property leases set forth on Schedule 4.8 (excluding personal property leases that the Sellers have provided in redacted form due to confidentiality restrictions).

4.9                                 Customers and Suppliers.  Schedule 4.9 sets forth, collectively (i) with respect to the last two (2) fiscal years of the Sellers, a list of the dollar amount derived from each of the ten (10) largest (based on dollar aggregate amounts purchased from the Sellers and Skyware related to the Business) customers of the Sellers and Skyware (“Material Customers”), and (ii) with respect to the last two (2) calendar years, the dollar amount purchased from each of the ten (10) largest (based on dollar aggregate amounts purchased by the Sellers and Skyware related to the Business) suppliers of the Sellers and Skyware (“Material Suppliers”).  Except as set forth on Schedule 4.9, no Material Customer or Material Supplier has provided a written notice, or, to the Sellers’ Knowledge, oral notice terminating its relationship with any Seller, Skyware or any Affiliate thereof, or to the Sellers’ Knowledge, has threatened to do so. No Seller is involved in any Proceeding with any Material Customer or Material Supplier.

4.10                           Proceedings.  Except as set forth on Schedule 4.10, there are no Proceedings pending, or, to the Sellers’ Knowledge, threatened against any Seller or Skyware that relates to the Business or the Assets.  Except as set forth on Schedule 4.10, the operation of any Business by any Seller and Skyware is not subject to any Order, judgment, decree, injunction, stipulation or consent order of or with any court or other Governmental Authority, the failure to comply with which would be reasonably expected to have a Business Material Adverse Effect, other than any such Orders having application to industry-wide matters.  Except as set forth on Schedule 4.10, neither the Sellers nor Skyware (solely in relation to its conduct of the Business) has entered into any agreement to settle or compromise any Proceeding pending or threatened against it which has involved any obligation other than the payment of money and for which it has any continuing obligation the failure to comply with which would reasonably be expected to have a Business Material Adverse Effect or Seller Adverse Effect.

4.11                           Intellectual Property.

(a)                                  Schedule 4.11(a) sets forth a true and complete list of all licenses, other than “off the shelf” commercially available software programs purchased or licensed for less than $100,000 in the aggregate, pursuant to which any Seller or Skyware licenses Intellectual Property which is material to and used in the conduct of the Business by such Seller or Skyware.

(b)                                 To the Sellers’ Knowledge, Schedules 1.1H and 1.1K set forth a complete and correct list of all Transferred Patents, Transferred Trademarks and registered forms of Transferred Technology and applications therefor and registered, pending and patented forms of Skyware IP.  To the Sellers’ Knowledge, the Transferred Intellectual Property (including the Skyware IP), together with the Intellectual Property that is licensed under the License Agreement set forth on Exhibit C-2 and the Trademark License Agreement constitutes all the Intellectual Property necessary for the conduct of the Business as currently conducted and as currently contemplated to be conducted

(c)                                  Except as set forth on Schedule 4.11(c):

(i)                                     to the Sellers’ Knowledge, the use of the Transferred Intellectual Property and Skyware IP as currently used by the Sellers or Skyware in the conduct of the Business and the conduct of the Business, as presently conducted by the Sellers or Skyware, including the manufacture, use, sale and importation of products of the Business and the possession, use, disclosure, copying or distribution of any information, data, products or other tangible or intangible used in the Business, has, does and will not infringe, misappropriate, violate or otherwise conflict with the Intellectual Property of any other Person;

(ii)                                  since January 1, 2004 and February 3, 2006 with respect to Skyware, and to the Sellers’ Knowledge, since January 1, 2001 (and for the period from January 1, 2001 through February 3, 2006 with respect to Skyware), no Seller or Skyware has received a written notice from any Person which: (A) asserts an ownership interest in any Transferred Intellectual Property or any Intellectual Property owned by any Seller or Skyware and material to the operation of the Business; (B) alleges that the conduct of the Business by any Seller or Skyware violated any material rights relating to Intellectual Property of any Person; or (C) challenges the validity or enforceability of the Transferred Intellectual Property or any Intellectual Property owned by any Seller or Skyware and material to the operation of the Business;

(iii)                               there is no Proceeding pending or, to the Sellers’ Knowledge, threatened that (A) challenges the rights of the Sellers or Skyware in respect of, or the scope of, any of the Transferred Intellectual Property, or any Intellectual Property owned by any Seller or Skyware and material to the operation of the Business, or is otherwise adverse to the use, registration, right to use, validity, enforceability or sole and exclusive ownership of any of the Transferred Intellectual Property or any Intellectual Property owned by any Seller or Skyware and material to the operation of the Business or (B) asserts that the operation of the Business as conducted by the Seller is, was or will be infringing or otherwise in violation of any Intellectual Property of any other Person.  None of the Transferred Intellectual Property or any Intellectual Property owned by any Seller or Skyware and material to the operation of the Business, any Intellectual Property licensed pursuant to the License Agreement set forth in Exhibit C-2 or any Skyware IP is subject to any Order, or, to the Sellers’ Knowledge, has been the subject of any Proceeding;

(iv)                              the Sellers or Skyware, as applicable, are the sole and exclusive owner of the Transferred Intellectual Property and Skyware IP, respectively, free and clear of any Liens other than Permitted Liens; and

(v)                                 none of the Sellers or Skyware has filed any Proceeding or sent any notice of a violation, infringement, misuse or misappropriation by any Person of the Sellers’ or Skyware’s rights to, or in connection with, the Transferred Intellectual Property or the Skyware IP and, to the Sellers’ Knowledge, none of the Transferred Intellectual Property or Skyware IP is being materially infringed, diluted, misappropriated or otherwise violated by any Person.

(d)                                 With respect to the Transferred Patents, Transferred Trademarks and Skyware IP, all necessary registration, maintenance and renewal fees that were due and payable to any applicable United States or other Governmental Authority on or prior to the date of this Agreement, have been paid, except as set forth on Schedule 4.11(d).  To the Sellers’ Knowledge, reasonable steps have been taken to record each owner throughout the entire chain of title of all of the Transferred Patents, Transferred Trademarks and Skyware IP with each applicable Governmental Authority up through Closing including payment of all costs, fees, taxes and expenses associated with such recording activities.

(e)                                  None of the Sellers, Skyware, nor any of their respective Affiliates has granted any license of any Transferred Intellectual Property or Skyware IP that is material to the operation of the Business except (i) as set forth on Schedule 4.11(e) and (ii) for non-exclusive licenses granted in the ordinary course of business.

(f)                                    To the Sellers’ Knowledge, no director, stockholder, employee, consultant, agent or other representative of the Sellers or Skyware or any of their respective Affiliates owns or claims any personal rights in (nor has any of them made application for) any of the Transferred Intellectual Property or Skyware IP.

(g)                                 Section 4.2, Section 4.3, Section 4.6, Section 4.10, Section 4.11, Section 4.12 and Section 4.19 contain the sole and exclusive representations and warranties of the Sellers regarding Intellectual Property matters.

(h)                                 The Escrow/Technology License Agreement, dated April 25, 2007, between Andrew Corporation and L3 Communications Narda Microwave East was never executed.

4.12         Contracts.  Schedule 4.12 contains a  true and complete list of all Executory Contracts of the following types to which (a) any Seller or Skyware is a party (but only if such Contract primarily relates to the Business) or (b) any of the Assets or Skyware Assets is subject:

(a)                                  any Contract with a sales representative, manufacturer’s representative, distributor, dealer, broker, sales agency, advertising agency or other Person engaged in sales, distribution or promotional activities for or on behalf of the Business, or any Contract to act in one of the foregoing specified capacities on behalf of any Person;

(b)                                 any Contract pursuant to which any Seller or Skyware has made or will make loans or advances, or has incurred, or is obligated to incur, Indebtedness or has become a guarantor or surety or pledged its credit for or otherwise become responsible with respect to any undertaking of another Person (except for the negotiation or collection of negotiable instruments in transactions in the ordinary course of business);

(c)                                  any Contract with (i) any Affiliate of any Seller (but excluding any contract with or relating to a Benefit Plan), or (ii) any officer or director of any Seller or Skyware (other than employment agreements or similar arrangements relating to their employment);

(d)                                 any Contract (including a purchase order) with any customer or supplier with whom the Sellers or Skyware have entered into Contracts (including purchase orders), which, in the aggregate, have a commitment of more than $100,000 on an annual basis;

(e)                                  any Contract involving a partnership, joint venture or other cooperative undertaking;

(f)                                    any Contract involving any non-competition or similar restrictions binding on any Seller or Skyware, including with respect to the geographical area of operations or scope or type of business of such Seller or Skyware;

(g)                                 any Contract for any material capital expenditures or material leasehold improvement, in each case in excess of $100,000;

(h)                                 any collective bargaining agreement;

(i)                                     any Contract involving the licensing, sharing, assignment or transfer of Intellectual Property, except “off the shelf” commercially available software programs purchased or licensed for less than $100,000 in the aggregate;

(j)                                     any Contract containing an Andrew Guarantee;

(k)                                  any letter of credit utilized in or otherwise related to the conduct of the Business;

(l)                                     any Shared Contract the Business Portion of which contains a commitment of more than $100,000 on an annual basis; and

(m)                               any other Contract that is otherwise material to the operation of the Business.

The Sellers have made available to the Purchaser copies of each Contract that is listed on Schedule 4.12 (excluding Contracts that the Sellers have provided in redacted form due to confidentiality restrictions).  Except as set forth on Schedule 4.12, to Sellers’ Knowledge, all Contracts listed or required to be listed on Schedule 4.12 are in full force and effect and are enforceable by the applicable Seller or Skyware, as applicable, in accordance with their terms

(subject to the Enforceability Limitations).  With respect to the Contracts set forth or required to be set forth on Schedule 4.12:  (i) neither the applicable Seller or Skyware nor, to the Sellers’ Knowledge, any other party thereto, is in default under or in violation of any material term of such Contract; (ii) to the Sellers’ Knowledge, no event has occurred that, with notice or lapse of time or both, would constitute such a default or violation; (iii)  no Seller or Skyware has released in writing or to the Sellers’ Knowledge orally, any of its rights under any such Contract; and (iv) no party to such Contracts has (x) repudiated in writing or, to Sellers’ Knowledge, orally, any of the material terms thereof, (y) or, to the Sellers’ Knowledge, threatened to terminate or cancel any such Contracts or (z) to the Sellers’ Knowledge, provided written notice that it will not renew any such Contract.

4.13                           Permits.  Each Seller and Skyware possesses or has applied for all material Permits required by applicable Law to conduct the Business as currently conducted.  Schedule 4.13 is a true and complete list of all Permits (other than Environmental Permits) held by any Sellers or Skyware related to in the conduct of the Business.  This Section 4.13 does not relate to matters specifically covered by other representations and warranties specified in this Article IV, including any representations and warranties with respect to compliance with Environmental Laws or possession of Environmental Permits, each of which matters are addressed solely and exclusively in Section 4.17.

4.14                           Employee Benefit Plans.

(a)                                  Schedule 4.14 (a) sets forth (i) each “employee benefit plan” (as defined in Section 3(3) of ERISA whether or not such plan is subject to ERISA) (ii) all other severance pay, salary continuation, bonus, incentive, stock option, retirement, pension, profit sharing or deferred compensation plans, contracts, programs, or arrangements, and (iii) all other employee benefit plans, contracts, programs, or arrangements (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated), including any change of control agreements, and any trust, escrow, or similar agreement related thereto, whether or not funded, in respect of Current Employees or Skyware Employees that are sponsored or maintained by any Seller, Skyware, or any of their ERISA Affiliates or with respect to which any Seller, Skyware, or any of their ERISA Affiliates is required to make contributions or other payments in respect to the Current Employees or Skyware Employees (all of the above being hereinafter individually or collectively referred to as an “Benefit Plan” or “Benefit Plans,” respectively).  Schedule 4.14(a) separately identifies each Benefit Plan in respect of Current Employees as a “Seller Benefit Plan” and each Benefit Plan in respect of Skyware Employees as a “Skyware Benefit Plan”.

(b)                                 All Benefit Plans are in compliance in form and operation in all material respects with all applicable requirements of Law and none of the Sellers or Skyware has received any written notice from any Governmental Authority questioning or challenging such compliance.

(c)                                  Copies of the following materials have been delivered or made available to the Purchaser:  (i) with respect to those Benefit Plans covering Current US Employees or Current Canadian Employees: (A) all current plan and trust documents for each Benefit Plan or, in the case of an unwritten Benefit Plan, a written description thereof, (B) the most recent determination letter from the IRS with respect to each of the Benefit Plans that is intended to satisfy the tax-qualification requirements of Section 401(a) of the Code and (C) each employee’s severance entitlement (subject to the last two sentences of this Section 4.14(c)) under the applicable plans of the Sellers and their Affiliates as of October 31, 2007 (provided on an anonymous basis) and attached hereto as Schedule 4.14(c)(i) (the “US and Canadian Severance Estimates”), (ii) with respect to those Benefit Plans covering Skyware Employees:  all material documents pursuant to which the Benefit Plans are maintained, administered and funded; and (iii) with respect to those Benefit Plans covering Current Employees who are not Current US Employees or Current Canadian Employees:  a written description of each such Benefit Plan and each employee’s severance entitlement (subject to the last two sentences of this Section 4.14(c)) under the applicable plans of the Sellers and their Affiliates as of October 31, 2007 (provided on an anonymous basis) and attached hereto as Schedule 4.14(c)(ii) (the “Non-US and Canadian Severance Estimates” and, together with the US and Canadian Severance Estimates, the “Severance Estimates”).  The Severance Estimates with respect to Transferred US Employees represent the true and correct calculations of the severance obligations to each Transferred US Employee assuming that such Transferred US Employee had been terminated immediately prior to the date of the Severance Estimates.  The Severance Estimates with respect to Transferred UK Employees, Transferred Canadian Employees, Skyware Employees and Transferred Other Employees represent the good faith estimates of the Sellers of the severance obligations to each of the Transferred UK Employees, Transferred Canadian Employees, Skyware Employees and Transferred Other Employees, assuming that such Transferred UK Employee, Transferred Canadian Employee, Skyware Employee and Transferred Other Employee had been terminated immediately prior to the date of the Severance Estimates, and such estimated amounts were calculated in good faith by Andrew based on the Benefit Plans and Laws applicable to the relevant Employees and Andrew’s past practice.

(d)                                 Each Benefit Plan intended to be qualified under Section 401(a) of the Code is so qualified and has been determined by the IRS to be so qualified, and each trust created thereunder has been determined by the IRS to be exempt from tax under the provisions of Section 501(a) of the Code, all amendments to any such Benefit Plan for which the remedial amendment period (within the meaning of Section 401(b) of the Code and applicable regulations) has expired are covered by a favorable IRS determination letter, and to Sellers’ Knowledge, nothing has occurred since the date of any such determination that could reasonably be expected to give the IRS grounds to revoke such determination.

(e)                                  None of the Sellers, Skyware or any of their ERISA Affiliates currently has, and at no time in the past has had, an obligation to contribute to a “defined benefit plan” as defined in Section 3(35) of  ERISA or any Canadian legislation respecting pension benefits, funding, standards or regulations, any pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, any “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code or any “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code, or any Canadian legislation respecting multiple employer pension plans, or any Contract requiring minimum contributions by a Seller to a benefit plan or benefit to a Current Canadian Employee, that would reasonably be expected to become a liability of Purchaser, and except with respect to those obligations and liabilities relating to any Benefit Plan that are assumed by the Purchaser under Article XI, there is no other liability with respect to any employee benefit plan or arrangement of Sellers, Skyware or their respective ERISA Affiliates that would reasonably be expected to become a liability of Purchaser, and there are no Contracts of employment with any Current Canadian Employees pertaining to any employee’s rights to notice or payment of any nature on termination of employment or any stay bonuses respecting employment through the Closing Date.

4.15                           Employment and Labor Matters.  The Sellers have made available to the Purchaser a true and complete list as of October 3, 2007 of the names and titles of all employees of any Seller (involved primarily in the Business) and Skyware.  Except as set forth on Schedule 4.15, there is, and within the last three years there has been, no labor strike, material labor dispute, material labor slow-down, material work stoppage, lockout or other material labor difficulty pending or, to the Sellers’ Knowledge, threatened, against any Seller or Skyware and primarily relating to the  Business.  None of the employees of the Sellers (involved primarily in the Business) or Skyware is covered by any collective bargaining agreement, and, to the Sellers’ Knowledge, no representation petition is pending before the National Labor Relations Board (or any similar non-U.S. Governmental Authority), and within the last three years, no union organizing campaign is in progress or is threatened.  The German Skyware Employees have established a works council.  Skyware is not subject to any agreements with the works council which would prevent restructuring, terminations of employees, respectively terminating only against payment of severance or any similar restrictions.  There are no outstanding employee invention fees to be paid, and there neither is nor has been in the past years any dispute between Skyware and any Skyware Employee on the rights and claims in respect of employee inventions.

4.16                           Taxes.  Except as set forth on Schedule 4.16:

(a)                                  All Tax Returns with respect to (i) the Business, (ii) Skyware or (iii) the Assets that are required by applicable Law to be filed on or before the Closing Date by any Seller or Skyware have been timely filed or will be filed in a timely manner (within any applicable extension periods).  Such Tax Returns are or will be complete and accurate in all material respects and all Taxes shown to be due on such Tax Returns have been or will be timely paid in full.  There are no Liens for Taxes with respect to any of the Assets or Skyware Assets (other than Permitted Liens).  All Taxes which Skyware or the Sellers with respect to the Business are required by Law to withhold or collect, including without limitation, sales and use taxes, and amounts required to be withheld for Taxes of employees or other Persons, have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Authorities or, to the extent not yet payable, are held in separate bank accounts for such purpose.

(b)                                 Skyware has not granted or has had granted on its behalf any extension or waiver of the statute of limitations period applicable to any Tax Return, which period (after giving effect to such extension or waiver) has not yet expired.  To the Sellers’

Knowledge, no written claim has ever been made by a Governmental Authority in a jurisdiction where any Seller (with respect to the Business) or Skyware does not file Tax Returns and that it is or may be subject to taxation by that jurisdiction or Governmental Authority.  There is no audit or Proceeding now pending or threatened against or with respect to any Seller (with respect to the Business) or Skyware in respect of any Tax.

(c)                                  Skyware is treated as a disregarded entity for U.S. federal income tax purposes.  Schedule 4.16(c) lists each Seller that is not a foreign person within the meaning of Section 1445 of the Code (“Nonforeign Sellers”).  None of the Sellers that is a foreign person within the meaning of Section 1445 of the Code is transferring any United States real property interest (within the meaning of Section 897 of the Code) to the Purchaser pursuant to the transactions contemplated by this Agreement.  Skyware has never made an election under Section 897(i) of the Code to be treated as a domestic corporation.

(d)                                 Skyware has no liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor, by contract or otherwise.  Skyware is not a party to any Tax allocation or sharing agreement.

4.17                           Environmental Matters.  Except as set forth on Schedule 4.17:

(a)                                  The Sellers and Skyware (in relation to the Transferred Real Property, the Real Property owned by Skyware, the tangible Assets and the Business) have materially complied and are in material compliance with all applicable Environmental Laws.

(b)                                 (i) The Sellers and Skyware are in possession of all Environmental Permits, if any, required for their operation of the Business and ownership and operation of the tangible Assets as currently conducted, including those required for operations, on the Transferred Real Property and the Real Property owned by Skyware, and have materially complied and are in material compliance with all of the requirements and limitations included in such Environmental Permits, and (ii) a list of all such Environmental Permits is set forth on Schedule 4.17(b)(ii).

(c)                                  Except as has been resolved prior to the date of this Agreement without any material future or continuing obligation of any Seller or Skyware, no written notice from any Governmental Authority or any other Person has been received by any Seller or Skyware claiming that (i) the operation of the Business, including the operation at or on any of the Transferred Real Property or the Real Property owned by such Seller or Skyware is or was in violation of any Environmental Law or Environmental Permit, or (ii) the Sellers (in connection with the Business) or Skyware is responsible (or potentially responsible) for the investigation or cleanup of any Hazardous Substances or for any other environmental response action at any Transferred Real Property or the Real Property owned by Skyware or any other locations.

(d)                                 To the Sellers’ Knowledge, there are no active or abandoned underground tanks and related pipes at the Transferred Real Property and the Real Property owned by Skyware.

(e)                                  To the Sellers’ Knowledge, neither the Sellers nor Skyware sells or has sold any product containing asbestos or that utilizes or incorporates asbestos-containing materials in any way.

(f)                                    To the Sellers’ Knowledge, the Business, the Transferred Real Property and the Real Property owned by Skyware will not require a material capital expenditure or annual operating expense increase during the two years following the Closing Date to achieve compliance with any Environmental Law.

(g)                                 No Seller (in relation to the Transferred Real Property, Real Property of Skyware, tangible Assets or the Business) is the subject of any pending, or, to the Sellers’ Knowledge, threatened Proceeding in any forum, judicial or administrative, involving a demand for damages, injunctive relief, penalties or other potential liability with respect to any Environmental Liability or any violation of any Environmental Law.  Except as has been resolved prior to the date of this Agreement without any material future or continuing obligation, no Seller (in relation to the Transferred Real Property, tangible Assets or the Business) has entered into or been or is subject to any Order, including any consent decree, compliance order or administrative order pursuant to an Environmental Law.

(h)                                 To the Sellers’ Knowledge, with respect to the Transferred Real Property, Real Property of Skyware, tangible Assets and the Business, there has been no Release, disposal, arrangement for disposal of or exposure of any Person to any Hazardous Substance that has given or could give rise to any material liabilities under any Environmental Law.

(i)                                     The Sellers have furnished or made available to Purchaser all environmental compliance audits, Phase I and II environmental assessment reports, asbestos surveys and other material environmental documents relating to the Transferred Real Property, Real Property of Skyware, tangible Assets and the Business that are in their possession or under their reasonable control.

4.18                           Inventories.  The Inventory and the inventory of Skyware are of a quality useable and fit for the purpose for which they were procured or it was manufactured, subject to appropriate allowances reflected in the Financial Statements for obsolete, excess, slow moving and other irregular items.  Such allowances have been calculated in accordance with the Calculation Principles and in a manner consistent with the past practice of the Sellers and Skyware.  Except as set forth on Schedule 4.18, none of the Sellers’ or Skyware’s inventory is held on consignment, or otherwise, by third parties (other than any Affiliate of any Seller).

4.19                           Related Party Transactions.  Except as set forth on Schedule 4.19, none of the Sellers or any of their respective Affiliates (other than wholly owned Subsidiaries of any Seller), nor any current director or officer or, to the Sellers’ Knowledge, any employee or any former director, officer or employee of the Sellers to the extent relating to the Business (a) has or during the last five fiscal years has had any direct or indirect material interest (i) in, or is or during the last five fiscal years was, a director, officer or, to the Sellers’ Knowledge, an employee of, any Person that is a client, customer, supplier, lessor, lessee, debtor, creditor or competitor of any Seller or Skyware in respect of the Business or (ii) in any material property, asset or right that is owned or used by the any Seller or Skyware in the conduct of the Business or (b) is, or during the last five fiscal years has been, a party to any material agreement or transaction with any Seller or Skyware relating to the Business.  Except as set forth in Schedule 4.19, there is no outstanding Indebtedness to any Seller with respect to the Business or Skyware of any current or former director, officer, employee or consultant of any Seller, Skyware or any of their Affiliates.

4.20                           Product Liability.  In connection with the Business, except as set forth on Schedule 4.20:

(a)                                  to the Sellers’ Knowledge, each product manufactured, sold or otherwise delivered by the Sellers or Skyware has been in material conformity with all applicable contractual commitments and all express and implied warranties;

(b)                                 none of  the Sellers or Skyware has any liability for replacement or repair of any such products or other damages or other costs in connection therewith in excess of the lesser of (x) $780,000.00 or (y) the warranty accruals reflected in the Closing Warranty Accruals Statement; and

(c)                                  there have been no product recalls by the Sellers or Skyware.

4.21                           Indebtedness.  Schedule 4.21 sets forth a true, correct and complete list of the individual components (indicating the amount and the Person to whom such Indebtedness is owed) of all the Indebtedness outstanding with respect to Skyware.

4.22                           Canadian Income Tax Act.  Andrew Canada Inc. is not a non-resident of Canada within the meaning of the Income Tax Act (Canada).

4.23                           Andrew Canada Inc.  Andrew Canada Inc. is the sole Seller of Assets located in Canada.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Sellers as follows:

5.1                                 Due Incorporation.  The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, operate and lease its assets and to conduct its business as presently conducted.

5.2                                 Due Authorization.  The Purchaser has full corporate power and authority to execute, deliver and perform this Agreement and its Related Agreements and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by the Purchaser of this Agreement and its Related Agreements and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action, including the approval of the board of directors of the Purchaser.  The Purchaser has duly and validly executed and delivered this Agreement and, at, prior to or after the Closing, as applicable, will have duly and validly executed and delivered each of its Related Agreements.  Assuming the due authorization, execution and delivery of this Agreement and the Related Agreements by each Seller (as applicable), this Agreement constitutes, and each of the Related Agreements will after the Closing constitute, the Purchaser’s legal, valid and binding obligation, enforceable against it in accordance with their respective terms, subject to Enforceability Limitations.

5.3                                 Consents and Approvals; Authority Relative to This Agreement.

(a)                                  Except as set forth on Schedule 5.3, no Consent of or with any Governmental Authority or any other Person is necessary in connection with the execution, delivery or performance by the Purchaser of this Agreement or any of its Related Agreements or the consummation by the Purchaser of the transactions contemplated hereby or thereby.

(b)                                 Except as set forth on Schedule 5.3, the execution, delivery and performance by the Purchaser of this Agreement and its Related Agreements, and the consummation by the Purchaser of the transactions contemplated hereby and thereby, do not and will not:  (i) violate any Law applicable to or binding on the Purchaser or any of its assets; (ii) constitute a breach or default of, or permit cancellation of, or result in the creation of any Lien upon any of the assets of the Purchaser under, or result in or constitute a circumstance which, with or without notice or lapse of time or both, would constitute any of the foregoing under, any Contract to which the Purchaser or any of its Affiliates is a party or by which the Purchaser or any of its Affiliates or any of their respective assets is bound; (iii) permit the acceleration of the maturity of any Indebtedness of the Purchaser or any of its Affiliates or Indebtedness secured by any of their respective assets; or (iv) violate or conflict with any provision of the Purchaser’s certificate of incorporation and bylaws.

5.4                                 Proceedings.  There are no Proceedings pending, or, to the Purchaser’s Knowledge, threatened, by or against the Purchaser or any of its Affiliates with respect to this Agreement or the Related Agreements, or in connection with the transactions contemplated hereby or thereby.

5.5                                 Financing.  The Purchaser at the Closing will have sufficient cash, available lines of credit or other sources of immediately available funds to enable it to consummate the purchase of the Assets which are in an aggregate amount sufficient to consummate the transactions contemplated hereby.

5.6                                 Independent Investigation.  In making the decision to enter into this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby, other than reliance on the representations, warranties, covenants and obligations of the

Sellers set forth in this Agreement and in the Related Agreements, the Purchaser has relied solely on its own independent investigation, analysis and evaluation of the Business, the Transferred Shares and the Assets (including the Purchaser’s own estimate and appraisal of the value of the business, financial condition, operations and prospects of the Business and the Assets).

ARTICLE VI

COVENANTS

6.1                                 Access to Information.  From and after the date of this Agreement until the Closing Date, each Seller and Skyware shall afford to the Purchaser and its accountants, counsel and other representatives reasonable access, upon reasonable notice during normal business hours, to all the personnel, properties, books, contracts, commitments, Tax Returns and records of the Business and during such period shall furnish to the Purchaser any information of the Business relating to (and then only to the extent relating to) the Assets or the business of Skyware which is reasonably available to the Sellers as the Purchaser may reasonably request; provided, that nothing herein will obligate any Seller to (a) take any actions that would unreasonably interrupt the normal course of business of the Business or (b) violate any Law or the terms of any Contract to which any Seller or any Affiliate of any Seller is a party or to which any assets of any Seller or any Affiliates of any Seller are subject, and provided, further, that if any particular document or other item containing information to which the Purchaser has the right of access pursuant to this Section 6.1 contains both (y) information related to the Business and (z) other information, then the applicable Seller may, at its option, either (i) provide a copy of such document or item to the Purchaser subject to the Purchaser’s obligations contained herein to keep such other information confidential or (ii) create a new form of such document or item and provide the Purchaser with access to such new form of document or item (which new form of document or item shall incorporate all information that the Purchaser has the right to access  pursuant to this Section 6.1).

6.2                                 Preservation of Business.  From the date of this Agreement until the Closing Date, except as set forth on Schedule 6.2 or as contemplated by this Agreement, each Seller shall, and shall cause Skyware to, operate the Business in the ordinary course of business and in a manner consistent with past practice.  Without limiting the generality of the foregoing, except as set forth on Schedule 6.2 or as contemplated by this Agreement, prior to the Closing the Sellers shall not (solely in relation to the Business), and shall cause Skyware not to, without the prior written consent of the Purchaser, which shall not be unreasonably withheld or delayed:

(a)                                  sell, transfer, convey or otherwise dispose of any of the Assets (or assets of Skyware) having an individual book value in excess of $100,000 except in the ordinary course of business and consistent with past practice;

(b)                                 acquire or lease any material assets having an individual book value in excess of $100,000, except in the ordinary course of business and consistent with past practice;

(c)                                  make any material changes in the accounting principles or practices of the Business;

(d)                                 enter into, adopt, amend or terminate any bonus, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan or fund for the benefit or welfare of any director, officer or Employee, or materially increase the compensation or benefits of any director, officer or Employee, or enter into any Contract to do any of the foregoing, in each case except (1) in the ordinary course of business or as required by Law or (2) as reasonably required by Andrew to conduct Other Andrew Business;

(e)                                  make any loans, advances or capital contributions to, or investments in, any other Person, in each case, solely with respect to the Business;

(f)                                    make, change or revoke any Tax election with respect to the Business or the Assets that will be binding on the Purchaser or adversely affect the Tax liability of the Purchaser or any of its Affiliates; make any write-off or write-down of or made any determination to write-off or write-down any of the assets and properties of any Seller or Skyware;

(g)                                 sell, assign, transfer (including, without limitation, transfers to any employees, stockholders or Affiliates), license or subject to any Lien any tangible or intangible assets or properties, other than sales of inventory in the ordinary course of business;

(h)                                 solely with respect to Skyware, authorize or make any capital expenditures or commitments therefore in excess of $100,000 individually or $100,000 in the aggregate;

(i)                                     solely with respect to Skyware, amend its certificate of incorporation, bylaws or equivalent organizational documents;

(j)                                     solely with respect to Skyware, declare or pay any dividends or other distributions with respect to any shares of its capital stock or redeem or purchase, directly or indirectly, any shares of its capital stock or other equity securities; provided, however, that Skyware shall not be prohibited from declaring and paying one or more cash dividends prior to the Closing to the extent permitted by applicable Law and to the extent such dividend does not result in any liability to Skyware beyond payment of such dividend, which payment shall occur prior to Closing;

(k)                                  solely with respect to Skyware, issue or sell any capital stock or other equity interests or split, combine or subdivide the capital stock or other equity interests;

(l)                                     solely with respect to Skyware, enter into, adopt, amend or terminate any bonus, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan or fund for the benefit or welfare of any officer, employee, director, partner or consultant of Skyware or its Affiliates, or materially increase the compensation or benefits of any such Person, or enter into any Contract to do any of the foregoing, in each case except as required by Law;

(m)                               solely with respect to Skyware, institute or settle any Proceeding that involves more than $100,000;

(n)                                 solely with respect to Skyware, make any write-off or write-down of or make any determination to write-off or write-down any of its assets and properties in excess of $100,000;

(o)                                 solely with respect to Skyware, license in or purchase any Intellectual Property other than in the ordinary course of business or license out or otherwise permit any Person to use any Intellectual Property;

(p)                                 commence or terminate any line of business relating to the Business;

(q)                                 make or change any election, change an annual accounting period, adopt  or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to a claim for refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Purchaser or any of its Affiliates for any period ending after the Closing Date; or

(r)                                    agree to do any of the foregoing.

Each such courses of conduct described in Sections 6.2(a) - (r) being a “Restricted Action,” and collectively, the “Restricted Actions.”

6.3                                 Consents and Approvals.

(a)                                  On the terms and subject to the conditions of this Agreement, each party shall use its reasonable best efforts to cause the Closing to occur, including taking all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on it or any of its Affiliates with respect to the Closing.  For purposes of this Section 6.3, the “reasonable best efforts” of the Purchaser shall include opposing any motion or action for a temporary, preliminary or permanent injunction against or other prohibition of the Closing.  The Purchaser shall be responsible for transferring, applying for, or otherwise obtaining (in the name of the Purchaser or any Affiliate of the Purchaser) all Permits that are required for the conduct of the Business by the Purchaser from and after the Closing, within the period of time required by any Law or Governmental Authority.

(b)                                 In furtherance and not limitation of the provisions of Section 6.3(a), each Seller and the Purchaser shall cooperate with each other with respect to obtaining and making the Consents of Governmental Authorities and act as if all notifications, filings, submissions and other evidence, and all assurances, commitments or undertakings to be provided, or consent decrees to be entered into, in such connection are required to be prepared and filed jointly by all parties even if under particular circumstances they are formally made by only one party.  In particular, each Seller and the Purchaser shall promptly provide drafts to the other party, allow reasonably adequate time for comment by the other party and consult promptly with the other party with respect to the contents of all notifications, filings, submissions, further documentation and evidence to be submitted to all relevant Governmental Authorities.  Each Seller and the Purchaser shall, in each case where permitted by the relevant Governmental Authority, allow Persons nominated by the other party to attend all meetings with Governmental Authorities and, where appropriate, to make oral submissions at such meetings.  The Purchaser and each Seller shall (i) furnish to the other such necessary information and reasonable assistance as the other may require in connection with its preparation of any notification, filing, submission or further documentation or evidence that is necessary in obtaining and making Governmental Required Consents and (ii) promptly disclose to the other all correspondence received from or sent to any relevant Governmental Authority in connection herewith and shall keep the other fully informed of any other related communication in whatever form with any of the relevant Governmental Authorities. The Purchaser and the Sellers shall comply promptly with any inquiry or request for additional information from any relevant Governmental Authority in connection herewith and shall promptly provide any supplemental information requested in connection with the notifications, filings and/or submissions made hereunder for the purposes of obtaining and making the Governmental Required Consents.

(c)           Each party shall, and shall cause its Affiliates to, use its reasonable best efforts (at its own expense) to obtain, and to cooperate in obtaining, all Consents from third parties in respect of Purchased Contracts (or Contracts of Skyware, as applicable) to the extent such Purchased Contracts (or Contracts of Skyware) require such Consents as a result of the transactions contemplated hereby; provided, however, that the parties shall not be required to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any such Consent may be required (other than nominal filing or application fees and, with respect to the Smithfield Lease, guarantees not to exceed a period of twelve (12) months after the Closing Date).  The Purchaser acknowledges that certain Consents with respect to the transactions contemplated by this Agreement may be required from parties to Contracts and that such consents and waivers may not be obtained prior to Closing.  No Seller or any of their respective Affiliates shall have any liability whatsoever to the Purchaser arising out of or relating to the failure to obtain any Consents that may be required in connection with the transactions contemplated by this Agreement or because of the termination of any Purchased Contract (or Contracts of Skyware) as a result thereof, in each case so long as the Purchaser is provided the benefit of any such Contract as provided in Section 2.4.

6.4           Garner Facility Sublease.  Purchaser and Andrew shall enter into a sublease effective as of the Closing Date for the Garner Property, which sublease shall be consistent with the following terms:  (i) the sublease shall be for period equal to the remaining term of the Garner Lease; (ii) the additional rent, base rent (including any upward adjustments in the rent as set forth in the Garner Lease) and common area costs and expenses (including janitorial and other maintenance services) to be paid by Purchaser under the sublease shall be based on the pro rata portion of the Garner Property deemed to be occupied by the Business as of the Closing Date; and (iii) the sublease otherwise shall be on substantially the same terms as set forth in the Garner Lease, including, but not limited to, all such terms, conditions, requirements and obligations that relate to environmental, insurance and notice matters, and any costs or obligations due or payable in connection therewith shall be allocated to the Purchaser based on the pro rata share of square footage occupied by the Business at the Garner Property as of the Closing Date.  For purposes of this Section 6.4, the pro rata portion of the Garner Property deemed to be occupied by the Business as of the Closing Date shall equal (i) the non-common area square footage occupied by the Business at the Garner Property as of the Closing Date, divided by (ii) the total of the non-common square footage contained in the Garner Property.

6.5           Brokers.  Regardless of whether the Closing shall occur, (a) the Sellers shall indemnify the Purchaser and its Affiliates against, and hold the Purchaser and its Affiliates harmless from, any and all liability for any brokers’ or finders’ fees or other commissions arising with respect to brokers or finders retained or engaged by the Sellers or any of its Affiliates in respect of the transactions contemplated by this Agreement, and (b) the Purchaser shall indemnify the Sellers and its Affiliates against, and hold the Sellers and its Affiliates harmless from, any and all liability for any brokers’ or finders’ fees or other commissions arising with respect to brokers or finders retained or engaged by the Purchaser or any of its Affiliates in respect of the transactions contemplated by this Agreement.

6.6           Preservation of Books and Records; Access and Assistance.

(a)           For a period of seven (7) years after the Closing Date, the Purchaser shall preserve and retain all Information and Records and other accounting, legal, auditing and other books and records (including any documents relating to any governmental or non-governmental claims, actions, suits, proceedings or investigations with respect to any Seller or Skyware) relating to (i) the conduct of the Business or (ii) the ownership of the Assets (or the assets of Skyware) on or prior to the Closing Date.  Notwithstanding the foregoing, during such seven-year period, the Purchaser may dispose of any such books and records which are offered to, but not accepted by, any Seller.  If at any time after such seven-year period the Purchaser intends to dispose of any such books and records, the Purchaser shall not do so without first offering such books and records to such Seller.

(b)           After the Closing Date, the Purchaser shall permit any Seller and its authorized representatives to have reasonable access to, and to inspect and copy, all Information and Records and other books and records referred to in Section 6.6(a) and to meet with officers and employees of the Purchaser on a mutually convenient basis in order to obtain explanations with respect to such Information and Records and books and records and to obtain additional information.

(c)           In the event and for so long as any party hereto is contesting or defending against any third-party charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand in connection with (i) any transaction contemplated under this Agreement or relating to any (A) Excluded Asset, (B) Retained Obligation,

(C) Acquired Asset, or (D) Assumed Obligation, or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any Asset or the Business, each other party hereto shall (A) reasonably cooperate with it and its counsel in, and reasonably assist it and its counsel with, the contest or defense, (B) reasonably make available its personnel (including for purposes of fact finding, consultation, interviews, depositions and, if required, as witnesses), (C) provide such information, testimony and access to its books and records, in each case as shall be reasonably requested in connection with the contest or defense, and (D) reasonably cooperate in the implementation of any settlement thereof, in each case, all at the sole cost and expense (not including employee compensation and benefits costs) of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Article XII).  For the avoidance of doubt, this Section 6.6(c) shall not apply with respect to disputes between the parties hereto.

6.7           Insurance.

(a)           The Purchaser acknowledges that except for the Skyware D&O Insurance Policy, (i) all of the insurance policies maintained by any Seller or any Affiliate of any Seller prior to the Closing Date will be terminated with respect to the Business effective as of the Closing Date and (ii) upon such termination, the Business will cease to be covered under such policies and the Purchaser will have to obtain replacement coverage (including coverage as the Purchaser deems appropriate for the Assets, the operation of the Business and the satisfaction of the Assumed Obligations).

(b)           From and after the Closing Date, Sellers shall use commercially reasonable efforts to assist Purchaser in pursuing claims for any loss, liability or damage relating to Skyware’s directors and officers under the Skyware D&O Insurance Policy solely arising out of insured incidents occurring from the date coverage thereunder first commenced until the Closing Date to the extent that the terms and conditions of such policy so allow; provided, that (i) all of Sellers’ reasonable costs and expenses incurred in connection with the foregoing (including the payment of any required deductibles) are the sole obligation of the Purchaser and such costs and expenses shall be promptly paid by the Purchaser, (ii) Sellers may, at any time, amend, commute, terminate, buy-out, extinguish liability under or otherwise modify the Skyware D&O Insurance Policy, provided that such modification shall not materially and adversely affect any rights of Purchasers with respect to this Section 6.7(b) and (iii) any such claim will be subject to all the terms and conditions of the Skyware D&O Insurance Policy.

6.8           Confidentiality.

(a)           The Purchaser acknowledges that the information being provided to it in connection with the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference.  Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate with respect to information relating solely to (i) the Business and/or (ii) the Assets.  The Purchaser acknowledges that any and all other information provided to it prior to the Closing by the Sellers or any of their Affiliates or representatives shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing.

(b)           The Purchaser acknowledges that, subsequent to the Closing, it may be furnished with, receive or otherwise have access to, information associated with the Other Andrew Businesses, including information contained in Intellectual Property of the Other Andrew Businesses.  The Purchaser further acknowledges that certain Transferred Employees that the Purchaser will hire in connection with the transactions contemplated hereby may have obtained Confidential Information, and that these employees have previously signed confidentiality agreements which contain covenants prohibiting the use or disclosure of such Confidential Information.

(c)           Subsequent to the Closing, except as otherwise permitted in the Related Agreements, the Purchaser shall not disclose, and shall maintain the confidentiality of, all Confidential Information.  The Purchaser shall use at least the same degree of care to safeguard and to prevent the disclosure, publication, dissemination, destruction, loss or alteration of the Confidential Information as it employs to avoid unauthorized disclosure, publication, dissemination, destruction, loss, or alteration of its own information (or information of its customers) of a similar nature, but in no case less than reasonable care.  Except as otherwise permitted in the Related Agreements, the Purchaser shall not (i) use any Confidential Information in any manner, (ii) make any copies of any Confidential Information, (iii) acquire any right in or assert any Lien against any Confidential Information, (iv) sell, assign, transfer, lease, license or otherwise dispose of any Confidential Information to third parties or commercially exploit any Confidential Information, including through derivative works, or (v) refuse for any reason (including a default or breach of this Agreement or any Related Agreement by any Seller) to promptly provide any tangible embodiments of the Confidential Information (including copies thereof) to any Seller if requested to do so, in the form reasonably requested.  The Purchaser agrees to respect the terms and conditions of the confidentiality agreements referenced in Section 6.8(b) above, including by not seeking or requiring the disclosure of any Confidential Information by such employees in breach of such confidentiality agreements.

(d)           Except as otherwise permitted in the Related Agreements, nothing contained in this Agreement shall be construed as obligating any Seller or any Affiliate of any Seller to disclose any Confidential Information to the Purchaser, or as granting to or conferring on the Purchaser, expressly or impliedly, any right, title, interest or license to any Confidential Information or any components thereof.

(e)           The Sellers acknowledge that, subsequent to the Closing, they will be in possession of information associated with the Business and the Assets, which will at that time be owned by the Purchaser.

(f)            Subsequent to the Closing, except as otherwise permitted in the Related Agreements, the Sellers shall not disclose, and shall maintain the confidentiality of, all Business Confidential Information.  The Sellers shall use at least the same degree of care to safeguard and to prevent the disclosure, publication, dissemination, destruction, loss or alteration of the Business Confidential Information as it employs to avoid unauthorized disclosure, publication, dissemination, destruction, loss or alteration of its own information (or information of its customers) of a similar nature, but in no case less than reasonable care.

(g)           Regarding Business Confidential Information, except as otherwise permitted in the Related Agreements, the Sellers shall not (i) use any such Business Confidential Information in any manner, (ii) make any copies of any Business Confidential Information, (iii) acquire any right in or assert any Lien against any such Business Confidential Information, (iv) sell, assign, transfer, lease, license or otherwise dispose of any such Business Confidential Information to third parties or commercially exploit any such Business Confidential Information, including through derivative works, or (v) refuse for any reason (including a default or breach of this Agreement or any Related Agreement by any Seller) to promptly provide any tangible embodiments of such Business Confidential Information (including copies thereof) to the Purchaser if requested to do so, in the form reasonably requested.

(h)           Notwithstanding any other provision of this Agreement, it is understood and agreed that the remedy of indemnity payments pursuant to Article XII and other remedies at law may be inadequate in the case of any breach of the covenants contained in this Section 6.8.  Accordingly, each Seller and Purchaser shall be entitled to seek equitable relief, including the remedies of specific performance and injunction, with respect to any breach or attempted breach of such covenants.

6.9           Guarantees.  The Purchaser will cooperate with the Sellers in obtaining, and use its reasonable best efforts to obtain, a full and unconditional release of all Andrew Guarantees listed on Schedule 4.12, including by agreeing to enter into a replacement guarantee in favor of any third party creditor who is a beneficiary of such Andrew Guarantee; provided, however, in the event that Purchaser is required to provide a letter of credit or other payment assurance, Andrew shall retain such Andrew Guarantee and the Purchaser shall indemnify Andrew for any and all Losses arising from and payment required to be made by Andrew pursuant to such Andrew Guarantee.

6.10         Taxes.

(a)           Cooperation.  After the Closing, each Seller and the Purchaser shall reasonably cooperate in preparing and filing all Tax Returns to the extent such filing requires providing necessary information, records and documents relating to (i) the Assets or (ii) the Business.  Each Seller and the Purchaser shall cooperate in the same manner in defending or resolving any audit, examination or litigation relating to Taxes.  Each of the Sellers shall provide, within 10 days of the Purchaser’s request therefor, any information required to be reported by the Purchaser under Section 6043A of the Code.

(b)           Taxes Related to Transaction.  Except for any value-added tax, 100% of which shall be paid by the Purchaser, the Sellers, on the one hand, and the Purchaser, on the other hand, shall each pay 50% of the cost of all sales, use or transfer Taxes, and all recording costs, arising out of the transfer of the Assets, the Business and the Transferred Shares pursuant to this Agreement and all costs and expenses incurred in connection with the transferring and recording of title to the Assets and the Transferred Shares (the “Transfer Taxes”).  The Tax Returns required by reason of said transfer shall be timely prepared by the party legally obligated to make such filing.  The parties agree to cooperate with each other in connection with the preparation and filing of such Tax Returns, in obtaining all available exemptions from such Transfer Taxes and in timely providing each other with resale certificates and any other documents necessary to satisfy any such exemptions.

(c)           All Real Property Taxes and all Personal Property Taxes with respect to the Assets will be prorated as of the Closing Date with (i) the applicable Seller being liable for such taxes relating to any time period or periods ending on or prior to the Closing Date and (ii) Purchaser being liable for such taxes relating to any time period or periods beginning after the Closing Date.  Proration of Real Property Taxes and Personal Property Taxes will be made on the basis of the most recent officially certified tax valuation and assessment for the Assets.  If such valuation pertains to a tax period other than that in which the Closing occurs, such apportionment will be recalculated at such time as actual tax bills for such period are available, and the parties shall cooperate with each other in all respects in connection with such recalculation and pay any sums due in consequence thereof to the party entitled to recover the same within 60 days after the issuance of such actual tax bills.  For purposes of this Section 6.10(c), “Real Property Taxes” mean real property taxes, ad valorem taxes, general assessments and special assessments with respect to real property, as well as any assessments or other charges assessed against real property under any private covenants, conditions and restrictions affecting such real property; “Personal Property Taxes” mean ad valorem taxes with respect to the Assets other than real property.

(d)           The Sellers shall cause Skyware to prepare and timely file all Tax Returns the due date of which is on or prior to the Closing Date.  The Sellers shall cause Skyware to pay all Taxes owed with respect to such Tax Returns.  The Purchaser shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of Skyware that are due with respect to any Pre-Closing Tax Period or Straddle Period and required to be filed after the Closing Date.  (“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.)  At least fifteen (15) days before the due date for such Tax Returns, the Purchaser shall inform the Sellers of the amount of all Taxes imposed on Skyware with respect to such Tax Returns (in the case of a Tax Return for a Straddle Period, to the extent such Taxes relate to the Pre-Closing Straddle Period).  The Sellers may dispute the calculation of such amount with the Purchaser until the date that is five (5) Business Days before the due date for such Tax Returns, in which case the Sellers and the Purchaser shall reasonably cooperate to finally determine such amount.  The Sellers shall issue a check to the Purchaser to pay such amount (in the case of a dispute, the amount finally determined by the Sellers and the Purchaser) at least 3 Business Days before the date the Taxes shown on such Tax Returns are required to be paid.

(e)           For purposes of this Agreement, the portion of Tax with respect to the income, property or operations of Skyware that is attributable to any Tax period that begins on or before the Closing Date and ends after the Closing Date (a “Straddle Period”) will be apportioned between the period of the Straddle Period that extends before the Closing Date through the Closing Date (the “Pre-Closing Straddle Period”) and the period of the Straddle Period that extends from the day after the Closing Date to the end of the Straddle Period (the “Post-Closing Straddle Period”) in accordance with this Section 6.10(e).  The portion of such Tax attributable to the Pre-Closing Straddle Period will (i) in the case of any Taxes other than sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Straddle Period and denominator of which is the number of days in the Straddle Period, and (ii) in the case of any sales or use taxes, value-added taxes, employment taxes withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed equal to the amount that would be payable if the Straddle Period ended on and included the Closing Date.  The portion of Tax attributable to a Post-Closing Straddle Period will be calculated in a corresponding manner.

(f)            Notwithstanding anything to the contrary in Article XII, the Purchaser at its own expense has the right to represent the interests of Skyware before the relevant Governmental Authority with respect to any inquiry, audit, assessment, Proceeding or other similar event relating to a Straddle Period (a “Straddle Period Tax Matter”) and has the right to control the defense, compromise or other resolution of any such Straddle Period Tax Matter, including responding to inquiries, filing Tax Returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Straddle Period Tax Matter.  If the Sellers would be required to indemnify a Purchaser Indemnified Party pursuant to Section 12.2 with respect to such Straddle Period Tax Matter then: (i) a representative of the Sellers has the right (but not the duty) to participate in the defense of such Straddle Period Tax Matter and to employ counsel, at its own expense, separate from counsel employed by the Purchaser, and (ii) the Purchaser shall not enter into any settlement of or otherwise compromise any such Straddle Period Tax Matter to the extent that it adversely affects the indemnification obligations of the Sellers hereunder without the prior written consent of the representative of the Sellers, which consent shall not be unreasonably withheld or delayed.

(g)           The provisions of this Agreement related to the Transferred Real Property located in Ontario are subject to the express condition that same be effective only if the subdivision control provisions of the Planning Act (Ontario) are complied with.

(h)           Andrew Canada Inc. and the Purchaser shall elect jointly pursuant to the provisions of subsection 167(1) of the Excise Tax Act (Canada) (the “ETA”), by completing and filing all prescribed forms and related documents in such manner and at such time as is prescribed, so that no Tax will be payable under the ETA in respect of the transfer of the Canadian related Assets.  The Purchaser and the Sellers agree that the transactions contemplated under this Agreement should not attract any goods and services tax or harmonized sales tax (“GST”) under Part IX of the ETA by virtue of subsection 167.1 of the ETA, or otherwise.  Notwithstanding the foregoing, the Purchaser acknowledges to, and agrees with, the Sellers that the Purchase Price is exclusive of any applicable GST and, if applicable, is calculated in addition to the Purchase Price at the appropriate ad valorem rate.  The Purchaser shall indemnify and hold the Sellers harmless from and against any and all GST that may arise or result in connection with the transactions contemplated herein, including any fines, interest, penalties on or in respect of, or in lieu of, or for non-collection of, GST.  This indemnity shall include, without limitation, reasonable expenses of investigation and legal fees and expenses in connection with any assessment, claim, demand, action or Proceeding against the Sellers in respect of the foregoing.  The Purchaser shall indemnify the Sellers within six (6) Business Days of written notice by Andrew to the Purchaser of any indemnified amounts owing or of any such assessment, claim, demand, action or Proceeding against the Sellers for any such indemnified amounts.  This indemnity shall continue in full force and effect subsequent to and notwithstanding the expiration or termination of this Agreement and shall survive the Closing of the transactions contemplated by this Agreement and shall expire on the date of the expiration of the applicable statute of limitation under the ETA.  Subject to the Purchaser’s foregoing indemnity, the Sellers shall agree to not charge and collect any GST on the Purchase Price hereunder.

(i)            Andrew Canada Inc. and the Purchaser agree to execute and file on a timely basis and in the form prescribed (if any) such joint Tax elections as reasonably requested by either the Purchaser or Andrew Canada Inc., specifying elected amounts that are mutually agreeable to Purchaser and Seller.

6.11         Agreement Not to Compete.

(a)           For a period of five (5) years from the Closing Date, the Sellers shall not, and shall cause their Affiliates not to, (A) directly or indirectly engage in the manufacture and sale of products that are (1) substantially similar in form, function and application with Existing Products, and (2) that are competitive with such Existing Products from the perspective of an end-user thereof; or (B) solicit for employment or hire any employee of the Purchaser or former employee of any Seller hired by the Purchaser, including any employees that are Transferred US Employees, UK Employees and Transferred Canadian Employees, whose annual salary exceeds or exceeded $50,000 at any time during their employment with the Purchaser or any Seller, respectively; provided, however, that this Agreement shall not prohibit soliciting the employment or hiring of any such employee who has been terminated by the Purchaser or its Affiliates; and provided, further, that the placement of advertisements in newspapers or journals of general circulation not directed or targeted to employees of the Purchaser or any of its Affiliates shall not constitute solicitation for purposes of this Section 6.11(a).

(b)           Notwithstanding the terms of Section 6.11(a), nothing in Section 6.11(a) shall prohibit or otherwise restrict any Seller or any Affiliates of any Seller from:

(i)            acquiring the whole or any part of a Person which carries on all or a portion of the Business or the whole or any part of a business which includes the carrying on of all or a portion of the Business, except (A) that where fifty percent (50%) or more of the annual revenues of the Person or of the business acquired as set out in the latest audited or otherwise available financial statements of that Person or business is derived from the Business, such Seller or the applicable Affiliate shall (i) enter into a definitive agreement for the disposition of such business within sixty (60) days from the date such business was acquired by such Seller or its Affiliates, and (ii) shall have effected the aforementioned disposition within one-hundred and eighty (180) days from the date such business was acquired by such Seller or its Affiliates, and (B) where (1) less than fifty percent (50%) but more than $20 million of the revenues of the Person or of the business acquired as set out in the latest audited or otherwise available financial statements of that Person or business is derived from the Business, or (2) less than fifty percent (50%) and less than $20 million of the revenues of the Person or of the business acquired as set out in the latest audited or otherwise available financial statements of that Person or business is derived from the Business, such Seller or the applicable Affiliate shall follow the procedures described in Section 6.11(c) with respect to such Business; or

(ii)           owning (A) less than an aggregate of five percent (5%) of any class of stock of a Person engaged, directly or indirectly, in all or a portion of the Business; or (B) less than five percent (5%) in value of the Indebtedness of a Person engaged, directly or indirectly, in all or a portion of the Business.

(c)           (i)          In the event that any Seller or any Affiliate of any Seller acquires a Business described in Section 6.11(b)(i)(B)(1) (in each case, a “Major Competing Business”) prior to the date that is five (5) years after the Closing Date, Andrew shall, as promptly as reasonably practicable, dispose of the Major Competing Business to a third party (which third party may be the Purchaser) in a sale process to be conducted in Andrew’s reasonable discretion; provided, that, a definitive agreement with respect to such disposition shall be executed within six (6) months of the acquisition of the Major Competing Business and such disposition shall be consummated within twelve (12) months of the acquisition of the Major Competing Business; and provided, further, that such sale process shall be conducted by, or on behalf of, Andrew in good faith and each bidder (including the Purchaser, as the case may be shall be treated at arms-length by Andrew.

(ii)           In the event that any Seller or any Affiliate of any Seller acquires a Business described in Section 6.11(b)(i)(B)(2) (in each case, a “Minor Competing Business”) prior to the date that is five (5) years after the Closing Date, such Seller or its Affiliate, shall provide Purchaser with reasonable financial information with respect to such Minor Competing Business, and shall offer the Purchaser the opportunity to purchase the Minor Competing Business.  The Purchaser may, within thirty (30) days after receipt of financial information with respect to such Minor Competing Business, provide written notice of its interest in acquiring the Minor Competing Business.  In the event the Purchaser does not provide written notice of its interest in the Minor Competing Business within such thirty (30) day period, the applicable Seller shall have no further obligation to dispose of such Minor Competing Business under this Section 6.11.  If Purchaser provides written notice of its interest in the Minor Competing Business within such thirty (30) day period, then Purchaser shall, at its sole cost and expense, engage an Appraiser (the “First Appraiser”) to determine an Appraised Value.  If the applicable Seller agrees with the Appraised Value determined by the First Appraiser, such Seller or its Affiliate shall then offer the Purchaser the opportunity to purchase the Minor Competing Business for a price equal to the Appraised Value determined by the First Appraiser and on other terms and conditions to be mutually agreed between such Seller or its Affiliate and the Purchaser.  In the event that the applicable Seller or its Affiliate does not agree with the Appraised Value determined by the First Appraiser, then the applicable Seller shall, at its sole cost and expense, engage a second Appraiser (the “Second Appraiser”) to determine an Appraised Value.  In the event that the Appraised Value determined by the First Appraiser differs from the Appraised Value determined by the Second Appraiser, the applicable Seller and Purchaser shall negotiate in good faith to determine a mutually satisfactory valuation with respect to the Minor Competing Business; provided, that if the parties are unable to reach agreement on such valuation within thirty (30) days, then an arbitrator shall be appointed pursuant to the rules of the American Arbitration Association.  The arbitrator shall, as promptly as practicable and in no event later than ninety (90) days following its receipt of the competing Appraised Values, deliver to the Purchaser and the applicable Seller a report (the “Appraisal Report”), in which the arbitrator shall determine the final Appraised Value, such Appraisal Value to be no greater than the higher of the First Appraisal and the Second Appraisal or less than the lower of the First Appraisal and the Second Appraisal.  The Appraisal Report shall set forth, in reasonable detail, the arbitrator’s determination with respect to the final Appraised Value, together with supporting calculations and considerations.  The Appraisal Report shall be final and binding on the parties, absent arithmetical error, and shall be deemed a final arbitration award that is enforceable against each of the parties in any court of competent jurisdiction.  Each of the Purchaser and Seller shall bear and pay such percentage of the fees and disbursements of the arbitrator as are assigned by the arbitrator based upon the difference between the Appraised Value as determined by the First Appraiser and as determined by the arbitrator, on the one hand, and the difference between the Appraised Value as determined by the Second Appraiser and as determined by the arbitrator, on the other hand.  Once a final Appraised Value is agreed upon in accordance with this Section 6.11(c), then the applicable Seller or Affiliate and Purchaser shall negotiate in good faith in order to consummate Purchaser’s acquisition of the Minor Competing Business as promptly as reasonably practicable.  Once the Appraised Value is finally determined pursuant to this Section 6.11(c), the applicable Seller shall offer to sell the Minor Competing Business to Purchaser at such Appraised Value.  The Purchaser may, within thirty (30) days after receipt of such offer, provide written notice of its decision to accept such offer.  In the event that Purchaser accepts such offer by delivering written notice to the applicable Seller within such thirty (30) day period, the applicable Seller and Purchaser shall negotiate in good faith in order to consummate Purchaser’s acquisition of the Minor Competing Business at a price equal to the Appraised Value as finally determined in accordance with this Section 6.11(c) and on other terms as are mutually agreed between the applicable Seller and Purchaser as promptly as reasonably practicable.  In the event the Purchaser does not provide written notice of its acceptance of the offer within such thirty (30) day period, the applicable Seller shall have no further obligation to dispose of such Minor Competing Business under this Section 6.11.

(d)           Notwithstanding any other provision of this Agreement, it is understood and agreed that the remedy of indemnity payments pursuant to Article XII and other remedies at law may be inadequate in the case of any breach of the covenants contained in Section 6.11(a).  Accordingly, the Purchaser shall be entitled to seek equitable relief, including the remedy of specific performance, with respect to any breach or attempted breach of such covenants.

Notwithstanding anything to the contrary, Section 6.11(a) shall not apply to (i) PCT International, Inc. or its Subsidiaries, and (ii) any Minor Competing Business, so long as Seller and its Affiliates have complied with the terms of Section 6.11(c) hereof with respect to such Minor Competing Business; provided that Section 6.11 shall apply to any acquisition made by such Minor Competing Business.

6.12         Payment of Related-Party Indebtedness.  Except as set forth on Schedule 6.12, the Sellers will cause all Indebtedness owed (i) to Skyware by any Seller or an Affiliate of any Seller or (ii) by Skyware to any Seller or an Affiliate of any Seller to be settled at or prior to the Closing Date without any liability, including with respect to Taxes, on Skyware.

6.13         Payment of Other Skyware Indebtedness.  The Sellers will cause any and all Indebtedness of Skyware not otherwise settled pursuant to Section 6.12, including the Indebtedness set forth on Schedule 4.21, to be settled at or prior to the Closing Date without any liability, including with respect to Taxes, on Skyware.

6.14         Deferred Transaction.  Upon the date that the last occurring Transition Service (as such term is defined in the Transition Services Agreement) related to the Deferred Transaction Assets is completed (such date, the “Deferred Transaction Date”), each Seller shall sell, assign, transfer and deliver to the Purchaser, and the Purchaser shall purchase and acquire from such Seller, and take assignment and delivery from such Seller of, all of such Seller’s right, title and interest in and to the Deferred Transaction Assets, free and clear of all Liens (other than Permitted Liens) in exchange for the payment provided in Section 3.1(e) hereof.  Each Seller and Purchaser shall use its reasonable best efforts to cause the completion of the aforementioned Transition Services to be achieved as promptly as practicable after the Closing Date.

6.15         Transferred Intellectual Property on Record.  With respect to any of the Transferred Intellectual Property that is or should have been listed on Schedules 1.1H or 1.1K and that as of the date hereof appear on any public records as being owned by any Person other than Andrew, Andrew shall promptly record in such public record(s) evidence, in a form reasonably satisfactory to Purchaser, of Andrew’s ownership of all right, title and interest therein free and clear of all Liens.  Andrew shall use its best efforts to complete such recording activities before the Closing.

6.16         Registration of Transferred Owned Property.  Where the Transferred Owned Real Property is under electronic registration in Ontario, the following shall apply:  Where the transaction will be completed by electronic registration pursuant to Part III of the Land Registration Reform Act, R.S.O. 1990, Chapter L4 and the Electronic Registration Act, S.O. 1991, Chapter 44, and any amendments thereto, the Seller and Purchaser acknowledge and agree that the deliveries set out in Sections 9.2, 9.3 and elsewhere in this Agreement that are intended to be electronically registered in Ontario (the “Requisite Deliveries”) will: (a) occur prior to the registration of the Transfer/Deed (and any other documents intended to be registered in connection with the completion of this transaction) and (b) be held in escrow and not released except in accordance with the terms of the applicable document registration agreement. Unless otherwise agreed to by counsel for the parties, the exchange of the Requisite Deliveries will occur on Closing at the offices of the Purchaser’s solicitors.  Purchaser shall cause its solicitor to prepare and deliver the applicable document registration agreement to Seller’s solicitor at least five (5) Business Days before the day of Closing.

6.17         Spin Lathe.  As promptly as practicable after the date hereof, Purchaser shall inspect the spin lathe transferred to the Purchaser and located at Sellers’ Brownsville, Texas facility and related assorted equipment located at Sellers’ other facilities (collectively, the “Brownsville Spin Lathe”) to determine whether such equipment is in good working order and possesses the same production capabilities (including quality and quantity) with respect to products currently produced for the Business as currently possessed by the spin lathe located in Reynosa, Mexico (the “Reynosa Spin Lathe”).  In the event that the Brownsville Spin Lathe is not in good working order, Sellers shall reimburse Purchaser for the costs to repair the Brownsville Spin Lathe to the extent such costs exceed $10,000.  In the event that the Brownsville Spin Lathe does not possess the production capabilities (including quality and quantity) with respect to products currently produced for the Business as currently possessed by the Reynosa Spin Lathe, Sellers, at their discretion, shall either (i) make such capital expenditures to the Brownsville Spin Lathe to conform the Brownsville Spin Lathe to substantially the same production capabilities (including quality and quantity) relating to products produced for the Business as the Reynosa Spin Lathe, (ii) provide product of the same quality and quantity produced by the Reynosa Spin Lathe to the Purchaser at Sellers’ cost, or (iii) replace the Brownsville Spin Lathe with a spin lathe in good working order that is capable of producing products currently produced by the Business in substantially the same quantity and quality produced by the Reynosa Spin Lathe for the Business.

6.18         Financing.  Purchaser shall, as promptly as practicable after the date hereof, obtain commitment letters for debt financing which, together with the commitment letter for equity financing that was executed as of the date hereof, shall provide for the funds necessary to consummate the transactions contemplated hereby (together with any term sheets, annexes or appendices relating thereto, the “Commitment Letter”).  Purchaser shall provide Andrew with true, accurate and complete copies of the Commitment Letters immediately upon obtaining such Commitment Letter.

6.19         Smithfield Lease.  From and after the Closing, each of Purchaser and Andrew shall use its reasonable best efforts to obtain a complete and total release of Andrew’s obligations under the Smithfield Lease; provided, however, that neither Purchaser nor Andrew shall be required to pay or commit to pay any amount to (or incur any obligation in favor of) the

Landlord (as such term is defined in the Smithfield Lease) in order to obtain such release.  In the event that the parties are unable to obtain a complete and total release of Andrew’s obligations under the Smithfield Lease, Purchaser agrees that:

(a)           it shall not exercise the Extension Option (as such term is defined in the Smithfield Lease) and that it shall not amend, modify or extend the Smithfield Lease (or agree to any amendment, modification or extension) in any manner adverse to Andrew (including causing any expansion or increase of Andrew’s obligations thereunder);

(b)           it shall provide written notice to Andrew no later than one hundred eighty (180) days prior to the commencement of the period during which the early termination option set forth in section 33.2 of the Smithfield Lease is exercisable indicating whether Purchaser intends to exercise such termination option (the “Early Termination Notice”).  In the event that Purchaser elects not to exercise the early termination option under the Smithfield Lease and elects instead to operate under the Smithfield Lease for the balance of the term of that lease, Andrew shall have the right, in its sole discretion, to request Purchaser to promptly obtain a complete and total release of all of Andrew’s obligations under the Smithfield Lease for the remaining term of the lease and Andrew will pay into a newly established escrow account an amount equal to the amount payable pursuant to section 33.2 of the Smithfield Lease assuming the early termination option is exercised as early as allowable under the lease; with such amount becoming payable to the Purchaser one Business Day after the earliest date that the early termination option can be exercised only so long as Purchaser obtains a complete and total release of all of Andrew’s obligations under the Smithfield Lease for the remaining term of the lease prior to that date.  Purchaser shall not be entitled to any payment pursuant to the foregoing, and the escrowed amounts shall be immediately released to Andrew, in the event that Purchaser fails to obtain the complete and total release of Andrew’s obligations for the remainder of the Smithfield Lease on or before the earliest date that the early termination option can be exercised under the Smithfield Lease; and

(c)           other than in connection with a good faith dispute between Purchaser and Smithfield Business Park, LLC in its capacity as lessor under the Smithfield Lease, in the event that (i) Purchaser (A) is not current on rental payments or is otherwise in default (after the expiration of any applicable cure periods) under the Smithfield Lease, in each case, for a period of three (3) consecutive months, or (B) has failed to reimburse Andrew for amounts equal to three (3) or more total months of rent under the Smithfield Lease paid by Andrew under the Smithfield Lease after the Closing Date, or (ii) the lessor seeks payment from Andrew for amounts due and owing by Purchaser under the Smithfield Lease for three (3) or more months of rent in the aggregate, and Andrew makes such payment or cures such default, upon the payment by Andrew of such outstanding amounts required to make Purchaser current or cure any defaults under the Smithfield Lease, Andrew shall have the option, at its sole discretion, to require Purchaser to exercise the early termination option under section 33.2 of the Smithfield Lease (and Andrew shall reimburse Purchaser for the cost of the exercise of such early termination option).  In the event that any of the circumstances described in clauses (i) or (ii) of the immediately preceding sentence occurs, other than in connection with a good faith dispute between Purchaser and Smithfield Business Park, LLC in its capacity as lessor under the Smithfield Lease, immediately upon such occurrence, Andrew shall be deemed to have been appointed, without any further action on the part of any party hereto, Purchaser’s true and lawful attorney, with full power and authority to take any action necessary, in Andrew’s sole discretion and at its expense, to exercise on behalf of Purchaser Purchaser’s early termination option under section 33.2 of the Smithfield Lease.

6.20         Payments Regarding Transferred Owned Real Property in Canada.  With respect to the Transferred Owned Real Property located in Canada, Andrew shall pay the Purchaser’s reasonable legal fees (up to an amount not to exceed $15,000.00) incurred in the preparation of the title commitments and basic premiums for standard title policies, and the Purchaser shall pay for the cost of any extended coverage or any endorsements (including any modification of any “survey exception”) to the title policies requested by the Purchaser.

ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PURCHASER

The obligations of the Purchaser under Articles II, III, and IX are subject to the satisfaction or waiver by the Purchaser of the following conditions precedent on or before the Closing Date:

7.1           Representations and Warranties.  The representations and warranties of the Sellers contained herein shall have been accurate, true and correct in all respects on and as of the date hereof, and, except to the extent that any such representation or warranty is made solely as of the date hereof or as of another date earlier than the Closing Date, shall also be accurate, true and correct in all respects on and as of the Closing Date, except to the extent that the failure of such representations and warranties to be true and correct as of the date hereof or as of the Closing Date has not caused a Business Material Adverse Effect or a Seller Material Adverse Effect.

7.2           Compliance with Agreements and Covenants.  Each Seller shall have in all material respects performed and complied with all of its covenants and obligations contained in this Agreement to be performed and complied with by it on or prior to the Closing Date.

7.3           Certificate of Compliance.  The Sellers shall have delivered to the Purchaser a certificate of each of the Sellers dated as of the Closing Date, executed by a duly authorized officer of each of the Sellers, certifying as to the satisfaction of the conditions set forth in Section 7.1 and Section 7.2.

7.4           No Injunctions or Other Legal Restraints.  No injunction or other legal restraint or prohibition enacted, entered, promulgated, enforced or issued by any Governmental Authority preventing the consummation of the Closing shall have come into effect after the date of this Agreement and continue to be in effect.

7.5           Absence of Proceedings.  There shall not be pending any Proceeding brought by any Governmental Authority with at least a reasonable possibility of success challenging or seeking to restrain or prohibit the Closing or any other transaction contemplated by this Agreement or the Related Agreements or seeking to obtain from the Purchaser or any of its

Affiliates in connection with the Closing any damages that are material in relation to the Purchaser and its Affiliates, taken as a whole.

7.6           Related Agreements.  The Purchaser shall have received from each Seller a duly executed copy of each Related Agreement to which such Seller is a party.

7.7           Release of Liens.  The Liens on the Assets, other than Permitted Liens, shall have been terminated and released.

7.8           Title Policies.  Chicago Title Insurance Company (or such other title insurance company as may be acceptable to the Purchaser in its reasonable discretion) shall have issued to the Purchaser title commitments (the “Title Commitments”) covering the Transferred Owned Real Property located within the United States and shall be irrevocably prepared to issue to the Purchaser ALTA (or such other forms as are available in the applicable jurisdiction) owner’s title insurance policies, in such amounts as the Purchaser may reasonably determine, insuring fee simple title to the Transferred Owned Real Property located within the United States, subject only to the Permitted Liens (each, a “Title Policy”).  Andrew shall pay the basic premium for standard Title Policies, and the Purchaser shall pay for the cost of any extended coverage or any endorsements (including any modification of any “survey exception”) to the Title Policies requested by the Purchaser.

7.9           Material Adverse Effect.  Since the date hereof, there shall have occurred no Business Material Adverse Effect or Seller Material Adverse Effect.

7.10         Lender Documents.  The Sellers shall have delivered subordination agreements, non-disturbance agreements, landlord waivers, and such other documents as the Purchaser’s lenders may reasonably request.

7.11         Other Closing Deliveries.  Sellers shall have delivered to Purchaser all closing deliveries required to be delivered by Seller in accordance with Section 9.2.

ARTICLE VIII

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLERS

The obligations of each Seller under Articles II, III and IX are subject to the satisfaction or waiver by such Seller of the following conditions precedent on or before the Closing Date:

8.1           Representations and Warranties.  The representations and warranties of the Purchaser contained herein shall have been accurate, true and correct in all material respects (and in all respects with respect to those representations and warranties qualified by materiality, or similar qualification) on and as of the date hereof, and, except to the extent that any such representation or warranty is made solely as of the date hereof or as of another date earlier than the Closing Date, shall also be accurate, true and correct in all material respects on and as of the Closing Date.

8.2           Compliance with Agreements and Covenants.  The Purchaser shall have in all material respects performed and complied with all of its covenants and obligations contained in this Agreement to be performed and complied with by it on or prior to the Closing Date.

8.3           Certificate of Compliance.  The Purchaser shall have delivered to Andrew a certificate of the Purchaser dated as of the Closing Date, executed by the Purchaser, certifying as to the satisfaction of the conditions set forth in Sections 8.1 and 8.2.

8.4           No Injunctions or Other Legal Restraints.  No injunction or other legal restraint or prohibition enacted, entered, promulgated, enforced or issued by any Governmental Authority preventing the consummation of the Closing shall have come into effect after the date of this Agreement and continue to be in effect.

8.5           Absence of Proceedings.  There shall not be pending any Proceeding brought by any Governmental Authority with at least a reasonable possibility of success challenging or seeking to restrain or prohibit the Closing or any other transaction contemplated by this Agreement or the Related Agreements or seeking to obtain from any Seller or any of its Affiliates in connection with the Closing any damages that are material in relation to the Sellers and their Affiliates, taken as a whole.

8.6           Related Agreements.  Andrew shall have received from the Purchaser a duly executed copy of each Related Agreement to which the Purchaser is a party.

8.7           Other Closing Deliveries.  The Purchaser shall have delivered to Andrew all closing deliveries required to be delivered by the Purchaser in accordance with Section 9.3.

ARTICLE IX

CLOSING

9.1           Closing.  Subject to Articles VII and VIII, the Closing shall take place at the offices of Mayer Brown LLP, 71 South Wacker Drive, Chicago, Illinois 60606, at 10:00 a.m. (central standard time) on November 30, 2007 or, if all the conditions set forth in Articles VII and VIII have not been satisfied (or, to the extent permitted, waived by the parties entitled to the benefits thereof) on or prior to such date, then on the second Business Day after all the conditions set forth in Articles VII and VIII have been satisfied (or, to the extent permitted, waived by the parties entitled to the benefits thereof); provided, that the Closing Date may be varied by the written mutual agreement of the Purchaser and the Sellers.  Once the Closing occurs, the Closing, and all transactions to occur at the Closing, shall be deemed to have taken place at, and shall be effective as of, 12:01 a.m. (central standard time) on the Closing Date.

9.2           Deliveries by the Sellers.  At the Closing, each Seller (as applicable) shall deliver, or cause its Affiliates (as applicable) to deliver, to the Purchaser the following:

(a)           the Bill of Sale duly executed by such Seller or such Affiliate;

(b)           the Assignment and Assumption Agreement duly executed by such Seller or such Affiliate;

(c)           the Special Warranty Deeds duly executed by such Seller or such Affiliate for each Transferred Owned Real Property in each case subject to all matters of record in the applicable recording jurisdiction, to the extent the same are valid, subsisting and affect the applicable property, as well as all matters which a current, accurate survey of the applicable property would reveal;

(d)           the Patent Assignment duly executed by such Seller or such Affiliate;

(e)           the Trademark Assignment duly executed by such Seller or such Affiliate;

(f)            the Transition Services Agreement duly executed by such Seller or such Affiliate;

(g)           the License Agreements and the Trademark License Agreement duly executed by such Seller or such Affiliate;

(h)           a notarial transfer deed evidencing the transfer of all of the Transferred Shares;

(i)            resignations, effective as of the Closing Date, of all members of the supervisory board and the board of directors of Skyware;

(j)            a certificate of the secretary or an assistant secretary of such Seller certifying resolutions of the board of directors of such Seller, approving and authorizing the execution, delivery and performance by such Seller of this Agreement and its respective Related Agreements and the consummation by such Seller of the transactions contemplated hereby and thereby (together with an incumbency and signature certificate regarding the officer signing on behalf of such Seller);

(k)           a non-foreign person affidavit of each U.S. Seller that complies with the requirements of Section 1445 of the Code, executed under penalties of perjury and reasonably satisfactory to the Purchaser;

(l)            the Stockholders Agreement duly executed by such Sellers in receipt of Parent Stock;

(m)          a valid Purchase Certificate from the Ontario Workplace Safety and insurance Board confirming that the Seller’s account is in good standing;

(n)           in respect of the Canadian related Assets, Andrew Canada Inc. shall deliver to the Purchaser at Closing a clearance certificate under section 6 of the Retail Sales Tax Act (Ontario);

(o)           a sublease agreement related to the Garner Property duly executed by Seller or such Affiliate;

(p)           a subordination agreement duly executed by Andrew in a form reasonably satisfactory to the Purchaser’s lender; and

(q)           such other documents and instruments as the Purchaser reasonably requests to consummate the transactions contemplated hereby.

9.3           Deliveries by the Purchaser.  At the Closing, the Purchaser shall deliver to Andrew the following:

(a)           the Assignment and Assumption Agreement duly executed by the Purchaser;

(b)           the Transition Services Agreement duly executed by the Purchaser;

(c)           the License Agreements duly executed by the Purchaser;

(d)           a certificate of the secretary or an assistant secretary of the Purchaser certifying resolutions of the board of directors of the Purchaser approving and authorizing the execution, delivery and performance by the Purchaser of this Agreement and its Related Agreements and the consummation by the Purchaser of the transactions contemplated hereby and thereby (together with an incumbency and signature certificate regarding the officer signing on behalf of the Purchaser);

(e)           the Cash Payment in accordance with Sections 3.1 and 13.4;

(f)            the Parent Shares;

(g)           the Stockholder Agreement duly executed by Parent;

(h)           a sublease agreement related to the Garner Property duly executed by Purchaser; and

(i)            such other documents and instruments as the Sellers reasonably request to consummate the transactions contemplated hereby.

ARTICLE X

TERMINATION

10.1         Termination.  This Agreement may be terminated, and the transactions contemplated herein may be abandoned, at any time on or prior to the Closing Date:

(a)           with the mutual written consent of Andrew and the Purchaser;

(b)           by Andrew or the Purchaser, if the Closing shall not have taken place on or prior to December 30, 2007; provided, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to (i) the Sellers if the failure of the Sellers to fulfill any of their obligations under this Agreement caused the failure of the

Closing to occur on or prior to such date or (ii) the Purchaser if the failure of the Purchaser to fulfill any of its obligations under this Agreement caused the failure of the Closing to occur on or prior to such date;

(c)           by the Purchaser, if there shall have been a material breach of any representation or warranty of the Sellers hereunder, or a material breach of any covenant or obligation of the Sellers hereunder, and such breach (i) would reasonably be expected to lead to the failure of a condition set forth in Article VII hereof, and (ii) shall not have been remedied within thirty (30) days after receipt by the Sellers of a notice in writing from the Purchaser specifying the breach and requesting such breach be remedied; or

(d)           by Andrew, if there shall have been a material breach of any covenant, obligation, representation or warranty of the Purchaser hereunder, which breach shall not have been remedied within thirty (30) days after receipt by the Purchaser of notice in writing from the Sellers specifying the breach and requesting such breach be remedied.

In the event of termination by Andrew or the Purchaser pursuant to this Section 10.1 (other than Section 10.1(a)), written notice thereof shall be given to the other party hereto.

10.2         Effect of Termination.  If this Agreement is terminated pursuant to Section 10.1, all obligations of the parties hereunder shall terminate, except for the obligations set forth in Sections 6.5 (Brokers), 6.8 (Confidentiality), 13.1 (Expenses) and 13.8 (Publicity), each of which shall survive the termination of this Agreement, and except that no such termination shall relieve any party from liability for any prior intentional breach of this Agreement.

ARTICLE XI

EMPLOYEES AND EMPLOYEE BENEFITS

11.1         Offers of Employment to Current US Employees, Current Canadian Employees and Current Other Employees.

(a)           Offers of Employment to Current US Employees.  Effective as of the Closing Date, the employment by the Sellers and their Affiliates of each Current US Employee shall terminate.  Not less than ten days prior to the Closing Date, the Purchaser shall offer employment, effective as of the Closing, to each Current US Employee listed on Schedule 11.1(a)(i), which offers of employment shall be at substantially comparable positions and levels of compensation in the same general geographic work location as applied to such employees immediately prior to the Closing, and with employee benefits substantially the same, in the aggregate, as the employee benefits described in Schedule 4.14(a)(1) applicable to Current US Employees, excluding, however, for all purposes of this sentence the benefits under the Executive Severance Benefit Plan (amended and restated effective May 14, 2004), the Andrew Executive Officer Severance Benefit Plan, effective May 10, 2007, the 1988 and 2000 Management Incentive Programs, the 2005 Long-Term Incentive Plan, the Postretirement Health Benefits Policy, the Employee Retirement Benefit Restoration

Plan (established effective October 1, 1997; amended and restated effective October 1, 1998, January 1, 2000, and October 1, 2004), the Employee Assistance Plan, the Relocation Plan, the Education Assistance Plan, the Andrew Employee Severance Plan, effective May 1, 2007, the Business Improvement Process Plan, the FY ‘06 Long Term Cash Plan, the Reward and Recognition Plan, the Performance Cash Agreement, dated November 16, 2005, between Andrew Corporation and a specified employee (as set forth in Schedule 4.14(a)(1)), the Andrew Consulting/Support Services Agreement Template and the individual retention letter agreements described in Schedule 4.14, each of which offers shall also be subject to the terms and conditions of this Article XI with respect to Current US Employees; provided, however, that nothing in this Section 11.1(a) shall be construed as modifying or in any way negating or reducing the Purchaser’s severance obligations set forth in Section 11.13 and further provided that the Purchaser’s offers of employment to Current US Employees shall provide for severance benefits in accordance with Section 11.13.  Each such Current US Employee who accepts the Purchaser’s offer of employment, shall become an employee of the Purchaser and its Affiliates as of the Closing and shall be referred to herein as a “Transferred US Employee”.  The Sellers shall retain, bear and discharge all employment liabilities with respect to each Current US Employee who is absent from active employment on the Closing Date by reason of  a short-term or long-term disability or by reason of a workers compensation injury or illness, a list of such employees to be set forth on Schedule 11.1(a)(ii); provided, however, that if any such employee is able to return to active employment (with or without a reasonable accommodation, which may include, without limitation, a light duty assignment) within one year of the Closing Date, the Purchaser shall offer such employee employment (with the applicable accommodation, if any) in accordance with the terms of this Section 11.1(a) and the terms and conditions of this Article XI. Each such Current US Employee described in the preceding sentence who accepts the Purchaser’s offer of employment shall become an employee of the Purchaser and its Affiliates as of the employee’s date of acceptance and shall, from and after such date, be a “Transferred US Employee,” and the Purchaser shall assume, bear and discharge all employment liabilities with respect to such Transferred US Employee that arise from and after such date. Notwithstanding the foregoing, the Purchaser will be under no obligation to continue to employ any Transferred US Employee for any period of time; provided, however, that the Purchaser shall satisfy the severance obligations described in Section 11.13.

(b)           Offers of Employment to Current Canadian Employees.  Not less than ten days prior to the Closing Date, the Purchaser shall offer employment, effective as of the Closing, to each Current Canadian Employee. Such offers of employment shall be on terms and conditions substantially similar to the terms and conditions (including geographic work location) on which such Employees are employed by the Sellers or their Affiliates, as applicable, on the Closing Date. Without limiting the foregoing, the Purchaser’s offers of employment shall be at substantially the same position and level of compensation, and shall provide for employee benefits substantially the same, in the aggregate, as the benefits described in Schedule 4.14(a)(3)(c), as applied to such Employees immediately prior to the Closing, provided, however, that the Purchaser shall have no obligation to provide any individual retention benefits or programs, and shall also be subject to the terms and conditions of this Article XI with respect to

Current Canadian Employees.  The Purchaser’s offers of employment shall be delivered to the Current Canadian Employees in a written form (or forms) satisfactory to the Sellers.  Each Current Canadian Employee who accepts the Purchaser’s offer of employment, shall become an employee of the Purchaser as of the Closing and shall be referred to herein as a “Transferred Canadian Employee”.  Unless otherwise specified, references to “Transferred Canadian Employee” as used in this Article XI shall refer only to Current Canadian Employees who accept the Purchaser’s offer of employment.  The Purchaser and/or one or more of its Affiliates agreeable to the Sellers shall assume, bear and discharge all severance and termination costs and liabilities, as determined by applicable Law, with respect to each Current Canadian Employee who does not receive an offer of employment from the Purchaser that satisfies the conditions of this Section 11.1(b).  Notwithstanding the foregoing, the Purchaser will be under no obligation to continue to employ any Transferred Canadian Employee for any period of time; provided, however, that the Purchaser shall satisfy the severance obligations described in Section 11.13.

(c)           Offers of Employment to Current Other Employees. The Purchaser shall offer employment to each Current Other Employee. Such offers of employment shall be on terms and conditions substantially similar to the terms and conditions (including geographic work location) on which such employees are employed by the Sellers or their Affiliates, as applicable, on the Closing Date. Without limiting the foregoing, the Purchaser’s offers of employment shall be at substantially the same position and level of compensation and benefits as applied to such employees immediately prior to the Closing, shall also be subject to the terms and conditions of this Article XI with respect to Current Other Employees and shall in any event comply with applicable Law. Such offers of employment shall be effective as of a date to be mutually agreed upon by the Sellers and the Purchaser, but in  no event later than 60 days after the Closing Date (the “Other Employees’ Transfer Date”).  Each such Current Other Employee who accepts the Purchaser’s offer of employment shall become an employee of the Purchaser and its Affiliates as of the Other Employees’ Transfer Date and shall, from and after such date, be a “Transferred Other Employee,” and the Purchaser shall assume, bear and discharge all employment liabilities with respect to such Transferred Other Employee from and after such date.  Notwithstanding the foregoing, the Purchaser will be under no obligation to continue to employ any Transferred Other Employee for any period of time; provided, however, that the Purchaser shall satisfy the severance obligations described in Section 11.13.

11.2         Seller Benefit Plans.  Following the Closing Date, each Seller or one or more of its Affiliates shall retain sponsorship of the Seller Benefit Plans.  Effective as of the Closing Date, the participation of the Current US Employees and the Current Canadian Employees in the Seller Benefit Plans shall terminate except as otherwise may be required by applicable Law (e.g., COBRA, as applicable).  No Seller or Seller Affiliate shall have any obligation under or with respect to any employee benefit plan, program, policy or arrangement maintained by the Purchaser and its Affiliates (the “Purchaser Benefit Plans”).

11.3         Service Credit.  The Transferred US Employees and the Transferred Canadian Employees will receive credit for their service with the Sellers and their respective Affiliates and their predecessors, as applicable, for purposes of eligibility to participate in, and vest in benefits under, and for purposes of vacation and PTO accruals under, the Purchaser Benefit Plans.  The Purchaser Benefit Plans shall not include a waiting or eligibility period or a preexisting condition restriction or limitation (except to the extent any such Transferred US Employee or Transferred Canadian Employee is subject to a waiting or eligibility period or a preexisting condition restriction or limitation under Seller Benefit Plans) and, to the extent that such Transferred US Employees and Transferred Canadian Employees have satisfied any internal limits, deductibles or co-payment requirements of such Seller Benefit Plans for the year that includes the Closing Date, such amounts will be credited toward the satisfaction of any such requirements under the Purchaser Benefit Plans.

11.4         Individual Agreements and Continuation of Benefits.  Following the Closing Date, the Purchaser shall, or shall cause its Affiliates to, honor and maintain (in accordance with their terms) the individual agreements set forth on Schedule 4.14(a) (whether written, oral, or implied) in existence as of the date hereof between a Seller or any of its respective Affiliates and a Transferred US Employee or a Transferred Canadian Employee, without offset, deduction, counterclaim, interruption or deferment (unless superseded by a subsequent agreement executed by the parties).

11.5         Accrued Salaries for Transferred US Employees and Transferred Canadian Employees.  Sellers and their Affiliates shall pay to the Transferred US Employees and the Transferred Canadian Employees all salaries earned by the Transferred US Employees and the Transferred Canadian Employees through the Closing Date.

11.6         Welfare Benefits.  The Sellers and their Affiliates shall retain, bear and discharge all liabilities for welfare benefit claims with respect to Transferred US Employees and Transferred Canadian Employees (and their dependents) incurred prior to the Closing Date under the Seller Benefit Plans that are Welfare Plans.  The Purchaser and its Affiliates shall cause the Purchaser Benefit Plans that are Welfare Plans to bear and discharge all welfare benefit claims with respect to the Transferred US Employees that are incurred on or after the Closing Date and no Seller or any Seller Affiliate shall have any liability or responsibility with respect to any such claim.  For the purposes of this Section 11.6, a claim shall be deemed incurred in accordance with the following:

(a)           a medical, dental, vision or flexible spending account (including medical, dental, vision and dependent care flexible spending accounts) claim is incurred on the date the service is rendered or the product is purchased;

(b)           a life insurance claim is incurred on the date of the individual’s death; and

(c)           a short-term/long-term disability claim is incurred on the date the individual becomes disabled under the terms of the relevant plan or program (disregarding any elimination period following the disability date during which the disabled individual is not eligible to commence receipt of disability benefits), provided that if the individual returns to employment after the Closing Date for a period of time that would require a new elimination period to be satisfied, any subsequent claim shall not be deemed to have been incurred prior to the Closing Date.

11.7         PTO for Transferred US Employees.  With respect to any accrued but unused paid time off (“PTO”) to which any Transferred US Employee is entitled pursuant to the PTO policy of the Sellers and their Affiliates applicable to such Transferred US Employee immediately prior to the Closing Date (the “PTO Policy”), the Sellers and their Affiliates shall pay in cash to each such Transferred US Employee an amount equal to the wages relating to such PTO if such payment is required under the terms of the PTO Policy or is otherwise required by applicable Law.

11.8         Vacation for Transferred Canadian Employees.  With respect to any accrued but unused paid vacation time and/or unpaid vacation pay (as applicable) to which any Transferred Canadian Employee is entitled pursuant to applicable Law or the vacation policy of the Sellers and their Affiliates applicable to such Transferred Canadian Employee immediately prior to the Closing Date (the “Canadian Vacation Policy”), the Sellers and their Affiliates shall pay to the Purchaser by way of a Purchase Price adjustment an amount equal to the wages relating to such unused vacation time and/or unused vacation pay (as applicable) (the “Accrued Vacation Payment”).  The Purchaser covenants that it will pay vacation pay to the Transferred Canadian Employees in a cumulative amount not less than the Accrued Vacation Payment either at the times of their vacations, or upon termination of employment, or otherwise as required by Law.  For greater clarity, no part of the Accrued Vacation Payment will be used by the Purchaser to satisfy its obligations to Transferred Canadian Employees in respect of vacation time or vacation pay earned by Transferred Canadian Employees after the Closing Date.

11.9         Cafeteria Plan.  Effective as of January 1, 2008, the Purchaser shall, or shall cause an Affiliate of the Purchaser to, take all action necessary or otherwise appropriate to have the entity employing Transferred US Employees adopt and become a participating employer in a cafeteria plan within the meaning of Section 125 of the Code maintained for the benefit of the Transferred US Employees and their dependents that provides those benefits set forth on Schedule 11.1(a)(ii).  The Code Section 125 plan of the Sellers and their Affiliates shall retain all liabilities with respect to reimbursements to Transferred US Employees for calendar year 2007.

11.10       Savings Plans.

(a)           US Plans.  Effective as of the Closing Date, the participation of Current Employees in the Andrew Profit Sharing Trust (the “Andrew 401(k) Plan”) with respect to future contributions from and after the Closing Date shall cease and such employees shall have the distribution, rollover and other rights afforded under the terms of the Andrew 401(k) Plan to terminated employees; provided, however, that eligible Current US Employees who participate in the Andrew 401(k) Plan and who were employed by the Sellers on September 30, 2007, shall receive an allocation of the employer profit sharing contribution, if any, for the plan year that ends on such date, notwithstanding that the contribution funding date may be later than the Closing Date.  Any such allocation shall be determined in accordance with the terms of the Andrew 401(k) Plan.  The Sellers shall cause each Current Employee to be fully vested in his or her account balances under the Andrew 401(k) Plan as of the Closing Date.  The Purchaser shall, or shall cause an Affiliate of the Purchaser to, cover the Transferred US Employees, as soon as practicable after the Closing Date, but in no event later than 30 days thereafter, under an existing or newly established defined contribution savings plan that satisfies the requirements of Code Section 401(a), includes a cash or deferred arrangement satisfying the requirements of Code Section 401(k) and provides the benefit levels set forth in Schedule 11.1(a)(ii)  (the “Purchaser 401(k) Plan”).  The Purchaser 401(k) Plan shall accept the rollover of a Transferred US Employee’s Andrew 401(k) Plan accounts, including the balance of any outstanding loans thereunder; provided, however, that any such Transferred US Employee with outstanding loans elects to rollover his Andrew 401(k) Plan accounts within 90 days after the Closing Date.  The obligation of the Purchaser under the preceding sentence is conditioned upon the accuracy of the representations contained in Section 4.14(d).

(b)           Canadian Plans.  Effective as of the Closing Date, the participation of Current Canadian Employees in Andrew’s defined contribution registered pension plan (the “Andrew DC Plan”) and Andrew’s deferred profit sharing plan (the “Andrew DPSP”) with respect to future contributions from and after the Closing Date shall cease and such employees shall have the rollover, transfer, distribution (if applicable) and other rights afforded under the terms of such plans to terminated employees; provided, however, that eligible Current Canadian Employees who participate in the Andrew DPSP and who were employed by the Sellers on September 30, 2007, shall receive an allocation of the employer profit sharing contribution, if any, for the plan year that ends on such date, notwithstanding that the contribution funding date may be later than the Closing Date.  Any such allocation shall be determined in accordance with the terms of the Andrew DPSP.  Furthermore, eligible Current Canadian Employees who participate in the Andrew DC Plan and who were employed by Sellers on the Closing Date, shall receive service recognition and pension contributions respecting service to the Closing Date, notwithstanding that the contribution funding date may be later than the Closing Date.  Any such service recognition and pension contributions respecting service shall be determined in accordance with the terms of the Andrew DC Plan.  The Sellers shall cause each Current Canadian Employee to be fully vested in his or her account balances under the Andrew DC Plan and the Andrew DPSP as of the Closing Date.  The Purchaser shall, or shall cause an Affiliate of the Purchaser to, cover the Transferred Canadian Employees, as of the Closing Date, under existing or newly established defined contribution registered pension and deferred profit sharing plans that satisfy the respective applicable requirements of Law for such plans (collectively, the “Purchaser Canadian Plans”).  The Purchaser Canadian Plans shall accept rollovers or transfers of the Transferred Canadian Employees’ accounts from the Andrew DC Plan and the Andrew DPSP.

11.11       Workers Compensation.  The Purchaser shall be responsible for all liabilities or obligations arising under workers’ compensation arrangements (or workplace safety and insurance arrangements) with respect to Transferred US Employees and Transferred Canadian Employees to the extent such liabilities or obligations relate to claims arising solely from accidents or illnesses occurring during the period from the Closing Date and thereafter.  The Sellers and their Affiliates shall be solely responsible for all liabilities and obligations arising under workers’ compensation arrangements (or workplace safety and insurance arrangements)

with respect to Transferred US Employees, Transferred Canadian Employees and Former Employees to the extent such liabilities or obligations relate to accidents or illnesses occurring during the period prior to and including the Closing Date, including, without limitation, any liability for any retroactive workers’ compensation premiums (or workplace safety and insurance premiums) attributable to such period.

11.12       WARN Act.  The Purchaser agrees that on and after the Closing it shall be responsible for any notification required under the WARN Act (and any similar state Law) with respect to the Transferred US Employees; provided, however, that Purchaser agrees not to take any employment action within sixty (60) days after the Closing that would constitute a “plant closing” or “mass layoff” as these terms are defined in the WARN Act with respect to the Transferred US Employees.  The Sellers agree that prior to and up through the Closing, they will take no employment action that would constitute a “plant closing” or “mass layoff” as these terms are defined in the WARN Act with respect to the Employees without notifying the Purchaser in advance and without complying with the notice requirements and all other provisions of the WARN Act (and any similar state Law).  The Sellers will also notify the Purchaser, prior to the Closing, of all layoffs and other involuntary terminations of Employees that occur within sixty (60) days of the Closing.

11.13       Severance.  Subject to the terms of any individual agreements with Transferred US Employees, Transferred Canadian Employees and Transferred Other Employees, the Purchaser shall provide notice, or pay in lieu of notice, and pay severance to any Transferred US Employee, Transferred Canadian Employee or Transferred Other Employee who is terminated by the Purchaser within (i) six months after the Closing Date, in the case of the Transferred US Employees, and (ii) one year after the Closing Date, in the case of the Transferred Canadian Employees and the Transferred Other Employees, at a level (with respect to both (i) and (ii)) at least equal to the notice and severance pay that would have been provided by the applicable Seller, or any of its respective Affiliates, under applicable Law and the applicable Seller’s or such Affiliate’s severance and termination policies in effect immediately prior to the Closing Date.

11.14       Skyware Employees.  The parties acknowledge that the employment by Skyware of the Skyware Employees (e.g., the German Skyware Employees and the UK Skyware Employees) shall not be interrupted by the transactions contemplated by this Agreement and shall continue unchanged by operation of Law after the Closing.  From and after the Closing, the Sellers shall have no liability with respect to any current or former Skyware Employees or with respect to any Skyware Benefit Plans.

(a)           German Skyware Employees.  The terms and conditions of employment and other benefits enjoyed by the German Skyware Employees in the period of 12 months (or such longer period as may be required by the German Civil Code or other applicable Law) from and after the Closing will be no less favorable than those enjoyed by them immediately prior to the Closing. For the avoidance of doubt, this does not mean that German Skyware Employees must not be terminated in case of, for example, misbehavior, redundancy or person-related grounds, or that Skyware is prevented from restructuring measures.

(b)           UK Skyware Employees.  The terms and conditions of employment and other benefits (including, without limitation, severance and other termination/redundancy benefits) enjoyed by the UK Skyware Employees in the period of 12 months from and after the Closing will be no less favorable than those enjoyed by them immediately prior to the Closing.

11.15       Transferred UK Employees.

(a)           Application of the TUPE Regulations.  Schedule 11.15(a) sets forth a list of the Current UK Employees who shall transfer to the employ of the Purchaser pursuant to this Section 11.15 (the “Transferred UK Employees”). The Sellers and the Purchaser acknowledge and agree that the TUPE Regulations will apply to the sale and purchase of the Business under this Agreement and to the Transferred UK Employees;

(b)           Apportionment.

(i)            The Sellers will be responsible for all wages, salaries, emoluments and other amounts due or accruing to, or arising in relation to each of the Transferred UK Employees, and in respect of each of the Transferred UK Employees will comply with all UK income tax deduction and national insurance legislation, in all cases up to and including the day before the Closing Date; and

(ii)           The Purchaser will be responsible for all wages, salaries, emoluments and other amounts due to, or arising in relation to each of the Transferred UK Employees, and in respect of each of the Transferred UK Employees will comply with all UK income tax deduction and national insurance legislation, in all cases on and after the Closing Date.

(c)           Seller’s Indemnity.  The Sellers will indemnify the Purchaser against any losses, claims, demands, actions, proceedings, damages and other payments, costs, expenses and other liabilities of any kind from time to time made, suffered or incurred by it as a direct or indirect result of any act or omission of the Sellers prior to Closing arising out of or relating to the employment of any of the Transferred UK Employees including any failure of the Sellers to comply with their obligations under Regulation 13 of the TUPE Regulations where the Purchaser has complied with its obligation under Regulation 13(4) of the TUPE Regulations.

(d)           Purchaser’s Indemnity.  The Purchaser will indemnify and keep indemnified the Sellers immediately on demand against any losses, claims, demands, actions, proceedings, damages and other payments, costs, expenses and other liabilities of any kind from time to time made, suffered or incurred by it as a direct or indirect result of:

(i)            any act or omission of the Purchaser after Closing relating to the employment or termination of employment of any of the Transferred UK Employees;

(ii)           any substantial change to the working conditions of any of the Transferred UK Employees to their material detriment which is made, proposed or anticipated to take effect after Closing;

(iii)          any right of any Transferred UK Employee to terminate his contract of employment without notice in acceptance of any actual, proposed or anticipated repudiatory breach of his contract by the Purchaser;

(iv)          any breach by the Purchaser of Regulation 13(4) of the TUPE Regulations;

(v)           any claim in respect of a failure by the Purchaser to provide retirement or death-in-service benefits for or in respect of any Transferred UK Employee in accordance with the minimum requirements of the TUPE Regulations, the Pensions Act 2004 and the Transfer of Employment (Pension Protection) Regulations 2005; and

(vi)          any breach by the Purchaser of Section 11.15(b)(ii).

(e)           Transferred UK Employees not Covered by the TUPE Regulations.  If any contract of employment (including any rights, powers, duties and liabilities under or in connection with that contract) of any Transferred UK Employee is found or alleged to continue with the Sellers after Closing, the Purchaser agrees that:

(i)            in consultation with the Sellers, it will within 14 days of being requested by the Sellers make to that person an offer in writing to employ him or her under a new contract of employment to take effect upon the termination referred to below; and

(ii)           such offer of employment will be:

(A)                              on terms and conditions which, when taken as a whole, are no less favorable than the terms and conditions of employment of that person immediately before Closing (save as to the identity of the employer and any terms relating to an occupational pension scheme); and

(B)                                fully compliant with the undertakings given by the Purchaser in Section 11.15(h).

Upon that offer being made by the Purchaser, or at any time after the expiration of 14 days from a request by the Sellers for the Purchaser to make that offer, the Sellers will terminate the employment of the Transferred UK Employee concerned and the Purchaser will indemnify and keep indemnified the Sellers immediately on demand against any losses, claims, demands, actions, proceedings, damages and other payments, costs, expenses and other liabilities of any kind from time to time made, suffered or incurred by it as a direct or indirect result of the employment of that Transferred UK Employee from the Closing Date until such termination and the termination of such employment.

(f)            Persons Other than Transferred UK Employees to Whom the TUPE Regulations Apply.  If any contract of employment (including any rights, powers, duties and liabilities under or in connection with any such contract) of any person who is not a Transferred UK Employee is found or alleged to have effect pursuant to the TUPE Regulations after Closing as if it was a contract of employment originally made with the Purchaser, the parties agree that:

(i)            the Sellers may, within 14 days of discovering such a finding or allegation make to that person an offer in writing to employ him or her under a new contract of employment to take effect on the termination referred to below; and

(ii)           such offer of employment will be on terms and conditions which, when taken as a whole, are no less favorable than the terms and conditions of employment of that person immediately before Closing.

Upon that offer being made, the Purchaser will terminate the employment of the person concerned, and the Sellers will indemnify and keep indemnified the Purchaser immediately on demand against any losses, claims, demands, actions, proceedings, damages and other payments, costs, expenses and other liabilities of any kind from time to time made, suffered or incurred by it as a direct or indirect result of the employment of such person from the Closing Date until such termination and the termination of such employment.

(g)           Employee Liability Information.  The parties confirm that it is their intention that the provision of Employee Liability Information is regulated by the parties themselves in accordance with the commercial arrangements set out in this Agreement.  In particular, but without limitation:

(i)            the Purchaser specifically undertakes that it will not make any application pursuant to Regulation 12 of the TUPE Regulations in respect of any failure or alleged failure by the Sellers to provide Employee Liability Information to the Purchaser;

(ii)           the Purchaser confirms that it would not be just or equitable for any court or tribunal to make any award pursuant to Regulation 12(3) of the TUPE Regulations given the terms of this Agreement.  If, contrary to the intentions of the parties, any award is made pursuant to Regulation 12(3) of the TUPE Regulations, the compensation paid will be offset against any other sums payable under this Agreement to the Purchaser to the extent those other sums arise out of the same act or omission by the Sellers and will only be payable by the Sellers to the Purchaser pursuant to this Agreement to the extent that the Purchaser has complied with any terms or conditions laid down in this Agreement for a claim against the Sellers for breach of the warranties in Section 4.15 as to the Transferred UK Employees; and

(iii)          the Purchaser will give full credit for any sums paid by the Sellers pursuant to any award under Regulation 12(3) of the TUPE Regulations in respect of any other claims (whether employment related or otherwise) which (after complying with any terms or conditions set forth in this Agreement) the Purchaser has against the Seller arising out of this Agreement.

(h)           Purchaser’s Undertakings.  The Purchaser undertakes to the Sellers:

(i)            that the terms and conditions of employment enjoyed by the Transferred UK Employees in the period of 12 months from Closing will be no less favorable than those enjoyed by them prior to Closing (but without prejudice to any improvements to salaries, wages or conditions agreed in accordance with the Purchaser’s normal review procedures); and

(ii)           in the event of the Purchaser effecting enforced redundancy of any of the Transferred UK Employees or terminating any of the Transferred UK Employees’ contracts of employment without good cause in the period of 12 months from Closing, to make available or procure that there is available to each Transferred UK Employee a package no less favorable than that which would have been made available to him had he still been an employee of the applicable Seller at the date of that redundancy or termination on the basis of the applicable Seller’s policy.

(i)            Access to Transferred UK Employees.  The Sellers and the Purchaser will consult and keep the other fully informed regarding any information they propose to give to the Transferred UK Employees and their representatives or any consultation they have with the Transferred UK Employees and their representatives regarding this Agreement prior to Closing, and each will offer the other the opportunity to attend and participate in any meetings prior to Closing at which information is given to, or there is consultation with Transferred UK Employees and their representatives.

(j)            Letter to Transferred UK Employees.  Immediately following the Closing Date, the Sellers and the Purchaser will send to each of the Transferred UK Employees a joint letter in an agreed form.

11.16       Mutual Cooperation.  The parties hereto shall cooperate with each other and provide each other with such information as is reasonably necessary to effect the provisions of this Article XI (including, without limitation, such cooperation as the parties may reasonably require to comply with the TUPE Regulations).

11.17       No Third Party Beneficiaries.  No provision in this Article XI shall (a) create any third-party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of the Sellers, Skyware or any other Person other than the parties hereto and their respective successors and permitted assigns, (b) constitute or create an employment agreement or (c) constitute or be deemed to constitute an amendment to any employee benefit plan sponsored or maintained by the Purchaser or its affiliates.

ARTICLE XII

INDEMNIFICATION

12.1         Survival.  The representations and warranties of the parties hereto contained herein and in the Related Agreements shall survive the Closing for a period of eighteen (18) months after the Closing, except that (a) Benefit and Environmental Warranties shall survive the Closing for a period of three (3) years after the Closing, (b) Tax Warranties shall survive the Closing until 45 days after the expiration of the applicable statute of limitations as extended (or if such day is not a Business Day, the next Business Day), (c) Title and Authorization Warranties shall survive the Closing forever and (d) Real Property Title Warranties shall not survive the Closing.  None of the Purchaser, the Sellers or any other party hereto shall have any liability with respect to claims first asserted in connection with any representation or warranty after the survival period specified therefor in this Section 12.1.

12.2         Indemnification by the Sellers.  Subject to Section 12.4, the Sellers agree to jointly and severally indemnify the Purchaser, its Affiliates, and their respective directors, officers, shareholders, agents and employees, and their respective heirs, successors and assigns (each, a “Purchaser Indemnified Party”) against, and agrees to hold the Purchaser and its Affiliates harmless from, any and all Losses incurred or suffered by the Purchaser or its Affiliates to the extent arising out of any of the following:

(a)           any breach of or any inaccuracy in any representation or warranty made by any Seller in this Agreement or any breach of or any inaccuracy in any representation or warranty made by any Seller in any Related Agreement or any document delivered by such Person at the Closing; provided, that no Seller shall have liability under this Section 12.2(a) for any breach of or inaccuracy in any representation or warranty unless (i) in the case of all representations and warranties except for Benefit and Environmental Warranties, Tax Warranties and Title and Authorization Warranties, a written notice of the Purchaser Indemnified Party’s claim is given to the Sellers no later than the close of business on the date that is eighteen (18) months after the Closing Date, (ii) in the case of Benefit and Environmental Warranties, a written notice of the Purchaser Indemnified Party’s claim is given to the Sellers no later than the close of business on the three (3) year anniversary of the Closing Date, and (iii) in the case of Tax Warranties, a written notice of the Purchaser Indemnified Party’s claim is given to the Sellers no later than the close of business on the 45th day after the expiration of the applicable statute of limitations as extended (or if such day is not a Business Day, the next Business Day), in each case with each such notice specifying (in reasonably sufficient detail) the matter giving rise to the claim, the nature of the claim and, so far as practicable, the amount claimed; provided, further, that no Seller shall have any liability under this Section 12.2(a) for any breach of or inaccuracy in a Real Property Title Warranty;

(b)           any breach of or failure by any Seller to perform any of its covenants or obligations set out in this Agreement or any breach of or failure by any Seller to perform its covenants or obligations set out in any Related Agreement or any document delivered by such Seller at the Closing; provided, that the Sellers shall have no liability under this Section 12.2(b) for any such breach or failure occurring on or prior to the Closing Date unless a written notice of the Purchaser Indemnified Party’s claim is sent to the Sellers no later than the close of business on the date that is eighteen (18) months after the Closing Date;

(c)           any Retained Obligation;

(d)           any Seller’s failure to comply with any Bulk Sales Laws;

(e)           all Taxes (or the nonpayment thereof) of Skyware for any Pre-Closing Tax Period and any Pre-Closing Straddle Period, and (ii) any and all Taxes of any Person (other than Skyware) imposed on Skyware as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to an event or transaction occurring on or before the Closing Date; or

(f)            obligations, limited to reasonable, documented, out of pocket costs and expenses, incurred by Purchaser after the Closing Date under the WildBlue Agreement, solely to the extent that such obligations were necessary for the GES Development (as such term is defined in the WildBlue Agreement) under such agreement and solely to the extent incurred prior and in order to obtain the GES Final Acceptance (as such term is defined in the WildBlue Agreement); provided, that (i) Purchaser shall cooperate in good faith with Sellers in order to minimize such out of pocket costs and expenses, and (ii) if such out of pocket costs and expenses exceed $50,000 in the aggregate, the Sellers shall only be obligated to indemnify Purchaser for such costs and expenses to the extent that Purchaser obtains Andrew’s prior written consent, not to be unreasonably withheld, prior to incurring such costs and expenses.

12.3         Indemnification by the Purchaser.  The Purchaser agrees to indemnify the Sellers, their Affiliates, and their respective directors, officers, shareholders, agents and employees, and their respective heirs, successors and assigns (each, a “Seller Indemnified Party”) against, and agrees to hold the Sellers and their Affiliates harmless from, any and all Losses incurred or suffered by the Sellers or their Affiliates to the extent arising out of any of the following:

(a)           any breach of or any inaccuracy in any representation or warranty made by the Purchaser in this Agreement or any Related Agreement or any document delivered by the Purchaser at the Closing; provided, that the Purchaser shall have no liability under this Section 12.3(a) for any breach of or inaccuracy in any representation or warranty unless, in the case of all representations and warranties except for Title and Authorization Warranties, a written notice of the Seller Indemnified Party’s claim is given to the Purchaser not later than the close of business on the date that is eighteen (18) months after the Closing Date, in each case with each such notice specifying (in reasonably sufficient detail) the matter giving rise to the claim, the nature of the claim and, so far as practicable, the amount claimed;

(b)           any breach of or failure by the Purchaser to perform any covenant or obligation of the Purchaser set out in this Agreement or any Related Agreement or any document delivered by the Purchaser at the Closing; provided, that the Purchaser shall have no liability under this Section 12.3(b) for any such breach or failure occurring on or prior to the Closing Date unless a written notice of the Seller Indemnified Party’s claim is given to the Purchaser not later than the close of business on the date that is eighteen (18) months after the Closing Date;

(c)           any Assumed Obligation;

(d)           (A) any suit or claim of violation brought against any Seller or its Affiliates under the WARN Act, or any comparable state Law for any actions taken by Purchaser after the Closing Date with respect to any facility, plant, operating unit, Transferred Employee or (B) relating to non-compliance by Purchaser with the WARN Act, including any failure of Purchaser to give the notice required by the WARN Act, or other similar statutes or regulations with respect to any plant closing or mass layoff (or similar triggering event) caused by Purchaser after the Closing Date; or

(e)           any obligation or liability arising under any Andrew Guarantee not released as of the Closing.

12.4         Limitations on Liability of the Sellers.  Notwithstanding any other provision of this Agreement:

(a)           The Purchaser Indemnified Parties shall have the right to payment by the Sellers under Section 12.2(a) only if, and only to the extent that, the Purchaser Indemnified Parties shall have incurred, (i) as to any particular claim under Section 12.2(a), an indemnifiable Loss in excess of $25,000; and (ii) indemnifiable Losses in excess of $300,000 (in determining whether this aggregate threshold has been satisfied, only Losses exceeding the per claim threshold set forth in the foregoing clause (i) shall be included); provided, that no such limitation shall apply to any claim for Losses related to a breach of a Title and Authorization Warranty, a Tax Warranty, or a warranty set forth in Section 4.20(b).

(b)           The Sellers shall have no liability under or otherwise in connection with this Agreement or the Related Agreements or the transactions contemplated hereby or thereby as to all representations and warranties, other than Title and Authorization Warranties and Tax Warranties, in excess of $2,500,000 (the “Cap”) in the aggregate; provided, however, that if Sellers are entitled to any Earnout Payment pursuant to Section 3.4(c), then the amount of the Cap shall be increased by an amount equal to 10% of such Earnout Payment.  In the event that any Purchaser Indemnified Party had previously incurred a final Loss indemnifiable as determined in accordance with this Article XII and  that was not paid by Sellers as a result of the original Cap, then Purchaser shall be entitled to set-off the amount of such Loss in an amount not to exceed 10% of such Earnout Payment.

(c)           IN NO EVENT SHALL THE SELLERS OR ANY OF THEIR AFFILIATES HAVE ANY LIABILITY UNDER THIS AGREEMENT, ANY RELATED AGREEMENT OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY FOR SPECIAL,

SPECULATIVE, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES OR FOR LOST PROFITS, EXCEPT (I) TO THE EXTENT THAT SUCH CONSEQUENTIAL OR INCIDENTAL DAMAGES ARE REASONABLY FORESEEABLE (BUT IN ANY EVENT SHALL NOT INCLUDE DAMAGES FOR LOST PROFITS OR BASED ON A MULTIPLE OF EARNINGS) OR (II) TO THE EXTENT THAT ANY SUCH DAMAGES ARE PAYABLE BY A PURCHASER INDEMNIFIED PARTY PURSUANT TO A THIRD PARTY CLAIM.

(d)           EXCEPT FOR FRAUD, INTENTIONAL MISREPRESENTATION OR WILLFUL MISCONDUCT, THE SOLE AND EXCLUSIVE LIABILITY AND RESPONSIBILITY OF THE SELLERS AND THEIR AFFILIATES TO THE PURCHASER AND ITS AFFILIATES UNDER OR IN CONNECTION WITH THE ASSETS, THE BUSINESS, THE TRANSFERRED SHARES, THIS AGREEMENT, THE RELATED AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING FOR ANY BREACH OF OR INACCURACY IN ANY REPRESENTATION OR WARRANTY OR FOR ANY BREACH OF ANY COVENANT OR OBLIGATION OR FOR ANY OTHER REASON), AND THE SOLE AND EXCLUSIVE REMEDY OF THE PURCHASER AND ITS AFFILIATES WITH RESPECT TO ANY OF THE FOREGOING, SHALL BE AS SET FORTH IN THIS ARTICLE XII AND IN SECTION 6.8 AND SECTION 6.11.  To the extent that the Purchaser or any of its Affiliates has any such Losses for which it may assert any other right to indemnification, contribution or recovery from the Sellers or any of their Affiliates, the Purchaser hereby waives, releases and agrees not to assert such right, and the Purchaser agrees to cause each of its Affiliates to waive, release and agree not to assert such right.

(e)           Neither the Sellers nor any of their Affiliates shall have any liability under or otherwise in connection with this Agreement or the Related Agreements or the transactions contemplated hereby or thereby for any Loss (i) to the extent arising from or relating to any matter disclosed on the Schedules to this Agreement (to the extent its relevance is reasonably apparent on its face), and (ii) to the extent arising from a change in Law that becomes effective after the Closing Date.

12.5         Claims.  As promptly as is reasonably practicable after becoming aware of a claim for indemnification under this Agreement not involving a claim, or the commencement of any suit, action or proceeding, of the type described in Section 12.6, but in any event no later than thirty (30) Business Days after first becoming aware of such claim, the Indemnified Person shall give notice to the Indemnifying Person of such claim, which notice shall specify the facts alleged to constitute the basis for such claim, the representations, warranties, covenants and obligations alleged to have been breached and the amount that the Indemnified Person seeks hereunder from the Indemnifying Person, together with such information as may be necessary for the Indemnifying Person to determine that the limitations in Section 12.4 have been satisfied or do not apply; provided, that the failure of the Indemnified Person to give such notice shall not relieve the Indemnifying Person of its obligations under this Article XII except, with respect to any third party claim, to the extent (if any) that the Indemnifying Person shall have been materially prejudiced thereby.

12.6         Notice of Third Party Claims; Assumption of Defense.  The Indemnified Person shall give notice as promptly as is reasonably practicable, but in any event no later than ten (10) Business Days after receiving notice thereof, to the Indemnifying Person of the assertion of any claim, or the commencement of any suit, action or proceeding, by any Person not a party hereto in respect of which indemnity may be sought under this Agreement (which notice shall specify in reasonable detail the nature and amount of such claim together with such information as may be necessary for the Indemnifying Person to determine that the limitations in Section 12.4 have been satisfied or do not apply); provided, that the failure of the Indemnified Person to give such notice shall not relieve the Indemnifying Person of its obligations under this Article XII except to the extent (if any) that the Indemnifying Person shall have been prejudiced thereby.  The Indemnifying Person may, at its own expense, (a) participate in the defense of any such claim, suit, action or proceeding and (b) upon notice to the Indemnified Person, at any time during the course of any such claim, suit, action or proceeding, assume the defense thereof with counsel of its own choice and in the event of such assumption, shall have the exclusive right, subject to clause (a) in the proviso in Section 12.7, to settle or compromise such claim, suit, action or proceeding.  If the Indemnifying Person assumes such defense, the Indemnified Person shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Person.  Whether or not the Indemnifying Person chooses to defend or prosecute any such claim, suit, action or proceeding, all of the parties hereto shall cooperate in the defense or prosecution thereof.

12.7         Settlement or Compromise.  Any settlement or compromise made or caused to be made by the Indemnified Person (unless the Indemnifying Person has the exclusive right to settle or compromise under clause (b) of Section 12.6) or the Indemnifying Person, as the case may be, of any such claim, suit, action or proceeding of the kind referred to in Section 12.6 shall also be binding upon the Indemnifying Person or the Indemnified Person, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided, that (a) no obligation, restriction or Loss shall be imposed on the Indemnified Person as a result of such settlement or compromise without its prior written consent, which consent shall not be unreasonably withheld, and (b) the Indemnified Person will not compromise or settle any claim, suit, action or proceeding without the prior written consent of the Indemnifying Person, which consent shall not be unreasonably withheld.

12.8         Time Limits.  Any right to indemnification or other recovery under this Article XII shall only apply to Losses with respect to which the Indemnified Person shall have notified the Indemnifying Person in writing within the applicable time period set forth in Section 12.2 or 12.3, as the case may be.

12.9         Net Losses and Subrogation.

(a)           Notwithstanding anything contained herein to the contrary, the amount of any Losses incurred or suffered by any Indemnified Person shall be reduced by (i) any insurance proceeds received by the Indemnified Person (or any of its Affiliates) with respect to such Losses, (ii) an amount equal to the actual Net Tax Reduction of the Indemnified Party for the same taxable year such Loss was incurred by the Indemnified Person arising from the facts or circumstances giving rise to such Loss when actually realized by the Indemnified Party, and (iii) any recoveries obtained by the Indemnified Person (or any of its Affiliates) from any other third party.  Each Indemnified Person shall exercise commercially reasonable efforts to obtain such proceeds, Net Tax Reduction and recoveries.  The term “Net Tax Reduction” shall mean, with respect to a taxable year of an Indemnified Person and without duplication, the excess, if any, of (i) such Indemnified Person’s liability for Taxes for such taxable year, calculated by excluding any Tax items (e.g., deductions, credits) attributable to the Loss, over (ii) such Indemnified Person’s actual liability for Taxes for such taxable year, calculated by taking into account any Tax items attributable to the Loss (to the extent permitted by relevant Tax law and treating such Tax items as the last items claimed for such taxable year) and any income or gain recognized by the Indemnified Person attributable to any amounts payable by the Indemnifying Person under Section 12.2 or Section 12.3 without regard to Section 12.9(a)(ii) (to the extent required by relevant Tax law).  If the actual Net Tax Reduction is subsequently reduced including, without limitation, as result of an adjustment by a Governmental Authority, the Indemnifying Person shall pay the amount of such reduction to the Indemnified Person plus any interest, penalties, additions to tax attributable to such reduction.  If any such proceeds, Net Tax Reduction or recoveries are received by an Indemnified Person (or any of its Affiliates) with respect to any Losses after an Indemnifying Person has made a payment to the Indemnified Person with respect thereto, the Indemnified Person (or such Affiliate) shall promptly pay to the Indemnifying Person the amount of such proceeds, Net Tax Reduction or recoveries (up to the amount of the Indemnifying Person’s payment).

(b)           Upon making any payment to an Indemnified Person in respect of any Losses, the Indemnifying Person will, to the extent of such payment, be subrogated to all rights of the Indemnified Person (and its Affiliates) against any third party in respect of the Losses to which such payment relates; provided, however, that such Indemnifying Person shall not take any actions materially adverse to the Business, or any customer or supplier of the Business.  Such Indemnified Person (and its Affiliates) and Indemnifying Person will execute upon request all instruments reasonably necessary to evidence or further perfect such subrogation rights.

12.10       Purchase Price Adjustments.  To the extent permitted by Law, any amounts payable under Section 12.2 or Section 12.3 shall be treated by the Purchaser and the Sellers as an adjustment to the Purchase Price.

ARTICLE XIII

MISCELLANEOUS

13.1         Expenses.  Except as contemplated by Section 6.10(b) and Section 6.20, each party hereto shall bear its own fees and expenses with respect to the transactions contemplated hereby.

13.2         Amendment.  Except as provided in Section 13.17, this Agreement may be amended, modified or supplemented only in a writing signed by the Purchaser and the Sellers.

13.3         Notices.  Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, (a) when received if given in person or by courier or a courier service, or (b) on the date of transmission if sent by facsimile transmission (receipt confirmed) on a Business Day during the normal business hours of the intended recipient, and if not so sent on such a day and at such a time, on the following Business Day:

(i)            If to the Purchaser, addressed as follows:

ASC Signal Corporation

c/o Resilience Capital Partners LLC

25201 Chagrin Boulevard

Suite 360

Cleveland, Ohio 44122

Attention:  Bassem A. Mansour

Facsimile:  (216) 292-4750

with a copy to:

Jones Day

77 West Wacker Drive

Chicago, Illinois 60601-1692

Attention:  Walter S. Holzer

Facsimile:  (312) 752-8585

(ii)           If to the Sellers, addressed as follows:

c/o Andrew Corporation

3 Westbrook Corporate Center

Westchester, IL  60154

Attention:  Vice President and General Counsel

Facsimile:  (708) 492-3823

with a copy to:

Mayer Brown LLP

71 South Wacker Drive

Chicago, Illinois  60606

Attention:  James T. Lidbury

Facsimile:  (312) 701-8492

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

13.4         Payments in Dollars.  Except as otherwise provided herein or in a Related Agreement, all payments pursuant hereto shall be made by wire transfer in Dollars in same day or immediately available funds without any set-off, deduction or counterclaim whatsoever.

13.5         Waivers.  Except as otherwise provided in Article XII, the failure of a party hereto at any time or times to require performance of any provision hereof or claim damages with respect thereto shall in no manner affect its right at a later time to enforce the same.  No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

13.6         Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, that, except with the written consent of the other parties, no assignment of this Agreement or any rights or obligations hereunder, by operation of law or otherwise, may be made by any party, other than to an Affiliate or lender of such party (but no such assignment shall relieve the assigning party of its obligations hereunder).  Without diminishing the foregoing, (i) in the event that any Seller (directly or indirectly) enters into a sale, lease, pledge or disposal of all or substantially all of its respective assets, or the sale of all or substantially all of its respective capital stock or other equity securities, or enters into a merger, consolidation or other acquisition with any other party, or any transaction similar to the foregoing in format or purpose, such Seller shall require as a condition to the consummation of such transaction, the other party’s written agreement to be liable for such Seller’s obligations hereunder (including such Seller’s joint and several liability under Article XII herein), and (ii) the Purchaser may designate any Person that is a wholly-owned subsidiary of the Parent as a designee for purposes of receiving title to the Assets or any portion of the Assets.

13.7         No Third Party Beneficiaries.  This Agreement is solely for the benefit of the parties hereto and, to the extent expressly provided herein, their respective Affiliates, and no provision of this Agreement shall be deemed to confer upon other third parties any remedy, claim, liability, reimbursement, cause of action or other right.

13.8         Publicity.  Prior to the Closing Date, no public announcement or other publicity regarding the existence of this Agreement or any of the Related Agreements or their contents or the transactions contemplated hereby or thereby shall be made by the Purchaser, the Sellers or any of their respective Affiliates, officers, directors, employees, representatives or agents, without the prior written agreement of the Purchaser and the Sellers, in any case, as to form, content, timing and manner of distribution or publication.  On and after the Closing Date, each of the Sellers and the Purchaser agree to hold confidential the terms and provisions of this Agreement and the Related Agreements and the terms of the transactions contemplated hereby and thereby.  Notwithstanding the foregoing, nothing in this Section 13.8 shall prevent any party or its Affiliates or any other Person from (a) making any public announcement or disclosure required by Law or the rules of any stock exchange, (b) disclosing this Agreement or any of the Related Agreements or their contents or the transactions contemplated hereby or thereby to (i) current and future officers, directors, employees, representatives and agents of such party and its Affiliates, (ii) current and potential lenders to, investors in and purchasers of such party and its Affiliates (or any portion thereof), and (iii) those Persons whose approval, agreement or opinion, as the case may be, is required for consummation of such particular transaction or transactions, (c) making a public announcement and press release following the Closing that describes the nature of the transaction contemplated herein in general terms without setting forth the Purchase Price or the manner of its determination, unless such information has already been publicly disclosed in accordance with this Section 13.8, and (d) making any disclosures incident to enforcing its rights hereunder.

13.9         Further Assurances.  Upon the reasonable request of the Purchaser, on and after the Closing Date, the Sellers shall execute and deliver to the Purchaser such deeds, assignments and other instruments as may be reasonably requested by the Purchaser and are required to effectuate completely the transfer and assignment to the Purchaser of the right, title and interest of the Sellers in and to the Assets and the Transferred Shares, and to otherwise carry out the purposes of this Agreement.

13.10       Severability.  If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

13.11       Entire Understanding.  This Agreement, the Related Agreements and the Confidentiality Agreement set forth the entire agreement and understanding of the parties hereto with respect to the transactions contemplated hereby and thereby and supersede any and all prior agreements, arrangements and understandings among the parties relating to the subject matter hereof.

13.12       Language.  The Sellers and the Purchaser agree that the language used in this Agreement is the language chosen by the parties to express their mutual intent, and that no rule of strict construction is to be applied against the Sellers or the Purchaser.  Each of the Sellers and the Purchaser and their respective counsel have reviewed and negotiated the terms of this Agreement.

13.13       Applicable Law.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Illinois without giving effect to the principles of conflicts of law thereof.

13.14       Remittances.  All remittances, payments, mail and other communications relating to the Assets or the Assumed Obligations received by the Sellers at any time after the Closing Date shall be promptly turned over to the Purchaser by the Sellers.  All remittances, payments, mail and other communications relating to the Excluded Assets or the Retained Obligations received by the Purchaser at any time after the Closing Date shall be promptly turned over to the Sellers by the Purchaser.

13.15       Bulk Sales.  The Purchaser hereby waives compliance by the Sellers with the provisions of the Laws of any jurisdiction relating to a bulk sale or transfer of assets that may be applicable to the transfer of the Assets (collectively, the “Bulk Sales Laws”).

13.16       Jurisdiction of Disputes; Waiver of Jury Trial.  Each party to this agreement hereby (a) agrees that any litigation, proceeding or other legal action in connection with or relating to this Agreement, any Related Agreement or any matters contemplated hereby or thereby, shall be brought by any party solely in a court of competent jurisdiction located within the City of Chicago, in the State of Illinois, whether a state or federal court; (b) agrees that in connection with any such litigation, proceeding or action, it will consent and submit to personal jurisdiction in any such court described in clause (a) of this Section 13.16 and to service of process upon it in accordance with the rules and statutes governing service of process; (c) agrees to waive to the full extent permitted by Law any objection that it may now or hereafter have to the venue of any such litigation, proceeding or action in any such court or that any such litigation, proceeding or action was brought in an inconvenient forum; (d) designates, appoints and directs CT Corporation System as its authorized agent to receive on its behalf service of any and all process and documents in any such litigation, proceeding or action in the City of Chicago, in the State of Illinois; (e) agrees to notify the other parties to this Agreement immediately if such agent shall refuse to act, or be prevented from acting, as agent and, in such event, promptly to designate another agent in the City of Chicago, in the State of Illinois to serve in place of such agent and deliver to the other parties written evidence of such substitute agent’s acceptance of such designation; (f) agrees as an alternative method of service to service of process in any such litigation, proceeding or action by mailing of copies thereof to it at its address set forth in Section 13.3; (g) agrees that any service made as provided herein shall be effective and binding service in every respect; and (h) agrees that nothing herein shall affect the rights of any party to effect service of process in any other manner permitted by Law.  EACH PARTY HERETO IRREVOCABLY AND ABSOLUTELY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE IN CONNECTION WITH, ARISING UNDER OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY MATTERS CONTEMPLATED HEREBY OR THEREBY, AND AGREES TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.

13.17       Schedules.  Any information disclosed pursuant to any Schedule hereto shall be deemed to be disclosed to the Purchaser for each purpose of this Agreement for which the relevance of such disclosure is reasonably apparent.  Neither the specification of any Dollar amount or any item or matter in any provision of this Agreement or any Related Agreement nor the inclusion of any specific item or matter in any Schedule hereto or thereto is intended to imply that such amount, or higher or lower amounts, or the item or matter so specified or included, or other items or matters, are or are not material, and no party shall use the fact of the specification of any such amount or the specification or inclusion of any such item or matter in any dispute or controversy between the parties as to whether any item or matter is or is not material for purposes of this Agreement or any Related Agreement.  Neither the specification of any item or matter in any provision of this Agreement or any Related Agreement nor the inclusion of any specific item or matter in any Schedule hereto or thereto is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of the specification or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any item or matter is or is not in the ordinary course of business for purposes of this Agreement or any Related Agreement.  The Sellers may, from time to time prior to or at the Closing, by notice in accordance with the terms of this Agreement, supplement or amend any Schedule hereto, including one or more supplements or amendments to correct any matter which would constitute a breach of any representation, warranty, covenant or obligation contained herein.  No such supplemental or amended Schedule shall be deemed to cure any breach for purposes of Section 7.1.  If, however, the Closing occurs, any such supplement and amendment will be effective to cure and correct for all other purposes any inaccuracy in or breach of any representation, warranty, covenant or obligation which would have existed if the Sellers had not made such supplement or amendment, and all references to any Schedule hereto which is supplemented or amended as provided in this Section 13.17 shall for all purposes after the Closing be deemed to be a reference to such Schedule as so supplemented or amended.

13.18       Disclaimer of Warranties.  The Sellers make no representations or warranties with respect to any projections, forecasts or forward-looking statements made available to the Purchaser.  There is no assurance that any projected or forecasted results will be achieved.  EXCEPT TO THE EXTENT OF THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT (INCLUDING THE SCHEDULES) AND ANY RELATED AGREEMENT, THE SELLERS (A) DISCLAIM ALL OTHER WARRANTIES, REPRESENTATIONS AND GUARANTEES, WHETHER EXPRESS OR IMPLIED, (B) MAKE NO REPRESENTATIONS OR WARRANTIES AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AND NO  IMPLIED REPRESENTATIONS OR WARRANTIES, AND DISCLAIMS ALL SUCH REPRESENTATIONS AND WARRANTIES, AND (C) DISCLAIM ANY WARRANTY OF TITLE OR NON-INFRINGEMENT AND ANY WARRANTY ARISING BY INDUSTRY CUSTOM OR COURSE OF DEALING.  THE PURCHASER ACKNOWLEDGES AND AGREES THAT IT IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF THE SELLERS, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT (INCLUDING THE SCHEDULES) OR ANY RELATED AGREEMENT.  The Purchaser acknowledges and agrees that no representations or warranties contained herein shall be applicable with respect to the purchase by Purchaser of any inventory pursuant to the Transition Services Agreement or pursuant to any other commercial arrangement that may be entered into between any Seller and Purchaser, and the representations and warranties contained herein shall apply solely with respect to the purchase of the Inventory in accordance with the terms hereof.  The Purchaser acknowledges and agrees that the Sellers, their Affiliates and their respective representatives have made no representation or warranty, express or implied, as to the accuracy or completeness of any memoranda, charts, summaries, schedules or other information heretofore made available by the Sellers, their Affiliates or their respective representatives to the Purchaser, any of its Affiliates or their representatives (including the Confidential Information Memorandum dated March 7, 2007) or any information that is not included in this Agreement, any Related Agreement or the Schedules hereto, and the Sellers, their Affiliates and their respective representatives will not have or be subject to any liability to the Purchaser, any of its Affiliates or their representatives resulting from the distribution of any such information to, or the use of any such information by, the Purchaser, any of its Affiliates or any of their agents, consultants, accountants, counsel or other representatives.

13.19       Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

*  *  *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

ASC SIGNAL CORPORATION

By:	/s/ Bassem A. Mansour
Name: Bassem A. Mansour
Title: President

ANDREW CORPORATION

By:	/s/ John DeSana
Name: John DeSana
Title: Executive Vice President

ANDREW CANADA INC.

By:	/s/ Jude Panetta
Name: Jude Panetta
Title: President

ANDREW LIMITED

By:	/s/ Mark Olson
Name: Mark Olson
Title: Chairman

ANDREW HOLDINGS (GERMANY) GMBH

By:	/s/ F. Willis Caruso, Jr.
Name: F. Willis Caruso, Jr.
Title: Managing Director

AMENDMENT NO. 1 TO PURCHASE AND SALE AGREEMENT

This AMENDMENT NO. 1 TO PURCHASE AND SALE AGREEMENT (this “Amendment”) dated as of December 20, 2007, is by and among ASC Signal Corporation, a corporation incorporated under the laws of Delaware (the “Purchaser”), Andrew Corporation, a Delaware corporation (“Andrew”), and Andrew Canada Inc., Andrew Limited, Andrew Holdings (Germany) GmbH, (each a “Seller”, and collectively with Andrew, the “Sellers”).  Purchaser and Sellers may be referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Parties have previously entered into that certain Purchase and Sale Agreement (the “Original Agreement”), made as of November 5, 2007; and

WHEREAS, the Parties desire to amend the Original Agreement, as permitted by Section 13.2 thereof;

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants set forth herein, the Parties agree as follows:

1.                                       Amendment to Section 13.6.  The Original Agreement is hereby amended to add the following sentence to the end of Section 13.6:

Notwithstanding the foregoing restrictions and conditions on assignment contained in this Section 13.6, (i) no written consent of Purchaser shall be required in connection with that certain Agreement and Plan of Merger, dated as of June 26, 2007 (the “CommScope Merger Agreement”), by and among CommScope, Inc., DJRoss, Inc. and Andrew Corporation, or any of the transactions contemplated by the CommScope Merger Agreement, including the merger of the Merger Sub (as such term is defined in the CommScope Merger Agreement) with and into Andrew, pursuant to which the separate corporate existence of Merger Sub shall cease and Andrew shall continue as the surviving corporation, and (ii) no Seller shall be required, as a condition to the consummation of any of the transactions contemplated by the CommScope Merger Agreement, to obtain any other parties’ written agreement to be liable for such Seller’s obligations hereunder (including such Seller’s joint and several liability under Article XII herein).

2.                                       Effect of Amendment; Entire Agreement.  Except as and to the extent expressly modified by this Amendment, the Original Agreement shall remain in full force and effect in all respects.  The Original Agreement, as amended hereby, contains the entire agreement of the Parties on the subject matter of the Original Agreement and neither Purchaser nor Sellers shall have any rights or obligations to each other except as explicitly provided for in the Original Agreement, as amended hereby.  Each reference to “hereof,” “herein,” “hereby,” and “this Agreement” in the Original Agreement shall from and after the date hereof refer to the Original Agreement, as amended hereby.  Notwithstanding anything to the contrary herein, the date of the Original Agreement, as amended hereby, shall in all instances remain as November 5, 2007, and references in the Original Agreement to “the date first above written,” “the date of this Agreement,” and similar references shall continue to refer to November 5, 2007.

3.                                       Miscellaneous.  The construction, interpretation, and performance of this Amendment shall be governed by the internal laws of Illinois.  This Amendment may be executed in one or more counterparts, each of which independently shall share the same effect as if it were the original, and all of which taken together shall constitute one and the same Amendment.

(Signature Page Follows)

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first written above.

ASC SIGNAL CORPORATION

By	/s/ Bassem Mansour
	Name:	Bassem Mansour
	Title:	President

ANDREW CORPORATION

By	/s/ John DeSana
	Name:	John DeSana
	Title:	Executive Vice President

ANDREW CANADA, INC.

By	/s/ Jude Panetta
	Name:	Jude Panetta
	Title:	President

ANDREW LIMITED

By	/s/ Mark Olson
	Name:	Mark Olson
	Title:	Chairman

ANDREW HOLDINGS (GERMANY) GMBH

.	By	/s/ F. Willis Caruso, Jr
		Name:	F. Willis Caruso, Jr.
		Title:	Managing Directors